   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 21, 1994


                                                       REGISTRATION NO. 33-53995
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           J.M. PETERS COMPANY, INC.
          AND OTHER REGISTRANTS (SEE TABLE OF OTHER REGISTRANTS BELOW)
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                         1521                        95-2956559
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)        IDENTIFICATION NO.)

                         3501 JAMBOREE ROAD, SUITE 200
                        NEWPORT BEACH, CALIFORNIA 92660
                                 (714) 854-2500
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
AREA CODE, OF REGISTRANT'S AND EACH CO-REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                              GREGORY R. PETERSEN
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                         3501 JAMBOREE ROAD, SUITE 200
                            NEWPORT BEACH, CA 92660
                                 (714) 854-2500
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                WITH A COPY TO:
                              ROBERT E. DEAN, ESQ.
                            GIBSON, DUNN & CRUTCHER
                                  4 PARK PLAZA
                            IRVINE, CALIFORNIA 92714
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------

- -------------------------------------------------------------------------------------------------
                                                     PROPOSED        PROPOSED
                                                      MAXIMUM        MAXIMUM
                                                     OFFERING       AGGREGATE        AMOUNT OF
       TITLE OF EACH CLASS OF          AMOUNT TO       PRICE         OFFERING      REGISTRATION
    SECURITIES TO BE REGISTERED      BE REGISTERED  PER UNIT(1)      PRICE(1)           FEE
- -------------------------------------------------------------------------------------------------
12 3/4% Senior Notes Due May 1,
  2002.............................. $100,000,000      100%        $100,000,000      $34,483*
Guarantees of 12 3/4% Senior Notes
  Due May 1, 2002................... $100,000,000       (2)            (2)              (2)
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(f) solely for the purpose of calculating the registration fee.
(2) No additional consideration for the Guarantees of 12 3/4% Senior Notes Due May 1, 2002 will be paid by the purchasers of Senior Notes. Pursuant to Rule 457(n), no separate fee is payable therefor.
 *  A registration fee of $34,483 has previously been paid by the Company.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                           TABLE OF OTHER REGISTRANTS

                                                  STATE OR OTHER       PRIMARY STANDARD            IRS
                                                 JURISDICTION OF          INDUSTRIAL             EMPLOYER
           EXACT NAME OF REGISTRANT              INCORPORATION OR     CLASSIFICATION CODE     IDENTIFICATION
          AS SPECIFIED IN ITS CHARTER              ORGANIZATION             NUMBER                 NO.
- -----------------------------------------------  ----------------     -------------------     --------------
Durable Homes, Inc.............................     Nevada                1521                  88-0126127
Peters Ranchland...............................    Delaware               1521                  33-0524068
  Company, Inc.
J.M. Peters Nevada, Inc........................    Delaware               1521                  88-0306935

                           J. M. PETERS COMPANY, INC.

        CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K.

ITEM IN FORM S-1                                                LOCATION IN PROSPECTUS
- ----------------                                                ----------------------
  1.  Forepart of the Registration Statement and
        Outside Front Cover Page of Prospectus.........   Forepart of the Registration
                                                            Statement; Outside Front Cover Page
                                                            of the Prospectus
  2.  Inside Front and Outside Back Cover Pages of
        Prospectus.....................................   Inside Front Cover Page of
                                                            Prospectus; Outside Back Cover Page
                                                            of Prospectus
  3.  Summary Information, Risk Factors and Ratio of
        Earnings to Fixed Charges......................   Summary; Risk Factors; Selected
                                                            Consolidated Financial and
                                                            Operating Data
  4.  Use of Proceeds..................................   Use of Proceeds
  5.  Determination of Offering Price..................   Not Applicable
  6.  Dilution.........................................   Not Applicable
  7.  Selling Security Holders.........................   Not Applicable
  8.  Plan of Distribution.............................   The Exchange Offer;
                                                            Plan of Distribution
  9.  Description of Securities to be Registered.......   Summary; Description of the Notes
 10.  Interests of Named Experts and Counsel...........   Not Applicable
 11.  Disclosure of Commission Position of
        Indemnification For Securities Act
        Liabilities....................................   Not Applicable
 12.  Information With Respect to the Registrant.......   Summary; Risk Factors; Company
                                                            Background and Structure;
                                                            Capitalization; Selected
                                                            Consolidated Financial and
                                                            Operating Data -- The Company;
                                                            Selected Consolidated Financial and
                                                            Operating Data -- Durable;
                                                            Management's Discussion and
                                                            Analysis of Financial Condition and
                                                            Results of Operations; Business;
                                                            Management; Executive Compensation
                                                            and Other Information; Certain
                                                            Relationships and Related Party
                                                            Transactions; Shareholders of the
                                                            Company; Description of Capital
                                                            Stock; Consolidated Financial
                                                            Statements

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                SUBJECT TO COMPLETION, DATED SEPTEMBER 21, 1994


PROSPECTUS

                           OFFER FOR ALL OUTSTANDING
                         12 3/4% SENIOR NOTES DUE 2002
                                IN EXCHANGE FOR
                      12 3/4% SENIOR NOTES DUE MAY 1, 2002
                                       OF


                           J.M. PETERS COMPANY, INC.


                    FULLY AND UNCONDITIONALLY GUARANTEED BY


                              DURABLE HOMES, INC.
                         PETERS RANCHLAND COMPANY, INC.
                                      AND
                            J.M. PETERS NEVADA, INC.
                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
            NEW YORK CITY TIME ON           , 1994, UNLESS EXTENDED


    J.M. Peters Company, Inc., a Delaware corporation (the "Company"), hereby offers to exchange an aggregate principal amount of up to $100,000,000 of its 12 3/4% Senior Notes Due May 1, 2002 (the "New Notes") for a like principal amount of its 12 3/4% Senior Notes Due 2002 (the "Old Notes") outstanding on the date hereof upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"). The New Notes and Old Notes are collectively hereinafter referred to as the "Notes." The terms of the New Notes are identical in all material respects to those of the Old Notes except (i) for certain transfer restrictions and registration rights relating to the Old Notes and (ii) that, if by November 14, 1994, neither an Exchange Offer with respect to the Old Notes has been consummated nor a Shelf Registration Statement (as defined) with respect to such Notes has been declared effective, the interest rate on each Old Note from and after November 14, 1994 shall be permanently increased to a rate of 13 1/4% per annum. The New Notes will be issued pursuant to, and entitled to the benefits of, the Indenture (as defined) governing the Old Notes. The Old Notes and the New Notes are jointly, severally, fully and unconditionally guaranteed by Durable Homes, Inc., Peters Ranchland Company, Inc. and J.M. Peters Nevada, Inc. (collectively, the "Guarantors"), each of which is a wholly-owned subsidiary of the Company.


    The New Notes will be senior unsecured indebtedness of the Company, ranking pari passu in right of payment with the Company's other unsecured indebtedness. At May 31, 1994, the Company had no indebtedness junior to the Old Notes and $10 million of secured indebtedness senior to Old Notes. Holders of future secured indebtedness will be entitled to payment out of the proceeds of their collateral prior to any holders of general unsecured indebtedness, including holders of the Notes. See "Description of the Notes."

    The New Notes will bear interest from and including the date of consummation of the Exchange Offer. Interest on the New Notes will be payable in arrears on May 1 and November 1 of each year commencing November 1, 1994. Additionally, interest on the New Notes will accrue from the last interest payment date on which interest was paid on the Old Notes surrendered in exchange therefor or, if no interest has been paid on the Old Notes, from the date of original issue of the Old Notes.

    The New Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Notes Registration Rights Agreement dated May 13, 1994 (the "Registration Agreement"), between the Company and Morgan Stanley & Co. Incorporated, as the initial purchaser, with respect to the initial sale of the Old Notes.

    The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer. Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date for the Exchange Offer. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes with respect to the Exchange Offer, the Company will promptly return such Old Notes to the holders thereof. See "The Exchange Offer."

                            ------------------------

    Prior to the Exchange Offer, there has been no public market for the Old Notes. If a market for the New Notes should develop, such New Notes could trade at a discount from their principal amount. The Company currently does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system and no active public market for the New Notes is currently anticipated. There can be no assurance that an active public market for the New Notes will develop.

    The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange pursuant to the Exchange Offer.

     SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT HOLDERS OF OLD NOTES SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
           OFFENSE.

                THE DATE OF THIS PROSPECTUS IS           , 1994.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE GUARANTORS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE NEW NOTES OR OLD NOTES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE EXCHANGE PROPOSED TO BE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE
DATE HEREOF. UNTIL             , 1994, ALL DEALERS EFFECTING TRANSACTIONS IN THE
REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THE DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                             AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and, in accordance therewith, is required to file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the principal office of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and the following Regional Offices of the Commission: Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601 and New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In the event the Company is not required to be subject to the reporting requirements of the Exchange Act in the future, the Company is required under the Indenture to continue to file with the Commission, and to furnish the Trustee (as defined) and the holders of the Notes with, the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act.

     The Company's Common Stock is traded on the American Stock Exchange under the symbol "JMP." Reports, proxy material and other information concerning the Company may be inspected at the office of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006-1881.

     The Company and the Guarantors have filed with the Commission a Registration Statement (which term includes any amendments thereto) on Form S-1 under the Securities Act with respect to the New Notes offered by this Prospectus. This Prospectus does not contain all information set forth in the Registration Statement and the exhibits thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement, or other document are not necessarily complete. With respect to each such contract, agreement, or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved.

                               TABLE OF CONTENTS

                                                        PAGE                                                              PAGE
                                                        -----                                                             -----
Available Information.................................      2     Business..............................................     48
Summary...............................................      3     Management............................................     66
Risk Factors..........................................     14     Executive Compensation And Other Information..........     68
Company Background....................................     21     Certain Relationships And Related Party
Use Of Proceeds.......................................     23       Transactions........................................     69
Capitalization........................................     24     Stockholders Of The Company...........................     71
Selected Consolidated Financial And Operating                     Description of the Notes..............................     72
  Data -- The Company.................................     26     Description Of Common Stock...........................     94
Selected Consolidated Financial And Operating                     Certain Federal Income Tax Considerations.............     95
  Data -- Durable.....................................     28     Plan Of Distribution..................................    101
Pro Forma Consolidated Income Statement...............     29     Legal Matters.........................................    101
Management's Discussion And Analysis Of Financial                 Independent Public Accountants........................    102
  Condition And Results Of Operations.................     30     Index To Consolidated Financial Statements............    F-1
The Exchange Offer....................................     42


                         ------------------------------

     The Indenture pursuant to which the New Notes will be issued contains a covenant which requires the Company to provide to each Holder of record of the Notes, upon request, and to the Trustee under the Indenture, annual reports containing financial statements of the Company and certain financial information of the Company audited by an independent auditor and management's discussion and analysis of financial condition as well as quarterly reports for the first three quarters of each year containing unaudited financial information.

                                    SUMMARY

     The following information is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements contained elsewhere in this Prospectus. As used in this Prospectus, the "Company" or "Peters" refers to J.M. Peters Company, Inc., a Delaware corporation, and its subsidiaries and consolidated partnerships (including the Guarantors), unless the context requires otherwise.

                                  THE COMPANY

     The Company is one of the leading single family homebuilders in Orange County, California and Las Vegas, Nevada, where it builds and sells homes targeted to entry level and move-up buyers. Since 1975, the Company has built and sold nearly 8,000 homes, principally in Orange County, but also in the adjacent counties of Riverside, San Diego and Los Angeles. Since 1969, Durable Homes, Inc. ("Durable"), a wholly-owned subsidiary that was acquired by the Company in 1993, has built and sold nearly 7,000 homes, principally in Las Vegas. The Company believes that in 1993 it was the 10th largest homebuilder in Orange County and Durable was the 8th largest homebuilder in Las Vegas (in each case, based on unit sales). During the fiscal year ended February 28, 1994, the Company (including Durable's results on a pro forma basis for the full fiscal year) closed 644 home sales at an average sales price of $159,000 (including 205 homes closed in California at an average sales price of $293,000 and 439 homes closed in Nevada at an average sales price of $96,000). During the fiscal quarter ended May 31, 1994, the Company closed 193 homes at an average price of $158,500 and 6 custom lots at an average price of $192,000.

     Recent market information indicates that the Orange County housing market is improving and that the Las Vegas housing market remains quite strong. The number of sales of new homes in Orange County was 15% higher during 1993 than during 1992, and the overall inventory of unsold completed new homes in Orange County decreased from an approximately 40 week supply in September 1990 to an approximately 14 week supply in June 1994. The percentage of households in the Orange County area that can afford a median priced home increased from 14% in December 1989 to 42% in May 1994. Las Vegas, with an expanding job base and relatively low median housing prices, was one of the fastest growing markets in the United States for new home sales in 1993, with annual unit sales of 15,800, 40% greater than the 1992 level. The U.S. Census Bureau ranked Las Vegas as the number one metropolitan area in percentage population growth between 1990 and 1992, with a 14% gain to 971,200 people. During the same period, Orange County gained 106,000 new residents, an increase of over 4%.

     While the Company believes that the housing market in California is recovering and that the housing market in Nevada is holding strong, the Company will continue to be affected by real estate market conditions in areas where its development projects are located and in areas where its potential customers reside. The residential homebuilding industry is cyclical and sensitive to changes in general national and regional economic conditions, such as: levels of employment; consumer confidence and income; availability of financing to homebuilders for acquisitions, development and construction; availability of financing to homebuyers for permanent mortgages; interest rate levels; the condition of the resale market for used homes; and the general demand for housing. Housing demand is particularly sensitive to changes in interest rates. If mortgage interest rates increase significantly, thus affecting prospective buyers' ability to obtain affordable financing for their home purchases, the Company's sales and operating results may be adversely affected.

     In August 1992, Capital Pacific Homes, Inc., a Delaware corporation ("CPH") that is wholly owned by Hadi Makarechian, Chairman of the Board and Chief Executive Officer of the Company, and Dale Dowers, President and Chief Operating Officer of the Company (who have 35 years of combined financial, construction, homebuilding and design experience), acquired control of the Company in a $47.25 million purchase (the "Acquisition") from The Resolution Trust Corporation (the "RTC"). At the time of the Acquisition, the Company had an experienced management team in place and almost 2,000 entitled lots in California (a majority of which were still held by the Company as of May 31, 1994). The Acquisition (and the Company's results of operations for the first six months of fiscal year 1993) allowed the Company to significantly improve its balance sheet, as debt was reduced by $215 million (from $263 million to $48 million), stockholders' equity increased by $76 million to $51 million and the book value of residential real estate inventories was written down 51% from $225 million to $111 million. Prior to the Acquisition, the Company had already taken significant writedowns to its land inventory. Such writedowns aggregated approximately $140.3 million during fiscal years 1991 and 1992.

     During much of the period of RTC control, new construction and acquisition activity was halted in California as the RTC followed a strategy essentially limited to liquidating inventory. Closings in California decreased from 775 homes in fiscal year 1990 (the year prior to RTC control) to 115 homes in fiscal year 1993 (the last year that included any period of RTC control). At the time of the Acquisition, construction activity had virtually ceased and there were only 13 completed and 15 partially completed homes remaining at the Company. Because of the time required to recommence active building operations after the Acquisition, the Company did not begin closing a significant number of homes in California until the third and fourth quarters of fiscal year 1994. Because of the 22 months of RTC control, the period required to recommence California operations and the acquisition of Durable in the middle of fiscal year 1994, management of the Company does not believe that its historical operating results prior to the third and fourth quarters of fiscal year 1994 are meaningful indicators of its future performance.

     Since the Acquisition, the Company has focused on: (i) recommencing California building operations; (ii) diversifying its geographic markets to include areas outside of Southern California; (iii) diversifying its product offerings to include both entry level and move-up homes in order to appeal to a broad customer base; (iv) improving and broadening its capital base and sources of financial liquidity; (v) controlling costs while increasing operational efficiency; and (vi) reducing land and inventory risk by avoiding speculative building, constraining project sizes, avoiding entitlement risks and acquiring land through the use of options, purchase contracts, development agreements and joint ventures.

     The Company believes that it has made progress in implementing the strategic goals described above. Since the Acquisition, the Company has: (i) recommenced active building operations in Southern California; (ii) become a significant participant in the Las Vegas, Nevada residential housing market through its acquisition of Durable (the "Durable Acquisition"); (iii) reduced prices, largely as a result of its reduced land basis, on its California products without adversely affecting its product design or quality; (iv) obtained approximately $120 million of construction financing commitments, which includes approximately $66 million from IHP Investment Fund I, L.P. (the "CalPERS LP"), the limited partner in four California partnerships with the Company (the "CalPERS Partnerships"), which amounts the Company has utilized in the past but are presently not available to the Company as a result of restrictions contained in the Indenture; (v) established new management control systems and reduced overhead; and (vi) completed the sale and issuance of the Old Notes and the Warrants.

     While the Company believes that it has made progress in achieving its strategic goals, the Company had significant operating losses during the 1991, 1992 and 1993 fiscal years, which included the 22-month period of RTC control (November 1990 to August 1992). During much of the period of RTC control, the operations of the Company essentially were limited to liquidating standing inventory and, at the direction of its RTC-controlled board of directors, the Company did not start any new projects or acquire land or options for land for new projects. The Company was profitable during the 1994 fiscal year, but it did incur losses during the first two quarters of such fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     At May 31, 1994, the Company was in various stages of development with respect to 21 active projects, including 11 projects located in the Orange and Riverside Counties of Southern California and in 10 projects located in Las Vegas and Laughlin, Nevada. The Company is actively selling homes in 18 of these projects. At May 31, 1994, the Company owned approximately 1,515 building sites (946 in California and 569 in Nevada) and controlled an additional 1,396 building sites (639 in California and 757 in Nevada) through options and purchase contracts.

     The Company expects to start construction on approximately 14 new projects during fiscal year 1995 and also expects that substantially all of the projects that generated closings during the third and fourth quarters of fiscal year 1994 will be generating closings throughout fiscal year 1995. At May 31, 1994, the Company had a total backlog of 279 homes sold with an aggregate sales value of $55.1 million, which is moderately lower than the backlog at the start of the third and fourth quarters of fiscal year 1994. The backlog at May 31, 1994 included 132 homes sold with an aggregate sales value of $40.0 million in California and 147 homes sold with an aggregate sales value of $15.1 million in Nevada.

     The Company was originally incorporated in California in 1975, reincorporated in Nevada in 1987 and reincorporated in Delaware in 1993. Durable was incorporated in Nevada in 1975. Peters Ranchland Company, Inc. was incorporated in Delaware in 1992. J.M. Peters Nevada, Inc. was incorporated in Delaware in 1993. The principal executive offices of the Company and each of the Guarantors are located at 3501 Jamboree Road, Suite 200, Newport Beach, California, 92660, and the telephone number is (714) 854-2500.

                            STRUCTURE OF THE COMPANY

     The Company conducts its business directly and through its subsidiaries and consolidated partnerships. As of May 31, 1994, approximately 76.0% of the Company's assets were held directly at J.M. Peters Company, Inc, approximately 10.6% were held directly at Durable and approximately 13.4% were held through Peters Ranchland, Inc. The following chart sets forth the structure of the
Company:

                      ------------------------------
                           J.M. PETERS COMPANY,
                                   INC.
                          a Delaware corporation
                      ------------------------------

- ------------------------   ------------------------   ------------------------
  J.M. PETERS NEVADA,        DURABLE HOMES, INC.*         PETERS RANCHLAND
        INC.                a Nevada corporation             COMPANY, INC.
a Delaware corporation     Wholly Owned Subsidiary      a Delaware corporation
Wholly Owned Subsidiary                                Wholly Owned Subsidiary
- ------------------------   ------------------------   ------------------------

- ------------------------   ------------------------   ------------------------

  General Partner of:        General Partner of:        General Partner of:
   Taos Estates, L.P.          Las Hadas, L.P.            Ranchland Alicanta Development, L.P.
                               Plateau Venture, L.P.      Ranchland Montilla, Development, L.P.
                               Portraits Venture, L.P.    Ranchland Fairway Estates Development, L.P.
                               Taos Estates, L.P.         Ranchland Portola Development, L.P.

- ------------------------   ------------------------   ------------------------   ------------------------   ------------------------
    P.B. PARTNERS            BAYHILL ESCORW, INC.          NEWPORT DESIGN            CAPITAL PACIFIC            DURABLE HOMES OF
    a California           a California corporation         CENTER, INC.            COMMUNITIES, INC.           CALIFORNIA, INC.,
 general partnership           50% the Company        a California corporation   a Delaware corporation     a Delaware corporation
   50% the Company             50% Bernard Selz         Wholly Owned Subsidiary  Wholly Owned Subsidiary    Wholly Owned Subsidiary
50% Bramalea California,
          Inc.
- ------------------------   ------------------------   ------------------------   ------------------------   -----------------------

*  Joint, several, full and unconditional guarantors of the Notes.


        See "Business -- Joint Ventures" for additional information regarding each subsidiary's interest in the joint ventures for which it acts as the general partner.


                              RECENT DEVELOPMENTS

        The Company's backlog of sold but unclosed homes stood at 222 homes at August 31, 1994 versus 297 homes at August 31, 1993. The lower backlog is the result of a temporary lack of inventory for sale in California and Nevada and the effect of increased interest rates on the entry-level buyer of Durable homes in Nevada. In the quarter ended August 31, 1994, the Company closed 172 homes, up from 15 homes closed in the comparable period ended August 31, 1993.

        The Company has recently formed two new subsidiaries. J.M. Peters Arizona, Inc. will concentrate on homebuilding in the Arizona market. Capital Pacific Mortgage, Inc. was formed for the purpose of entering into a joint venture with a Nevada mortgage broker for the purpose of financing sales of the Company's homes. The joint venture will be accounted for by the equity method. Neither the new subsidiaries nor the joint venture have any operating results to date.

                               THE EXCHANGE OFFER

SECURITIES OFFERED... Up to $100,000,000 aggregate principal amount of 12 3/4%
                      Senior Notes Due May 1, 2002. The terms of the New Notes and Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes and except for certain interest provisions relating to the Old Notes described below under "-- Terms of the New Notes."

THE EXCHANGE OFFER... The New Notes are being offered in exchange for a like principal amount of Old Notes. Old Notes may be exchanged only in integral multiples of $1,000. The issuance of the New Notes is intended to satisfy obligations of the Company contained in the Registration Agreement.

EXPIRATION DATE;
  WITHDRAWAL OF
  TENDER............. The Exchange Offer will expire 5:00 p.m. New York City
                      time, on           , 1994, or such later date and time to
                      which it is extended by the Company. The tender of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

CERTAIN CONDITIONS TO
  THE EXCHANGE
  OFFERS............  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. The Company currently expects that each of the conditions will be satisfied and that no waivers will be necessary. See "The Exchange Offer -- Certain Conditions to the Exchange Offer."

PROCEDURES FOR
  TENDERING OLD NOTES Each holder of Old Notes wishing to accept the Exchange
                      Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Old Notes and any other required documentation, to the Exchange Agent (as defined) at the address set forth herein. See "The Exchange
                      Offer -- Procedures for Tendering Old Notes."

USE OF PROCEEDS...... There will be no proceeds to the Company from the exchange of Notes pursuant to the Exchange Offer.

EXCHANGE AGENT....... United States Trust Company of New York is serving as the
                      Exchange Agent in connection with the Exchange Offer.

FEDERAL INCOME TAX
  CONSEQUENCES....... The exchange of Notes pursuant to the Exchange Offer will not be a taxable event for federal income tax purposes. See "Certain Federal Income Tax Considerations."

      CONSEQUENCES OF EXCHANGING OLD NOTES PURSUANT TO THE EXCHANGE OFFER

     Based on certain interpretive letters issued by the staff of the Commission to third parties in unrelated transactions, holders of Old Notes (other than any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchange their Old Notes for New Notes pursuant to the Exchange Offer generally may offer such New Notes for resale, resell such New Notes, and otherwise transfer such New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act provided such New Notes are acquired in the ordinary course of the holder's business and such holders have no arrangement with any person to participate in a distribution of such New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution". In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Agreement and subject to certain specified limitations therein, to register or qualify the New Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Notes reasonably requests in writing. If a holder of Old Notes does not exchange such Old Notes for New Notes pursuant to the Exchange Offer, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "The Exchange Offer -- Consequences of Failure to Exchange; Resales of New Notes."

     The Old Notes were initially issued in units consisting of ten Old Notes and 79 Warrants to purchase Company Common Stock (the "Warrants"). Upon commencement of the Exchange Offer, the Old Notes and the Warrants will become separately transferable. Following commencement of the Exchange Offer but prior to its consummation, the Old Notes and the Warrants may be traded separately in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. Following consummation of the Exchange Offer, the Warrants will remain eligible for PORTAL trading, but the New Notes will not be eligible for PORTAL trading.

                               TERMS OF NEW NOTES

     The terms of the New Notes are identical in all material respects to the Old Notes, except (i) for certain transfer restrictions and registration rights relating to the Old Notes and (ii) that, if by November 14, 1994, neither the Exchange Offer has been consummated nor a Shelf Registration Statement with respect to such Notes has been declared effective, the interest rate on each Old Note from and after November 14, 1994 shall be permanently increased to a rate of 13 1/4% per annum.

AGGREGATE PRINCIPAL
  AMOUNT..............$100,000,000. For a discussion of the federal income tax treatment of the New Notes, see "Certain Federal Income Tax Considerations."

INTEREST PAYMENT
  DATES...............May 1 and November 1 of each year, commencing November 1,
                      1994.

MATURITY..............May 1, 2002.


GUARANTEES            The New Notes will be fully and unconditionally guaranteed by Durable and certain of the Company's other subsidiaries. Each of the guarantees will be a senior unsecured obligation of such subsidiary and will rank pari passu in right of payment with all existing and future senior unsecured indebtedness of such subsidiary. See
                      "Description of the Notes -- The Subsidiary Guarantees."

OPTIONAL REDEMPTION   Prior to May 1, 1997, the Company may use the proceeds of
                      one or more Public Equity Offerings (as defined) to redeem up to 35% of the aggregate principal amount of the Notes
                      at 112.75% of their principal amount, plus accrued
                      interest. The New Notes will not otherwise be redeemable
                      at the option of the Company prior to May 1, 1999.
                      Thereafter, the New Notes will be redeemable at 106.375%
                      of their principal amount, declining ratably to par on and after May 1, 2001, plus accrued interest.
OFFERS TO PURCHASE    In the event of a Change of Control, holders of the New
                      Notes will have the right to require the Company to purchase the New Notes then outstanding at a purchase price equal to 101% of the principal amount of the New
                      Notes, plus accrued interest to the date of purchase.

                      In the event that for two consecutive fiscal quarters the Company's Consolidated Tangible Net Worth (as defined) is less than $37 million, the Company will be required to offer to purchase 10% of the then outstanding principal amount of the Notes at a purchase price equal to 100% of the principal amount thereof, plus accrued interest to the date of purchase. At February 28, 1994, after giving effect to the issuance of the Old Notes and the Warrants and the application of the estimated net proceeds thereof, the Consolidated Tangible Net Worth of the Company would have been $57.1 million.

                      In addition, under certain circumstances the Company will be required to offer to purchase New Notes with the proceeds of certain Asset Sales (as defined). For more complete information regarding mandatory offers to purchase the New Notes, see "Description of the Notes -- Certain Covenants -- Maintenance of Consolidated Tangible Net Worth," "Description of the Notes -- Certain Covenants -- Limitation on Asset Sales" and "Description of the Notes -- Repurchase of Notes upon a Change of Control."

RANKING; SECURED
  INDEBTEDNESS....... The New Notes will be senior unsecured indebtedness of the
                      Company, ranking pari passu in right of payment with all existing and future unsecured indebtedness of the Company that is not, by its terms, expressly subordinated in right of payment to the Notes. At May 31, 1994, the Company had no indebtedness junior to the Old Notes and $10 million of secured indebtedness senior to the Old Notes.
                      The Company may Incur (as defined) each and all of the following: (i) Indebtedness (as defined) outstanding at any time in an aggregate principal amount not to exceed the greater of (A) $15 million or (B)(1) 10% of the Adjusted Consolidated Net Tangible Assets (as defined) if Adjusted Consolidated Net Tangible Assets are less than $200 million, or (2) 15% of Adjusted Consolidated Net Tangible Assets if Adjusted Consolidated Net Tangible Assets are equal to or greater than $200 million, in the case of each of clauses (A) and (B), less any amount of Indebtedness permanently repaid as provided under the heading "Description of the
                      Notes -- Covenants -- Limitation on Asset Sales," (ii) Indebtedness to any Restricted Subsidiary (as defined) that is a Wholly Owned Subsidiary (as defined) of the Company; (iii) Non-Recourse Indebtedness (as defined);
                      (iv) Refinancing Indebtedness (as defined), other than with respect to Indebtedness Incurred under clause (i) of this paragraph; and (v) Indebtedness under Interest Rate Agreements (as defined).

                      The Indenture also permits the Company to grant liens to secure additional Indebtedness permitted by the Indenture so long as the amount of such secured Indebtedness (other than Non-Recourse Indebtedness) does not exceed 40% of the Adjusted Consolidated Net Tangible Assets (as defined) of the Company and also permits certain other liens. See "Description of the Notes -- Certain
                      Covenants -- Limitation on Liens." Holders of such secured indebtedness will be entitled to payment out of the proceeds of their collateral prior to any holders of general unsecured indebtedness, including the holders of Notes.

CERTAIN COVENANTS.... The Indenture contains certain covenants that, among other things, limit the incurrence of additional indebtedness by the Company and its Restricted Subsidiaries (as defined); the payment of dividends; the repurchase of capital stock and subordinated indebtedness; the making of certain other distributions and of certain loans and investments; the ability to create certain liens; the creation of restrictions on the ability of Restricted Subsidiaries to pay dividends or make other payments to the Company; and the ability to enter into certain transactions with affiliates or merge, consolidate or transfer substantially all assets. See "Description of the Notes -- Certain Covenants."

                                USE OF PROCEEDS

     There will be no proceeds to the Company from the exchange of Notes pursuant to the Exchange Offer.

                                  RISK FACTORS

     SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT PROSPECTIVE INVESTORS SHOULD CONSIDER PRIOR TO MAKING AN INVESTMENT IN THE SECURITIES.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

     The following table presents summary consolidated financial and operating data of the Company on a historical and a pro forma basis. The summary pro forma consolidated financial and operating data of the Company set forth below should be read in conjunction with the Pro Forma Consolidated Income Statement and notes thereto included elsewhere in this Prospectus. The "Pro Forma" columns set forth below reflect pro forma results assuming the Durable Acquisition had occurred as of March 1, 1993. The "Pro Forma As Adjusted" columns set forth below reflect pro forma results assuming the Durable Acquisition had occurred as of March 1, 1993 and assuming that the net proceeds from the sale of the Old Notes and the Warrants were available to the Company on March 1, 1993 and were used on such date. The "As Adjusted" column set forth in the Balance Sheet Data below reflects pro forma results assuming that the net proceeds from the sale of the Old Notes and the Warrants were available to the Company on February 28, 1994 and were used on such date. For federal and certain state income tax purposes, prior to the Durable Acquisition, Durable had elected to be treated as an S Corporation and, therefore, was not generally subject to tax on its earnings. Both the "Pro Forma" and the "Pro Forma As Adjusted" columns have been adjusted to reflect the taxes that would have been payable in respect of Durable's earnings during the period from March 1, 1993 through August 31, 1993 if it had not elected to be treated as an S Corporation for such period. THE RESULTS OF OPERATIONS FOR THE FISCAL YEARS ENDED FEBRUARY 28, 1991, FEBRUARY 29, 1992 AND FEBRUARY 28, 1993 INCLUDE THE 22-MONTH PERIOD OF RTC CONTROL OF THE COMPANY (NOVEMBER 1990 TO AUGUST 1992). ADDITIONALLY, THE RESULTS OF OPERATIONS FOR THE FISCAL YEAR ENDED FEBRUARY 28, 1994 DO NOT INCLUDE DURABLE'S RESULTS FOR THE FULL YEAR DUE TO THE FACT THAT THE DURABLE ACQUISITION DID NOT OCCUR UNTIL THE BEGINNING OF THE THIRD QUARTER OF FISCAL YEAR 1994. ACCORDINGLY, COMPANY MANAGEMENT BELIEVES THE HISTORICAL OPERATING RESULTS FOR PERIODS PRIOR TO THE THIRD AND FOURTH QUARTERS OF FISCAL YEAR 1994 ARE NOT MEANINGFUL INDICATORS OF FUTURE PERFORMANCE. The results of operations of each of the Company's joint ventures are consolidated in the Company's financial statements. See "Pro Forma Consolidated Income Statement," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Joint Ventures" and the Consolidated Financial Statements and the related notes thereto. The summary consolidated financial information for the three months ended May 31, 1993 and 1994 are derived from the unaudited consolidated financial statements of the Company. In the opinion of the Company's management, all adjustments (which are solely of a normal recurring nature) necessary for a fair presentation of the unaudited interim periods have been reflected herein. The results of operations for the three month period ended May 31, 1994, are not necessarily indicative of the results that may be expected for the year ending February 28, 1995.

                                                                                                                 THREE     THREE
                                                                 FISCAL YEAR ENDED                               MONTHS    MONTHS
                                     -------------------------------------------------------------------------   ENDED     ENDED
                                     FEBRUARY 28,   FEBRUARY 28,   FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 28,   MAY 31,   MAY 31,
                                         1990           1991           1992           1993          1994(A)       1993      1994
                                     -------------  -------------  -------------  -------------  -------------  --------  --------
                                                              (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Revenues:
 Sales of homes and land............   $ 306,452      $ 210,263      $ 182,670      $  72,148      $  88,140    $ 3,604   $31,740
 Interest and other income, net.....       9,274          5,272          2,274          3,554          2,926        400     1,030
                                       ---------     ----------      ---------      ---------      ---------    -------   -------
Total revenues......................   $ 315,726      $ 215,535      $ 184,944      $  75,702      $  91,066    $ 4,004   $32,770
                                       ---------      ---------      ---------      ---------      ---------    -------   -------
Costs and Expenses:
 Cost of homes and land.............     241,037        184,672        170,329         68,257         73,348      3,761    25,365
 Adjustments to carrying value of
   real estate projects and
   investments in partnerships......       1,055         84,327         56,016         75,476        --           --        --
 Selling, general and administrative
   expenses.........................      29,010         26,213         15,579          9,764         12,322      1,918     4,545
 Minority interest..................     --             --             --             --               4,332      --        1,531
 Interest expense...................         353         12,006         14,691          8,538            418        276     --
 Adjustments to costs in excess of
   net assets acquired..............     --              18,951        --             --             --           --        --
                                       ---------      ---------      ---------      ---------      ---------    -------   -------
Income (loss) before provision
 (benefit) for income taxes and
 extraordinary gain.................      44,271       (110,634)       (71,671)       (86,333)           646     (1,951)   1,329
Provision (benefit) for income
 taxes..............................      18,937         (2,653)       (13,895)        (1,792)       --           --          462
                                       ---------      ---------      ---------      ---------      ---------    -------   -------
Income (loss) before extraordinary
 gain...............................      25,334       (107,981)       (57,776)       (84,541)           646     (1,951)     867
Extraordinary gain..................     --             --             --             --               4,268      --        3,075
                                       ---------      ---------      ---------      ---------      ---------    -------   -------

Net income (loss)...................   $  25,334      $(107,981)     $ (57,776)     $ (84,541)     $   4,914    $(1,951)  $ 3,942
                                       =========      =========      =========      =========      =========    =======   =======
OPERATING DATA:
Net new orders (units)..............         759            430            326            126            478(d)      46       173
Homes closed (units)(e).............         775            541            395            115            404         17       199
Backlog (units)(f)..................         261            150             81             92            305        121       279

                                                       PRO FORMA
                                        PRO FORMA     AS ADJUSTED
                                         FISCAL         FISCAL
                                       YEAR ENDED     YEAR ENDED
                                      FEBRUARY 28,   FEBRUARY 28,
                                         1994(B)        1994(C)
                                      -------------  -------------

INCOME STATEMENT DATA:
Revenues:
 Sales of homes and land............    $ 109,318      $ 109,318
 Interest and other income, net.....        3,097          3,097

                                        ---------      ---------
Total revenues......................    $ 112,415      $ 112,415
                                        ---------      ---------
Costs and Expenses:
 Cost of homes and land.............       90,136         92,128
 Adjustments to carrying value of
   real estate projects and
   investments in partnerships......      --             --
 Selling, general and administrative
   expenses.........................       15,263         15,889
 Minority interest..................        4,539          3,277
 Interest expense...................          418          3,034
 Adjustments to costs in excess of
   net assets acquired..............      --             --
                                        ---------      ---------
Income (loss) before provision
 (benefit) for income taxes and
 extraordinary gain.................        2,059         (1,913)
Provision (benefit) for income
 taxes..............................          224        --
                                        ---------      ---------
Income (loss) before extraordinary
 gain...............................        1,835         (1,913)
Extraordinary gain..................      --             --
                                        ---------      ---------
Net income (loss)...................    $   1,835      $  (1,913)
                                        =========      =========
OPERATING DATA:
Net new orders (units)..............          695            695
Homes closed (units)(e).............          644            644
Backlog (units)(f)..................          305            305

Backlog.............................   $ 114,427      $  66,858      $  28,795      $  25,853      $  55,816    $36,918   $55,073
Average price of homes closed.......   $     395      $     386      $     347      $     334      $     201    $   212   $   158
G&A as % of housing revenues........         6.2%           5.3%           5.4%          16.4%           7.6%      35.6 %     6.3%
SG&A as % of housing
 revenues...........................         9.5%          12.6%          11.4%          25.5%          15.2%      53.2 %    14.9%
Backlog.............................   $  55,816      $  55,816
Average price of homes closed.......   $     159      $     159
G&A as % of housing revenues........         7.3%           7.9%
SG&A as % of housing
 revenues...........................        14.9%          15.5%
                                       (Footnotes on pages 12-13)

                                                           AS OF                                                      AS ADJUSTED
                       --------------------------------------------------------------------------      AS OF             AS OF
                       FEBRUARY 28,   FEBRUARY 28,   FEBRUARY 29,   FEBRUARY 28,    FEBRUARY 28,      MAY 31,         FEBRUARY 28,
                           1990           1991           1992          1993           1994(a)          1994             1994(g)
                       ------------   ------------   ------------   ------------    -------------   -----------       ------------
                                                   (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Total assets...........  $594,759       $410,963       $250,822       $115,551        $121,954        $191,903          $171,879
                         ========       ========       ========       ========        ========        ========          ========
Residential inventories  $474,687       $395,484       $224,566       $ 99,636        $105,696        $104,298          $112,953
                         ========       ========       ========       ========        ========        ========          ========
Debt:
  Notes payable........  $232,549       $160,638       $ 59,165       $ 38,433        $ 34,709        $  9,956              --
  Senior notes.........      --             --             --             --              --          $100,000          $100,000
 Due to parent.........   193,840        205,121        204,138          1,702            --              --                --
                         --------       --------       --------       --------        --------        --------          --------
Total debt.............   426,389        365,759        263,303         40,135          34,709         109,956           100,000
Minority interest......      --             --             --           19,647          13,959           2,824             2,729
Stockholders' equity...   140,150         32,169        (25,607)        48,015          55,594          61,037(h)         57,095(h)
                         --------       --------       --------       --------        --------        --------          --------
Total capitalization...  $566,539       $397,928       $237,696       $107,797        $104,262        $173,817          $159,824
                         ========       ========       ========       ========        ========        ========          ========
Debt as % of total
 capitalization........        75%            92%           111%            37%             33%             63%               63%


                                                      (Footnotes on pages 12-13)

                    QUARTERLY PRO FORMA SUPPLEMENTAL DATA(i)

                                                                                                           PRO FORMA
                                                                                                          AS ADJUSTED
                                                     PRO FORMA AS ADJUSTED FISCAL QUARTER ENDED(c)           FISCAL
                                                   --------------------------------------------------      YEAR ENDED
                                                   MAY 31,   AUGUST 31,   NOVEMBER 30,   FEBRUARY 28,     FEBRUARY 28,
                                                    1993        1993          1993           1994           1994(c)
                                                   -------   ----------   ------------   ------------     ------------
                                                                 (DOLLARS IN THOUSANDS)
FINANCIAL DATA:
Adjusted EBIT(j).................................  $  (315)   $    216      $  3,196       $  4,145         $  7,242
  Depreciation and amortization..................      154         147           135            133              569
  Other non-cash charges.........................       47          47            47             47              188(k)
                                                   -------    --------      --------       --------         --------
Adjusted EBITDA(l)...............................  $  (114)   $    410      $  3,378       $  4,325         $  7,999
                                                   =======    ========      ========       ========         ========
Interest:
  Interest incurred(m)...........................  $ 3,188    $  3,187      $  3,188       $  3,187         $ 12,750
  Interest capitalized(n)........................    1,253       3,152         2,574          2,737            9,716
                                                   -------    --------      --------       --------         --------
  Interest expensed..............................    1,935          35           614            450            3,034
  Amortization of capitalized interest included
    in cost of sales.............................    1,010       1,259         1,875          2,505            6,649
                                                   -------    --------      --------       --------         --------
  Total interest expensed and interest in cost of
    sales........................................  $ 2,945    $  1,294      $  2,489       $  2,955         $  9,683
                                                   =======    ========      ========       ========         ========
Capitalized interest included in inventory at end
  of period......................................  $12,891    $ 14,784      $ 15,483       $ 15,715         $ 15,715
                                                   =======    ========      ========       ========         ========
Adjusted EBITDA/Interest incurred................      0.0x        0.1x          1.1x           1.4x             0.6x
OPERATING DATA:
Homes closed(e)
  California (units).............................       17          15            87             86              205
  Nevada (units).................................      121         119            78            121              439
Backlog(f)
  California (units).............................      121         158           117            124              124
  California.....................................  $36,918    $ 47,893      $ 36,478       $ 37,450         $ 37,450
  Nevada (units).................................      145         139           178            181              181
  Nevada.........................................  $14,318    $ 13,725      $ 17,576       $ 18,366         $ 18,366

- ---------------

(a) The fiscal year ended February 28, 1994 includes Durable's results of operations for only the six month period from September 1, 1993 (the effective date of the Durable Acquisition) through February 28, 1994.

(b) The Pro Forma income statement and operating data is presented as if the Durable Acquisition had been effected on March 1, 1993.

(c) The Pro Forma As Adjusted income statement and operating data is presented as if the Durable Acquisition and the issuance of the Old Notes and the Warrants, including the application of the net proceeds therefrom, had been effected on March 1, 1993.

(d) Excludes 139 homes with a dollar value of $13.7 million in Durable's backlog at August 31, 1993.

(e) "Homes closed" represents units for which the closing of the sale of a home has occurred and the risk of ownership has been transferred to the buyer. Revenue from such sales is recognized upon the closing thereof.

(f) The Company's backlog is the number of units subject to pending sales contracts but not yet closed. Closings of units under pending sales contracts are subject to numerous contingencies. No assurances can be given that units under pending sales contracts will result in home closings.

(g) The As Adjusted balance sheet data has been presented on a pro forma basis to give effect to the sale of the Old Notes and the Warrants as if such transaction had been effected on February 28, 1994. The following chart represents the pro forma use of proceeds from the sale of the Old Notes and the Warrants on such date:

                                                               ($000'S)
                                                               --------
(i)     Repay all notes payable and accrued interest as of
        February 28, 1994....................................  $ 36,846
(ii)    Repay equity of the CalPERS LP in the CalPERS
        Partnerships.........................................    11,230
(iii)   Pay the estimated expenses of the offering...........     3,500
(iv)    Remaining funds......................................    48,424
                                                               --------
                                                               $100,000
                                                               ========

(h) Includes the estimated value of the Warrants issued in connection with the Old Notes.

(i) The Quarterly Pro Forma Supplemental Data has been presented on a pro forma basis to give effect to the Durable Acquisition and the sale of the Old Notes and the Warrants as if such transactions had been effected on March 1, 1993.

(j) "Adjusted EBIT" means pro forma net income before (i) total interest expensed and interest in cost of sales and (ii) income taxes. For this purpose, "total interest expensed and interest in cost of sales" is calculated in accordance with the definition of "Consolidated Interest Expense" in the Indenture and set forth herein under "Description of the Notes -- Certain Definitions." For purposes of this calculation, Adjusted EBIT excludes profit on the sale of undeveloped land of $529,000 during fiscal year 1994.

(k) Represents one year of amortization of the estimated value of the Warrants issued in connection with the Old Notes.

(l) "Adjusted EBITDA" is calculated in accordance with the definition of "Consolidated EBITDA" in the Indenture and set forth herein under "Description of the Notes -- Certain Definitions." Adjusted EBITDA is not intended to represent cash flow for the period nor has it been presented as an alternative to net income as an indicator of operating performance.

(m) "Interest incurred" is calculated on a pro forma basis as if the Old Notes had been issued on March 1, 1993. Interest incurred includes, in accordance with the definition of "Consolidated Interest Incurred" in the Indenture,
    (i) interest expensed plus (ii) interest capitalized plus (iii) other interest actually incurred. See "Description of the Notes -- Certain Definitions."

(n) "Interest capitalized" is calculated on a pro forma basis as if the Notes had been issued on March 1, 1993.

                                  RISK FACTORS

     Prospective investors in the New Notes should consider carefully the factors set forth below as well as the other information contained in this Prospectus before making an investment in the New Notes.

REAL ESTATE, ECONOMIC AND CERTAIN OTHER CONDITIONS

     The Company is affected by real estate market conditions in areas where its development projects are located and in areas where its potential customers reside. The residential homebuilding industry is cyclical and sensitive to changes in general national and regional economic conditions, such as: levels of employment; consumer confidence and income; availability of financing to homebuilders for acquisitions, development and construction; availability of financing to homebuyers for permanent mortgages; interest rate levels; the condition of the resale market for used homes; and the general demand for housing. Housing demand is particularly sensitive to changes in interest rates. If mortgage interest rates increase significantly, thus affecting prospective buyers' ability to obtain affordable financing for their home purchases, the Company's sales and operating results may be adversely affected.

     The residential homebuilding industry has, from time to time, experienced fluctuating lumber prices and supply and serious shortages of labor and materials, including shortages of insulation, drywall, certain carpentry work and cement. Delays in construction of homes due to these shortages or to inclement weather conditions could have an adverse effect upon the Company's homebuilding operations. Historically, the Company has experienced shortages of material and labor but such shortages have not adversely affected the Company's ability to deliver homes on a timely schedule. However, this may not be true with respect to any future shortages of material or labor.

     Several of the Company's projects are in master-planned developments. In these projects, the Company attempts to minimize its development costs and entitlement risks by relying upon the master-plan developer for substantially all of the necessary infrastructure development (such as roads and utilities) and sometimes common facilities (such as parks, pools and other recreation facilities) outside the confines of the Company's project. Although this approach results in a substantial reduction in the capital investment required of the Company in a project, the Company may experience difficulty in obtaining permits or approvals from governmental authorities or in marketing homes in a project in the event the master-plan developer fails to complete the required facilities on a timely basis. The master-plan developer's performance of its obligations in this respect are generally bonded, but failure by the developer to perform may result in a significant increase in costs and/or difficulty or delays in marketing finished homes in the affected project. See "Business -- Developments in Process -- California," and "Business-- Developments in
Process -- Nevada."

     California Risks. While the Company recently has diversified its operations into Nevada, where the market for new housing has remained strong, the Company currently conducts approximately 60% of its business (on an annual revenue basis) in Southern California and intends to continue to conduct a substantial portion of its future homebuilding activities in that region. California real estate in general, and Southern California in particular, is currently adversely impacted by a weak economy, resulting in reduced demand for new homes and lower home selling prices than in the recent past. A substantial amount of real estate in Southern California acquired upon foreclosure or in satisfaction of loans is held for sale by banks and other financial institutions, as well as by the RTC and the Federal Deposit Insurance Corporation (the "FDIC"), or has been purchased recently from such agencies by financial buyers. Efforts to sell such assets may further depress markets generally, including markets in which the Company is developing and selling homes or in which the Company holds property for development. The average sale price of homes in most of the areas in Southern California in which the Company does business has decreased over the past three years and there can be no assurance that home sale prices will not decline more in the future. Since mid-1990, California's job base has declined, predominantly in Southern California, due in part to cutbacks in the defense industry and to the high cost of doing business in the region. There can be no assurance that there will be any significant recovery in the California economy in the near term and a continued weak economy in Southern California would have a material adverse effect on the Company.

     The climate and geology of the markets in Southern California in which the Company operates present certain risks of natural disasters. To the extent that earthquakes, floods, droughts, wildfires or other natural disasters or similar events occur, the homebuilding industry in general, and the Company's business in particular, may be adversely affected. The Company has substantial operations in Southern California. Based upon its assessment, none of the Company's projects was materially adversely affected by the Northridge, California earthquake in January 1994.

     Nevada Risks. Las Vegas is located in a desert environment and the continued availability of property for development is materially affected by the continued availability of an adequate water supply. For a short period beginning in 1991, the Las Vegas Valley Water District imposed a moratorium on the issuance of new water commitments to correct a then projected over-allocation of water commitments. The moratorium was lifted in 1992 and, based on current population growth forecasts, the Water District estimates that the Las Vegas community's total supply of water for new commitments will not be exhausted prior to the year 2007.

     Until recently, the gaming industry was principally limited to the Nevada and New Jersey markets. In an effort to raise revenues without increasing taxes, however, a number of states have recently legalized casino gaming and other forms of gaming. These additional gaming venues create alternative destinations for gamblers and tourists who might otherwise visit Nevada, the result of which may be fewer jobs in the gaming industry in Nevada. Legalization of casino gaming in California would have a particularly adverse impact on the gaming market in Nevada. Given the reliance of the Nevada economy in general, and the Las Vegas economy in particular, on gaming, a material adverse change for the Nevada gaming industry may have a material adverse effect on the Company's Nevada operations.

     The Las Vegas population has undergone significant growth in recent years. While the population growth has had a positive impact on the demand for housing, there has been a corresponding increase in the demand for infrastructure to support the increased population and housing. If the infrastructure is unable to keep pace with the growth in demand for services, additional development may be limited, which may have an adverse effect on the Company's business.

RECENT OPERATING RESULTS AND CHANGE IN BUSINESS STRATEGY

     Recent Losses. The Company had significant operating losses during the 1991, 1992 and 1993 fiscal years, which included the 22-month period of RTC control (November 1990 to August 1992). During much of the period of RTC control, the operations of the Company essentially were limited to liquidating standing inventory and, at the direction of its RTC-controlled board of directors, the Company did not start any new projects or acquire land or options for land for new projects. The Company was profitable during the 1994 fiscal year, but it did incur losses during the first two quarters of such fiscal year. The Company was profitable for the first quarter of fiscal 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Change in Business Strategy. As described above, during the period of RTC control, operations of the Company were essentially limited to liquidating standing inventory. Since the Acquisition, the Company's strategy has focused on: (i) recommencing California building operations; (ii) diversifying its geographic markets to include areas outside of Southern California; (iii) diversifying its product offerings to include both entry level and move-up homes in order to appeal to a broad customer base; (iv) improving and broadening its capital base and sources of financial liquidity; (v) controlling costs while increasing operational efficiency; and (vi) reducing land and inventory risk by avoiding speculative building, constraining project sizes, avoiding entitlement risks and acquiring land through the use of options, purchase contracts, development agreements and joint ventures. While the Company believes that it has made progress toward implementing these strategies, there can be no assurance that the Company will continue to be successful in implementing its strategies or that such strategies, once implemented, will be successful.

LEVERAGE AND ABILITY TO SERVICE DEBT

     The Company has and will continue to have significant indebtedness. At May 31, 1994 the Company had total consolidated debt of $110.0 million, the Company's ratio of total consolidated debt to stockholders' equity was approximately 1.8 to 1.0 and its total consolidated debt as a percentage of total debt and stockholders' equity was 63%. In addition, the Company may borrow additional amounts under credit lines and project construction loans available to the Company and its subsidiaries as required for its business and as permitted by the Indenture. See "Capitalization," and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The ability of the Company to meet its debt service obligations will be dependent upon the future performance of the Company, which in turn will be subject to general economic and financial conditions, competition and other factors, including factors beyond the Company's control. The level of the Company's indebtedness, as well as certain covenants described under "Description of the Notes -- Certain Covenants," could restrict its flexibility in responding to changing business and economic conditions. The Company believes that its cash flow will be sufficient to cover its debt service requirements. However, if the Company is at any time unable to generate sufficient cash flow from operations to service its debt, it may be required to seek refinancing for all or a portion of that debt or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained on terms that are favorable or acceptable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The credit agreements and certain joint venture agreements of the Company impose restrictions on the Company's operations and require the Company to achieve and maintain certain financial ratios. Such restrictions include, among other things, limitations on the ability of the Company to incur additional indebtedness, to pay dividends or make other distributions, to acquire unentitled land and to enter into mergers and certain other transactions. Obligations under the credit agreements of the Company are secured by liens on a substantial portion of the Company's housing inventory and a portion of its finished building lots. For information on the covenants and events of default contained in the credit agreements and certain joint venture agreements of the Company, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Joint Ventures."

ABILITY TO FUND FUTURE GROWTH

     The Company's homebuilding operations are dependent on the availability and cost of construction and development financing and may be adversely affected by any shortage or increased cost of such financing. The availability and cost of financing may also be affected by the net worth of the Company and the amount the Company can invest in a given project. If the Company is at any time unsuccessful in obtaining capital to fund its planned project expenditures, its projects at that time may be significantly delayed, as was the case in most of fiscal years 1992 and 1993 while the Company was under the control of the RTC. Any such delay could result in cost increases and adversely affect the Company's future results of operations and cash flows. Moreover, any financing that is available may be more difficult and costly to obtain than that which has been available in the past because, among other reasons, traditional sources of capital (savings and loan institutions, banks and insurance companies) are currently restricting loans for the acquisition and development of real estate.

     The Company believes that the enactment of the Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA") in 1989 which, among other things, imposed additional limitations and requirements upon the lending activities of financial institutions, has adversely affected the availability and cost of borrowed funds for acquisition, development and construction. In addition, the Company believes that increased regulations have caused delays in completing financing, increased borrower equity requirements and increased financing costs for the Company. Cash flow management is crucial due to the high leverage and seasonal cycle of home sales, particularly as the number of the Company's real estate projects increases, as is expected, for the Company. The need to stage raw materials such as land and finished lots ahead of the start of home construction requires homebuilders to commit working capital for longer periods than traditional manufacturing companies.

LAND ACQUISITION AND HOUSING INVENTORIES

     The Company acquires land for new projects in its geographic market areas. The Company generally seeks to reduce its land risk by not purchasing land without the necessary entitlements to build. Excess landholdings can have a negative impact on earnings and liquidity due to the payment of required carrying charges such as interest and real property taxes. Market conditions may adversely affect the value of land owned by the Company, resulting in lower margins or charges against earnings. The Company attempts to reduce these risks through constraining project size and acquiring lots and land through the use of options, development agreements and joint ventures where possible, thereby enabling the Company to control lots with a smaller capital investment and to reduce land holding periods. However, there can be no assurance that such efforts will be successful. In addition, the Company believes that the supply of home sites in the California market is constrained by, among other things, reduced availability of financing, a burdensome regulatory environment, infrastructure limitations in certain areas and a scarcity of available land near employment centers. This constrained supply of home sites, coupled with the Company's efforts to reduce inventory risk, could result in fewer home sites being available to the Company.

     In addition to land risk, the risk of holding completed housing inventory is substantial for homebuilders due to the high inventory carrying costs. The market value of housing inventories can change significantly over the life of a project, reflecting shifting market conditions, and such changes can result in material losses to the Company.

VARIABILITY OF RESULTS

     The Company historically has experienced, and in the future expects to continue to experience, variability in its unit sales and revenues on a quarterly basis. Factors expected to contribute to this variability include, among others: (i) the timing of home closings; (ii) the Company's ability to continue to acquire land and options thereon on acceptable terms; (iii) the timing of receipt of regulatory approvals for the construction of homes; (iv) the condition of the real estate market and general economic conditions in California and Nevada, especially in the Company's Southern California and Las Vegas markets; (v) the cyclical nature of the homebuilding industry; (vi) prevailing interest rates and the availability of mortgage financing; and (vii) the cost and availability of materials and labor. The Company expects its financial results to vary from project to project and from quarter to quarter.

COMPETITION

     The residential homebuilding industry is highly competitive, with homebuilders competing for desirable properties, financing, raw materials and skilled labor. The Company currently competes with a number of homebuilding companies, as well as resales of existing residential housing by individuals, financial institutions and government agencies. Some of these companies are larger than the Company and have greater financial resources. Additionally, several large homebuilders have begun, or announced their intention to begin, operations in the Company's Southern California and Las Vegas markets. Many homebuilders have also begun to refocus their efforts towards the entry level market.

REGULATORY AND ENVIRONMENTAL MATTERS

     The Company and its competitors are subject to various local, state and federal statutes, ordinances, rules and regulations concerning zoning, building design, construction and similar matters, including local regulation that imposes restrictive zoning and density requirements in order to limit the number of homes that can eventually be built within the boundaries of a particular area. Governmental agencies have broad discretion in administering such requirements. The Company may also be subject to periodic delays in its homebuilding projects due to building moratoria in the areas in which it operates.

     In recent years, several cities and counties in California and Nevada in which the Company has projects have approved the inclusion of "slow growth" initiatives and other election ballot measures that could impact the affordability and availability of homes and land within those cities and counties. Although the majority of these initiatives have been defeated, the Company believes that if similar initiatives are introduced and approved in the future, residential construction by the Company and its competitors could be negatively impacted in California and Nevada.

     Periodically, the states of California and Nevada have experienced drought conditions, resulting in certain water conservation measures and, in some cases, rationing by local municipalities with which the Company does business. Although curtailments of construction activity as a result of drought conditions have not had a material impact on the Company's operations, restrictions on future construction activity could have an adverse effect upon the Company's homebuilding operations.

     The Company and its competitors are also subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning the protection of health and the environment. The particular environmental laws that apply to any given homebuilding site vary according to the site's location, the site's environmental conditions and the present and former uses of the site and adjoining properties. Environmental laws and conditions may result in delays, may cause the Company to incur substantial compliance and other costs, and may prohibit or severely restrict homebuilding activity in certain environmentally sensitive regions or areas.

CONTROL OF THE COMPANY

     At May 31, 1994, CPH owned 80.0% of the Company's Common Stock. CPH is wholly-owned by Messrs. Makarechian and Dowers, executive officers of the Company. Due to this ownership position, CPH (and, indirectly, Messrs. Makarechian and Dowers) has, and following exercise of all of the Warrants will continue to have, the ability to control the affairs and policies of the Company. It has the ability to elect a sufficient number of directors to control the Company's Board of Directors and to approve or disapprove any matters submitted to a vote by stockholders. The Company's policy is that any material transactions between the Company and CPH or any affiliate thereof are required to be on terms no less favorable to the Company than could reasonably be obtained in arms'-length transactions with independent third parties and must be approved by a majority of the Company's outside directors who do not have a financial interest in the transaction. The Indenture will impose certain restrictions on the Company's and its Restricted Subsidiaries' ability to enter into transactions with affiliates. See "Certain Relationships and Related Transactions" and "Description of the Notes -- Certain Covenants -- Limitations on Transactions with Shareholders and Affiliates."

POTENTIAL CONFLICTS OF INTEREST

     Certain decisions concerning the operations or financial structure of the Company may present conflicts of interest between the owners of the Company's stock and the holders of the New Notes. For example, if the Company encounters financial difficulties or is unable to pay its debts as they mature, the interests of the Company's equity investors might conflict with those of the holders of the New Notes. In addition, the equity investors may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risk to the holders of the Notes.

POTENTIAL ADVERSE TAX CONSEQUENCES OF DECONSOLIDATION

     CPH and the Company file consolidated state and federal income tax returns. If at any time CPH's ownership of the Company is diluted to below 80%, such dilution would result in a deconsolidation for tax purposes. While such a deconsolidation would not necessarily have an adverse effect on the Company, it may trigger a significant tax liability to CPH. Thus, the Company will be unlikely to issue any equity securities (including shares of Common Stock issuable upon exercise of the Warrants) prior to an anticipated downstream merger of CPH into the Company. The Indenture requires that CPH use its best efforts to merge into the Company within 180 days after consummation of the Exchange Offer or effectiveness of the Shelf Registration Statement (as defined), as the case may be, and, in any event, to complete such merger by the earlier of (i) one year thereafter or (ii) 18 months after the initial issuance of the Old Notes. See "Description of the Notes -- Consolidation, Merger and Sale of Assets."

DEPENDENCE ON SENIOR MANAGEMENT

     The Company's future performance will depend to a significant extent upon the efforts and abilities of certain members of senior management, in particular those of Messrs. Makarechian and Dowers, who serve as Chairman of the Board and Chief Executive Officer and President and Chief Operating Officer, respectively. The loss of the services of one or more of its senior management could have a material adverse effect on the Company's business. The Company does not have employment contracts with any of its senior executives.

AMOUNT OF SECURED DEBT; STRUCTURAL SUBORDINATION

     The New Notes will be unsecured obligations of the Company and will rank pari passu in right of payment with all existing and future unsecured indebtedness of the Company that is not, by its terms, expressly subordinated in right of payment to the New Notes. Any current and future secured indebtedness of the Company will have priority over the New Notes with respect to the assets pledged as collateral therefor. The Indenture permits the Company to grant liens to secure additional Indebtedness permitted by the Indenture so long as such Indebtedness (other than Non-Recourse Indebtedness) does not exceed 40% of the Adjusted Consolidated Net Tangible Assets of the Company and to grant certain other liens. See "Description of the Notes -- Certain Covenants -- Limitation on Liens." At May 31, 1994, the Company had no indebtedness junior to the Old Notes and $10 million of secured indebtedness senior to the Old Notes.

     In addition, many of the operations of the Company, including its joint venture building operations, are conducted through subsidiaries and therefore the Company is dependent on the cash flow of its subsidiaries to meet its debt obligations, including its obligations under the New Notes. Except to the extent the Company or the holders of the New Notes may be creditors with recognized claims against such subsidiaries (including claims under the subsidiary guarantees), the claims of creditors of the subsidiaries will have priority with respect to the assets and earnings of the subsidiaries over the claims of creditors of the Company, including holders of the New Notes. At May 31, 1994 the Company's subsidiaries had liabilities aggregating $10.9 million (primarily consisting of trade payables), none of which constituted Indebtedness.

POSSIBLE UNENFORCEABILITY OF AND LIMITS ON GUARANTEES BY SUBSIDIARIES

     Certain subsidiaries of the Company will guarantee the New Notes. As a matter of law, a guarantee by a subsidiary of the obligation of its parent corporation will be unenforceable, in whole or in part, if, among other things,
(i) the subsidiary received less than a reasonably equivalent value in exchange for the guarantee and the subsidiary was insolvent on the date the guarantee was made or became insolvent as a result of the guarantee or (ii) the subsidiary was engaged or was about to engage in a business or transaction for which its remaining property constituted unreasonably small capital. Whether either of these tests are met as to any subsidiary of the Company is a question of fact, as to the ultimate determination of which no assurance can be given.

     Certain of the Company's subsidiaries have incurred and, to the extent permitted under the Indenture, may in the future incur indebtedness that is secured. Holders of such indebtedness will have a claim against the assets of the subsidiary that secure such indebtedness which is prior to the claim of the holders of the New Notes under the guarantees. At May 31, 1994 the Company's subsidiaries that will guarantee the New Notes had no secured debt.

     Certain recent decisions by federal courts have required that recipients of guarantees from "insiders" be treated as "insiders" for bankruptcy purposes. Under current judicial interpretations, the subsidiary guarantees may constitute guarantees by insiders. As a result, holders of the New Notes may be treated as "insiders" in a bankruptcy proceeding and would thus be subject to a one-year preference period applicable to insiders rather than a 90-day preference period applicable to general creditors. The "preference period" is the period of time prior to the filing of the bankruptcy petition for which payments to the affected creditor may be challenged as preferential payments. Thus, because of the subsidiary guarantees, payments made to holders of the New Notes within one year prior to the filing of any bankruptcy petition may be subject to challenge.

ORIGINAL ISSUE DISCOUNT CONSEQUENCES

     Under certain circumstances described in more detail below, a holder of a New Note might be required to include in such holder's income for federal income tax purposes the original issue discount with respect to the New Note as it accrues. If a bankruptcy case is commenced by or against the Company under the United States Bankruptcy Code after the issuance of the New Notes, the claim of a holder of New Notes may be limited to an amount equal to the sum of the issue price as determined by the bankruptcy court and that portion of the original issue discount which is deemed to accrue from the issue date to the date of any such bankruptcy filing. See "Certain Federal Income Tax Considerations."

ABSENCE OF PUBLIC MARKET

     The New Notes are being offered to the holders of the Old Notes. The Old Notes were issued in May 1994 to Morgan Stanley & Company Incorporated and are eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages ("PORTAL") market. The New Notes are new securities for which there currently is no market. The Company does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. The Company has been advised by Morgan Stanley & Company Incorporated that it intends to make a market in the New Notes; however, Morgan Stanley & Company Incorporated is not obligated to do so, and any such market making, if commenced, may be terminated at any time without notice to the holders of the New Notes. Therefore, there can be no assurance that any active market for the New Notes will develop. If a trading market develops for the New Notes, future trading prices of such securities will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on such factors, such securities may trade at a discount from their principal amount.

                               COMPANY BACKGROUND

GENERAL

     The Company is an Orange County, California based public homebuilding company founded in 1975. Since it was founded, the Company has built and sold nearly 8,000 homes throughout Southern California. Durable, a wholly-owned subsidiary acquired by the Company as of September 1, 1993, has built and sold nearly 7,000 homes since 1969, principally in Las Vegas, Nevada. The Company currently has operations in Orange and Riverside Counties in California and in Las Vegas and Laughlin, Nevada. The Company's stock currently is traded on the American Stock Exchange under the symbol "JMP."

     The RTC was appointed in November 1990 as receiver for San Jacinto Savings Association ("San Jacinto"), which at that time held 85.8% of the capital stock of the Company, and the RTC operated the Company for approximately 22 months until the acquisition of the Company by CPH in August 1992. During the period of RTC control, the Company followed a strategy generally limited to liquidating inventory and virtually halted all new construction activity. After the Acquisition, the Company's balance sheet was greatly enhanced as described below and the Company recommenced construction activity in California. In addition, the Company expanded its operations to Nevada through the acquisition of Durable, the 8th largest homebuilder in Las Vegas (based on 1993 unit sales), as of September 1, 1993.

PERIOD OF RTC OWNERSHIP

     In 1985, the Company was acquired from its founder, James M. Peters, by San Jacinto, a Texas savings and loan association and a wholly-owned subsidiary of the Southmark Corporation ("Southmark"). Federal regulators assumed control of San Jacinto in the fall of 1990, declared it insolvent, closed the institution and appointed the RTC as receiver. At the time of the RTC's appointment as receiver, San Jacinto provided approximately 52% of the $389 million of financing at the Company. The RTC transferred substantially all of San Jacinto's assets (including the Company's debt of approximately $202 million owing to San Jacinto and 12,000,000 shares of the Company's common stock) to a newly-formed federal mutual association, San Jacinto Savings Association, F.A. ("San Jacinto, F.A."), which was placed into conservatorship by the Office of Thrift Supervision immediately thereafter. On September 27, 1991, the RTC placed San Jacinto F.A. into receivership.

     During the period of RTC control, the RTC essentially limited the Company's operations to liquidating inventory, virtually halting the Company's construction and acquisition activity and bringing the Company from 775 homes closed in fiscal year 1990 (the year prior to RTC control) to 115 homes closed in fiscal year 1993 (the last year that included any period of RTC control). During the period of RTC control, the number of employees at the Company decreased from approximately 200 to 68, largely due to the RTC's closure of the Los Angeles and San Diego divisions of the Company after liquidating substantially all of the Company's assets in those markets. Additionally, during the period of RTC control and at the direction of the Company's RTC-controlled Board of Directors, the Company ceased making payments to its lenders, thereby defaulting on approximately $185.5 million of indebtedness, most of which was owed to San Jacinto. Pursuant to the terms of the Acquisition and through subsequent negotiations with lenders, a majority of such defaults have been cured. The Company has resolved all of these defaulted loans. See
"Business -- Default on Senior Indebtedness."

ACQUISITION BY CPH

     In August 1992, CPH acquired control of the Company from the RTC for $47.25 million. The Acquisition included the purchase by CPH of (i) 12,000,000 shares of common stock of the Company held by San Jacinto, F.A., representing 85.8% of the total outstanding shares of common stock of the Company, and (ii) all debt of the Company owed to San Jacinto, F.A., which at the time of the closing (after giving effect to the debt restructuring described below) equaled $49 million (the "Restructured Debt").

     Prior to the Acquisition, the indebtedness of the Company to San Jacinto, F.A. equaled approximately $146 million. Immediately prior to the closing of the Acquisition, San Jacinto, F.A. contributed approximately

$97 million of such indebtedness to the capital of the Company (the "Capital Contribution"); the remaining $49 million constituted the Restructured Debt. The Restructured Debt was evidenced by a Restated Secured Promissory Note (the "Company Note") of the Company payable to CPH and was secured by the collateral previously securing such indebtedness.

     The consideration paid by CPH to San Jacinto, F.A. for the equity and debt of the Company that was purchased was $47.25 million. At the closing of the Acquisition, the Company paid CPH $43.69 million of the principal amount of the Company Note, which included $16.61 million received by the Company from the sale of four projects to the CalPERS Partnerships, $15.98 million received by the Company in connection with sales of other properties and approximately $11.10 million of cash held by the Company on the closing date. CPH used the amounts paid to it by the Company, together with $3.56 million of its own cash, to pay the $47.25 million consideration for the Acquisition to the RTC. The $5.31 million unpaid balance of the Company Note remaining after the date of the Acquisition was subsequently repaid by the Company.

     In addition to the Capital Contribution described above, prior to the Acquisition the RTC released $60.7 million of claims for reimbursement arising out of a tax sharing arrangement among the Company, San Jacinto and Southmark. This amount was treated as a capital contribution by the RTC to the Company.

     As a result of the Acquisition (and the Company's results of operations for the first six months of fiscal 1993), the Company's balance sheet was improved significantly as debt was reduced by $215 million (from $263 million to $48 million), stockholders' equity was increased by $76 million to $51 million and the book value of its residential real estate inventories was written down 51% from $225 million to $111 million. The Company believes that its real estate inventory currently has a book value at or below current market value.

     While the RTC's liquidation strategy left the Company with only 13 completed homes and 15 partially completed homes under construction at the time of the Acquisition, the Company did have substantial assets, including almost 2,000 owned and entitled lots, 365 lots under option, an experienced staff of 68 persons and operating and information systems to support ongoing homebuilding operations.

POST-RTC OPERATIONS

     Following the Acquisition, Mr. Makarechian, Mr. Dowers and other senior management of CPH with extensive financial, construction, homebuilding and design experience joined the Company and commenced a plan to restructure the Company on a sound financial basis, recommence active building operations, expand the Company's market areas and diversify its operations.

     Since the Acquisition, the Company's strategy has focused on: (i) recommencing California building operations; (ii) diversifying its geographic markets to include areas outside of Southern California; (iii) diversifying its product offerings to include both entry level and move-up homes in order to appeal to a broad customer base; (iv) improving and broadening its capital base and sources of financial liquidity, (v) controlling costs while increasing operational efficiency and (vi) reducing land and inventory risk by avoiding speculative building, constraining project sizes, avoiding entitlement risks and acquiring land through the use of options, purchase contracts, development agreements and joint ventures.

     The Company believes that it has made progress in implementing the strategic goals described above. Since the Acquisition, the Company has: (i) recommenced active building operations in Southern California; (ii) become a significant participant in the Las Vegas, Nevada residential housing market as a result of the Durable Acquisition; (iii) reduced prices on its California products without adversely affecting its product design or quality; (iv) obtained approximately $120 million of construction financing commitments, which includes approximately $66 million from the CalPERS LP, which amounts the Company has utilized in the past but are presently not available to the Company as a result of restrictions contained in the Indenture; (v) established new management control systems and reduced overhead; and (vi) completed the sale and issuance of the Old Notes and the Warrants.

     As of May 31, 1994 the Company had 113 employees (42 in Nevada and 71 in California). The Company believes that it has the management capacity to close up to 1,000 home sales per year without materially increasing the number of employees of the Company.

THE DURABLE ACQUISITION

     As part of its strategy to expand into market areas beyond Southern California and to broaden its product lines to include entry-level housing, effective as of September 1, 1993 the Company acquired Durable, the 8th largest homebuilder in Las Vegas (based on 1993 unit sales). Established in 1969, Durable has developed a strong presence in the first and second time homebuyer market, having built and sold nearly 7,000 homes in Nevada, principally in Las Vegas, since 1969. Durable controls, through ownership or options, nearly 1,000 buildable lots in the Las Vegas metropolitan area and in Laughlin, Nevada.

     Durable is an established homebuilder with strong market recognition in the Las Vegas and Laughlin markets. A combination of similarities between operating and information systems and an experienced management team has permitted Durable to become quickly integrated into the Company. The management team at Durable has remained unchanged since the Durable Acquisition. As of May 31, 1994, Durable had approximately 42 employees. The top three executives of Durable have an average of 18 years of homebuilding experience.

     In exchange for his shares in Durable, Roger Nix, the former sole stockholder of Durable, received a combination of $1.3 million in cash, a $400,000 promissory note from Durable and 1,015,000 new shares of Company common stock. The purchase price was approximately equal to the book value of Durable and was approximately two times Durable's 1992 pre-tax earnings. The 1,015,000 new shares of the Company's common stock held by Mr. Nix represents a 6.8% ownership interest in the Company. Mr. Nix is not active in the Company's operations.

     In the calendar year ended December 31, 1993, Durable closed 410 homes. During the five months ended May 31, 1994 Durable closed 218 homes. Durable's homes generally range in size from 867 to 2,287 square feet and have a selling price from $77,000 to $147,000. In the year ended December 31, 1993, the average selling price of homes sold by Durable was $94,000. In the five months ended May 31, 1994 Durable's average selling price was $105,000.

                                USE OF PROCEEDS

     There will be no proceeds to the Company from the exchange of Notes pursuant to the Exchange Offer.

                                 CAPITALIZATION

     The following table sets forth the historical consolidated capitalization of the Company as of February 28, 1994 and May 31, 1994 and as adjusted as of February 28, 1994 to give effect to (i) the issuance and sale of the Old Notes and the Warrants and the application of the estimated net proceeds therefrom and
(ii) the exchange of all of the Old Notes for New Notes pursuant to this Exchange Offer. This presentation should be read in conjunction with the "Pro Forma Consolidated Income Statement," the Consolidated Financial Statements and the notes thereto and the other information contained in this Prospectus.

                                                             FEBRUARY 28, 1994         MAY 31, 1994
                                                          ------------------------     ------------
                                                           ACTUAL      AS ADJUSTED        ACTUAL
                                                          --------     -----------     ------------
                                                           (DOLLARS IN THOUSANDS)      (UNAUDITED)
Unrestricted cash and cash equivalents..................  $ 10,001      $  58,425        $ 71,679
                                                          ========      =========        ========
Debt:
     Secured notes payable..............................  $ 34,709(a)          --        $  9,956
     Notes..............................................        --      $ 100,000         100,000
     Secured line of credit.............................        --             --              --
                                                          --------      ---------        --------
          Total Debt....................................    34,709        100,000         109,956
Minority interest.......................................    13,959          2,729           2,824
Stockholders' equity:
     Common stock, par value $.10 per share, 15,000,000
       shares authorized;
       14,995,000 shares outstanding....................     1,500          1,500           1,500
     Additional paid-in capital.........................   210,387        211,888(b)      211,888
     Accumulated deficit................................  (156,293)      (156,293)       (152,351)
                                                          --------      ---------        --------
       Total stockholders' equity.......................    55,594         57,095          61,037
                                                          --------      ---------        --------
          Total capitalization..........................  $104,262      $ 159,824        $173,817
                                                          ========      =========        ========

- ---------------

     (a) Excludes $2,137,000 accrued interest on secured notes payable.

     (b) Includes the estimated value of the Warrants issued in connection with the Old Notes.

                      (This page intentionally left blank)

       SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA -- THE COMPANY

     The following tables present selected consolidated financial and operating data of the Company on a historical and a pro forma basis. The pro forma selected financial data should be read in conjunction with the Pro Forma Consolidated Income Statement and notes thereto included elsewhere in this Prospectus. The Company data (other than the Operating Data) for the fiscal years ended February 29, 1992, February 28, 1993 and February 28, 1994 are derived from the audited consolidated financial statements of the Company that are contained elsewhere in this Prospectus. The Company data (other than the Operating Data) for the fiscal years ended February 28, 1990 and 1991 are derived from the consolidated financial statements of the Company for those periods that have been audited by Kenneth Leventhal & Company. The "Pro Forma" columns set forth below reflect pro forma results assuming the Durable Acquisition had occurred as of March 1, 1993. The "Pro Forma As Adjusted" columns set forth below reflect pro forma results assuming the Durable Acquisition had occurred as of March 1, 1993 and assuming that the net proceeds from the sale of the Old Notes and the Warrants were available to the Company on March 1, 1993 and were used on such date. The "As Adjusted" column set forth in the Balance Sheet Data below reflects pro forma results assuming that the net proceeds from the sale of the Old Notes and the Warrants were available to the Company on February 28, 1994 and were used on such date. For federal and certain state income tax purposes, prior to the Durable Acquisition, Durable had elected to be treated as an S Corporation and, therefore, was not generally subject to tax on its earnings. Both the "Pro Forma" and the "Pro Forma As Adjusted" columns have been adjusted to reflect the taxes that would have been payable in respect of Durable's earnings during the period from March 1, 1993 through August 31, 1993 if it had not elected to be treated as an S Corporation for such period. THE RESULTS OF OPERATIONS FOR THE FISCAL YEARS ENDED FEBRUARY 28, 1991, FEBRUARY 29, 1992 AND FEBRUARY 28, 1993 INCLUDE THE 22-MONTH PERIOD OF RTC CONTROL OF THE COMPANY (NOVEMBER 1990 TO AUGUST 1992). ADDITIONALLY, THE RESULTS OF OPERATIONS FOR THE FISCAL YEAR ENDED FEBRUARY 28, 1994 DO NOT INCLUDE DURABLE'S RESULTS FOR THE FULL YEAR DUE TO THE FACT THAT THE DURABLE ACQUISITION DID NOT OCCUR UNTIL THE BEGINNING OF THE THIRD QUARTER OF FISCAL YEAR 1994. ACCORDINGLY, COMPANY MANAGEMENT BELIEVES THE HISTORICAL OPERATING RESULTS FOR PERIODS PRIOR TO THE THIRD AND FOURTH QUARTERS OF FISCAL YEAR 1994 ARE NOT MEANINGFUL INDICATORS OF FUTURE PERFORMANCE. See "Pro Forma Consolidated Income Statement," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Joint Ventures" and the Consolidated Financial Statements and the related notes thereto. The selected consolidated financial information for the three months ended May 31, 1993 and 1994 are derived from the unaudited consolidated financial statements of the Company. In the opinion of the Company's management, all adjustments (which are solely of a normal recurring nature) necessary for a fair presentation of the unaudited interim periods have been reflected herein. The results of operations for the three month period ended May 31, 1994, are not necessarily indicative of the results that may be expected for the year ending February 28, 1995.

                                                                                                                THREE
                                                              FISCAL YEAR ENDED                                MONTHS
                                  -------------------------------------------------------------------------     ENDED
                                  FEBRUARY 28,   FEBRUARY 28,   FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 28,     MAY 31,
                                      1990           1991           1992           1993          1994(A)        1993
                                  -------------  -------------  -------------  -------------  -------------  -----------
                                                           (DOLLARS IN THOUSANDS)

INCOME STATEMENT DATA:
Revenues:
 Sales of homes and land.........   $ 306,452      $ 210,263      $ 182,670      $  72,148      $  88,140      $ 3,604
 Interest and other income,
   net...........................       9,274          5,272          2,274          3,554          2,926          400
                                    ---------      ---------      ---------      ---------      ---------      -------
Total revenues...................   $ 315,726      $ 215,535      $ 184,944      $  75,702      $  91,066      $ 4,004
                                    ---------      ---------      ---------      ---------      ---------      -------
Costs and Expenses:
 Cost of homes and land..........     241,037        184,672        170,329         68,257         73,348        3,761
 Adjustments to carrying value of
   real estate projects and
   investments in partnerships...       1,055         84,327         56,016         75,476        --            --
 Selling, general and
   administrative expenses.......      29,010         26,213         15,579          9,764         12,322        1,918
 Minority interest...............     --             --             --             --               4,332       --
 Interest expense................         353         12,006         14,691          8,538            418          276
 Adjustments to costs in excess
   of net assets acquired........     --              18,951        --             --             --            --
                                    ---------      ---------      ---------      ---------      ---------      -------
Income (loss) before provision
 (benefit) for income taxes and
 extraordinary gain..............      44,271       (110,634)       (71,671)       (86,333)           646       (1,951)
Provision (benefit) for income
 taxes...........................      18,937         (2,653)       (13,895)        (1,792)       --            --
                                    ---------      ---------      ---------      ---------      ---------      -------
Income (loss) before
 extraordinary gain..............      25,334       (107,981)       (57,776)       (84,541)           646       (1,951)
Extraordinary gain...............     --             --             --             --               4,268       --
                                    ---------      ---------      ---------      ---------      ---------      -------
Net income (loss)................   $  25,334      $(107,981)     $ (57,776)     $ (84,541)     $   4,914      $(1,951)
                                    =========      =========      =========      =========      =========      =======
Ratio of earnings to fixed
 charges(d)......................        1.2x             (e)            (e)            (e)          1.7x           (e)

                                                                   PRO FORMA
                                      THREE         PRO FORMA     AS ADJUSTED
                                     MONTHS          FISCAL         FISCAL
                                      ENDED        YEAR ENDED     YEAR ENDED
                                     MAY 31,      FEBRUARY 28,   FEBRUARY 28,
                                      1994           1994(B)        1994(C)
                                   -----------    -------------  -------------

INCOME STATEMENT DATA:
Revenues:
 Sales of homes and land.........    $31,740        $ 109,318      $ 109,318
 Interest and other income,
   net...........................      1,030            3,097          3,097
                                     -------        ---------      ---------
Total revenues...................    $32,770        $ 112,415      $ 112,415
                                     -------        ---------      ---------
Costs and Expenses:
 Cost of homes and land..........     25,365           90,136         92,128
 Adjustments to carrying value of
   real estate projects and
   investments in partnerships...     --              --             --
 Selling, general and
   administrative expenses.......      4,545           15,263         15,889
 Minority interest...............      1,531            4,539          3,277
 Interest expense................     --                  418          3,034
 Adjustments to costs in excess
   of net assets acquired........     --              --             --
                                     -------        ---------      ---------
Income (loss) before provision
 (benefit) for income taxes and
 extraordinary gain..............      1,329            2,059         (1,913)
Provision (benefit) for income
 taxes...........................        462              224        --
                                     -------        ---------      ---------
Income (loss) before
 extraordinary gain..............        867            1,835         (1,913)
Extraordinary gain...............      3,075          --             --
                                     -------        ---------      ---------
Net income (loss)................    $ 3,942        $   1,835      $  (1,913)
                                     =======        =========      =========
Ratio of earnings to fixed
 charges(d)......................       1.8x             1.9x             (e)

OPERATING DATA:
Net new orders (units)...........         759            430            326            126            478(f)        46
Homes closed (units)(g)..........         775            541            395            115            404           17
Backlog (units)(h)...............         261            150             81             92            305          121
Backlog..........................   $ 114,427      $  66,858      $  28,795      $  25,853      $  55,816      $36,918
Average price of homes closed....   $     395      $     386      $     347      $     334      $     201      $   212
G&A as % of housing revenues.....         6.2%           5.3%           5.4%          16.4%           7.6%        35.6%
SG&A as % of housing revenues....         9.5%          12.6%          11.4%          25.5%          15.2%        53.2%

OPERATING DATA:
Net new orders (units)...........        173              695            695
Homes closed (units)(g)..........        199              644            644
Backlog (units)(h)...............        279              305            305
Backlog..........................    $55,073        $  55,816      $  55,816
Average price of homes closed....    $   158        $     159      $     159
G&A as % of housing revenues.....        6.3%             7.3%           7.9%
SG&A as % of housing revenues....       14.9%            14.9%          15.5%


                                                   (Footnotes on following page)

                                                              AS OF                                      AS ADJUSTED
                           --------------------------------------------------------------------------       AS OF
                           FEBRUARY 28,   FEBRUARY 28,   FEBRUARY 29,    FEBRUARY 28,    FEBRUARY 28,      MAY 31,     FEBRUARY 28,
                               1990           1991           1992            1993           1994(a)         1994          1994(i)
                           ------------   -----------    ------------    ------------    ------------    -----------   -----------
                                                            (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Total assets.............    $594,759       $410,963       $250,822       $115,551        $121,954       $191,903       $171,879
                             ========       ========       ========       ========        ========       ========       ========
Residential inventories..    $474,687       $395,484       $224,566       $ 99,636        $105,696       $104,298       $112,953
                             ========       ========       ========       ========        ========       ========       ========
Debt:
  Notes payable..........    $232,549       $160,638       $ 59,165       $ 38,433        $ 34,709       $  9,956          --
  Senior notes...........       --             --             --             --              --          $100,000       $100,000
  Due to parent..........     193,840        205,121        204,138          1,702           --             --             --
                             --------       --------       --------       --------        --------       --------       --------
Total debt...............     426,389        365,759        263,303         40,135          34,709        109,956        100,000
Minority interest........       --             --             --            19,647          13,959          2,824          2,729
Stockholders' equity.....     140,150         32,169        (25,607)        48,015          55,594         61,037(j)      57,095(j)
                             --------       --------       --------       --------        --------       --------       --------
Total capitalization.....    $566,539       $397,928       $237,696       $107,797        $104,262       $173,817       $159,824
                             ========       ========       ========       ========        ========       ========       ========
Debt as % of total
  capitalization........          75%            92%            111%            37%             33%            63%            63%

- ---------------

(a) The fiscal year ended February 28, 1994 includes Durable's results of operations only for the six month period from September 1, 1993 (the effective date of the Durable Acquisition) through February 28, 1994.

(b) The Pro Forma income statement and operating data is presented as if the Durable Acquisition had been effected on March 1, 1993.

(c) The Pro Forma As Adjusted income statement and operating data is presented as if the Durable Acquisition and the issuance of the Old Notes and the Warrants, including the application of the net proceeds therefrom, had been effected on March 1, 1993.

(d) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense, amortization of debt expense and capitalized interest. The pro forma computation of the ratio of earnings to fixed charges gives effect to the estimated interest payments (assuming an interest rate of 12.75% on the Notes), the amortization of issuance costs and the elimination of interest on debt repaid as a result of the application of the net proceeds from the sale of the Old Notes and the Warrants.

(e) Earnings were not adequate to cover fixed charges by $115,598,000, $41,424,000, $62,329,000 and $2,465,000 during the fiscal years ended
    February 28, 1991, February 29, 1992, February 28, 1993 and the three months ended May 31, 1993, respectively, and by $5,606,000 for the fiscal year ended February 28, 1994, as presented on a Pro Forma As Adjusted basis.

(f) Excludes 139 homes with a dollar value of $13.7 million in Durable's backlog at August 31, 1993.

(g) "Homes closed" represents units for which the closing of the sale of a home has occurred and the risk of ownership has been transferred to the buyer. Revenue from such sales is recognized upon the closing thereof.

(h) The Company's backlog is the number of units subject to pending sales contracts but not yet closed. Closings of units under pending sales contracts are subject to numerous contingencies. No assurances can be given that units under pending sales contracts will result in home closings.

(i) The As Adjusted balance sheet data includes proceeds from the issuance of the Old Notes and the Warrants and the application thereof. See footnote (g) to the "Summary Consolidated Financial and Operating Data."

(j) Includes the estimated value of the Warrants issued in connection with the Old Notes.

         SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA -- DURABLE

     The following table presents selected consolidated financial and operating data of Durable on a historical basis. The Durable data (other than the Operating Data) for the fiscal years ended December 31, 1991, December 31, 1992 and December 31, 1993 are derived from the audited consolidated financial statements of Durable that are contained elsewhere in this Prospectus. The Durable data (other than the Operating Data) for the fiscal years ended December 31, 1989 and December 31, 1990 are derived from the financial statements of Durable for those periods that have been audited by Price Waterhouse. For federal and certain state income tax purposes, prior to the Durable Acquisition, Durable had elected to be treated as an S Corporation and, therefore, was not generally subject to tax on its earnings. Commencing September 1, 1993, the effective date of the Durable Acquisition, Durable's taxable income was offset by the tax operating losses and net operating loss carryforwards of the Company. See Note 1 to the Consolidated Financial Statements of Durable included elsewhere in this Prospectus.

                                                                     FISCAL YEAR ENDED
                                          ------------------------------------------------------------------------
                                          DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                              1989           1990           1991           1992           1993
                                          ------------   ------------   ------------   ------------   ------------
                                                                   (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Revenues:
  Sales of homes........................    $ 40,376       $ 43,606       $ 31,461       $ 35,977       $ 38,458
  Other income..........................         343            186             34            207            220
                                          ------------   ------------   ------------   ------------   ------------
Total revenues..........................      40,719         43,792         31,495         36,184         38,678
                                          ------------   ------------   ------------   ------------   ------------
Costs and Expenses:
  Cost of homes.........................      34,675         35,894         24,355         28,570         30,095
  Selling, general and administrative
     expenses...........................       2,976          3,660          4,587          5,082          5,924
  Minority interest.....................          --             --             --             --            460
                                          ------------   ------------   ------------   ------------   ------------
Income before taxes.....................       3,068          4,238          2,553          2,532          2,199
Provision for income taxes..............          --             --             --             --             --
                                          ------------   ------------   ------------   ------------   ------------
Net income..............................    $  3,068       $  4,238       $  2,553       $  2,532       $  2,199
                                          ==========     ==========     ==========     ==========     ==========


OPERATING DATA:
Net new orders (units)..................         535            300            338            433            436
Homes closed (units)....................         405            427            348            363            410
Backlog (units).........................         205             78             68            138            164
Backlog.................................    $ 20,295       $  7,956       $  6,120       $ 13,731       $ 17,220
Average price of homes closed...........    $    100       $    102       $     90       $     99       $     94
G&A as % of housing revenues............         3.7%           4.8%           6.7%           5.9%           6.3%
SG&A as % of housing revenues...........         7.4%           8.4%          14.6%          14.1%          15.4%
BALANCE SHEET DATA:
          Total assets..................    $ 19,103       $ 16,451       $ 14,439       $ 18,592       $ 20,982
                                          ==========     ==========     ==========     ==========     ==========
Residential inventories.................    $ 15,562       $ 12,947       $ 11,359       $ 16,533       $ 18,697
                                          ==========     ==========     ==========     ==========     ==========
Notes payable...........................    $ 11,271       $  7,471       $  6,064       $  8,830       $  9,823
Minority interest.......................          --             --             --             --          2,006
Stockholders' equity....................       3,033          5,429          5,784          5,605          5,101
                                          ------------   ------------   ------------   ------------   ------------
          Total capitalization..........    $ 14,303       $ 12,900       $ 11,848       $ 14,435       $ 16,930
                                          ==========     ==========     ==========     ==========     ==========

                    PRO FORMA CONSOLIDATED INCOME STATEMENT

     The pro forma consolidated income statement set forth below (the "Pro Forma Statement") was prepared to illustrate the estimated effects of the Durable Acquisition and the issuance of the Old Notes and the Warrants as if both the Durable Acquisition and the issuance of the Old Notes and the Warrants had occurred as of March 1, 1993, the beginning of the Company's most recently completed fiscal year. The Company's consolidated balance sheet, included elsewhere in this Prospectus, includes the accounts of Durable as a subsidiary of the Company.

     The Pro Forma Statement is provided for comparative purposes only and does not purport to represent what the Company's results of operations would actually have been if the Durable Acquisition and the issuance of the Old Notes and the Warrants in fact had occurred on March 1, 1993 or to project the Company's results of operations for any future period. The pro forma adjustments are based upon available information and upon certain assumptions that the Company believes are reasonable. The Pro Forma Statement and accompanying notes should be read in conjunction with the historical financial statements of the Company, including the notes thereto, and other financial information pertaining to the Company, including "Capitalization" and the related notes thereto, included elsewhere in this Prospectus.

                                                                                                          PRO FORMA
                                                                                                         AS ADJUSTED
                                       COMPANY FISCAL                   PRO FORMA FISCAL                 FISCAL YEAR
                                         YEAR ENDED        DURABLE         YEAR ENDED                       ENDED
                                        FEBRUARY 28,     ACQUISITION      FEBRUARY 28,      OFFERING     FEBRUARY 28,
                                       1994 (AUDITED)   ADJUSTMENTS(A)        1994         ADJUSTMENTS       1994
                                       ---------------  --------------  -----------------  -----------   ------------
                                                                   (DOLLARS IN THOUSANDS)
Sales of homes........................     $81,202         $ 21,178         $ 102,380             --       $102,380
Sales of land.........................       6,938               --             6,938             --          6,938
Interest and other income, net........       2,926              171             3,097        $    --(b)       3,097
                                       ---------------  --------------  -----------------  -----------   ------------
                                            91,066           21,349           112,415             --(b)     112,415
Costs and expenses:
  Cost of homes.......................      66,939           16,788            83,727          1,992(c)      85,719
  Cost of land........................       6,409               --             6,409             --          6,409
  Selling, general and
    administrative....................      12,322            2,941            15,263            626(d)      15,889
Minority interest.....................       4,332              207             4,539         (1,262)(e)      3,277
Interest expense......................         418               --               418          2,616          3,034(c)
                                       ---------------  --------------  -----------------  -----------   ------------
Income (loss) before provision
  (benefit) for income taxes and
  extraordinary gain..................         646            1,413             2,059         (3,972)        (1,913)
Provision (benefit) for income
  taxes...............................          --              224(f)            224           (224)        --
                                       ---------------  --------------  -----------------  -----------   ------------
Income (loss) before extraordinary
  gain................................     $   646         $  1,189         $   1,835        $(3,748)      $ (1,913)
                                       ===============  ==============  ================   ===========   ===========

- ---------------

(a) To reflect the inclusion of Durable's results of operations for the period from March 1, 1993 to August 31, 1993.

(b) Although none is reflected, the Company could have earned approximately $1.1 million of interest income at an assumed yield of 4% per annum for the twelve months ended February 28, 1994 on the excess cash of $27.0 million as a result of the issuance of the Old Notes and the Warrants, as follows:

                                                                                      ($000'S)
                                                                                      --------
        Gross proceeds from issuance of the Old Notes and the Warrants..............  $100,000
        Repay all notes payable as of March 1, 1993.................................   (49,810)
        Repay equity of the CalPERS LP in the CalPERS Partnerships..................   (19,647)
        Pay the estimated expenses of the offering..................................    (3,500)
                                                                                      --------
        Remaining funds invested at an assumed yield of 4% per annum................  $ 27,043
                                                                                      =========

(c) As a result of the issuance of the Old Notes and the Warrants the Company, on a Pro Forma As Adjusted basis, would have incurred interest of $12.75 million at an assumed rate of 12.75% for the period March 1, 1993 to February 28, 1994. This interest has been reflected as follows:

                                     ($000'S)
                                     -------
Interest incurred..................  $12,750
Amount capitalized to inventory....   (9,716)
                                     -------
Amount expensed....................  $ 3,034
                                     ========

    As a result of the interest capitalized above, the Company would have had additional interest included in cost of sales of $1,992,000.

(d) To reflect amortization of the estimated $3.5 million expenses connected with the issuance of the Old Notes and the Warrants and the $1.5 million deferred costs attributable to the estimated value of the Warrants amortized over the eight year term of the Notes.

(e) To reflect reduction in the preferred return payable to the CalPERS LP assuming that the equity of the CalPERS LP in the CalPERS Partnerships was repaid as of March 1, 1993.

(f) Reflects regular corporate income taxes, reduced by applicable net operating loss carryforward.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Management of the Company believes that its historical operating results prior to the third and fourth quarters of fiscal year 1994 are not meaningful indicators of its future performance primarily because of (i) RTC's control during fiscal year 1992 and most of fiscal year 1993, (ii) the period of time needed to recommence California building operations in late fiscal year 1993 and early fiscal year 1994 following the acquisition of the Company from the RTC during fiscal year 1993 and (iii) the Durable Acquisition which occurred in the middle of fiscal year 1994.

     Throughout the 22-month period of the RTC's control of the Company (from November 1990 to August 1992), the Company's operations were essentially limited to liquidating inventory and the Company's construction and acquisition activity was virtually halted. Immediately following the Acquisition, the Company began the process of reactivating California operations stalled by the RTC. While the RTC's liquidation strategy left the Company with only 13 completed homes and 15 homes under construction at the time of the Acquisition, the Company did have substantial assets including almost 2,000 owned and entitled lots, 365 lots under option, an experienced staff of 68 persons and operating and information systems to support ongoing homebuilding operations. The Company was able to commence meaningful construction on reactivated projects during the first two quarters of fiscal year 1994, marketing the homes in advance of completion of construction. The process of recommencing construction can be seen in the low number of deliveries (completion of construction of a home as evidenced by the receipt of a certificate of occupancy) in the three fiscal quarters immediately after the Acquisition when there were only 13 home deliveries in California. The Company's sales efforts were impaired during this period as a result of the lack of completed inventory and the significant amount of time that buyers were required to wait for construction to be started and completed.

     The Company's current average construction period for a California home is approximately six months. As a result, most of the home sales made during the first and second quarters of fiscal year 1994 were not closed until the third and fourth quarters of fiscal year 1994, when construction was completed and closings occurred. The impact of this construction cycle is seen in the very low number of units closed in California in the first two quarters of fiscal year 1994 (32 units) compared to the third and fourth quarters of fiscal year 1994 (173 units). The Company's revenues from home sales, which are recognized at closing, increased significantly in the third and fourth quarters of fiscal year 1994 as construction was completed on projects recommenced during the first half of the fiscal year.

     Importantly, the Company's current backlog is at a level consistent with the level of third and fourth quarter closings in fiscal year 1994. See "Business -- Backlog and Inventory." Additionally, the same projects that generated substantially all of the closings in fiscal year 1994 are still actively selling homes at the start of fiscal year 1995. The Company expects to start construction on approximately 14 new projects in fiscal year 1995 that were not under construction during fiscal year 1994, 11 of which are currently owned or in escrow. See "Business -- Developments in Process -- California" and "Business -- Developments in Process -- Nevada."

     Although Durable, which was acquired by the Company as of September 1, 1993 (the start of the third quarter of fiscal year 1994), was a significant contributing factor to the Company's performance during the last two quarters of fiscal year 1994, the Company's California results of operations showed significant improvements and a return to profitability on a stand-alone basis during these two quarters, as shown below:

                              CALIFORNIA DIVISION

                                                          FISCAL QUARTER ENDED                    FISCAL YEAR
                                          -----------------------------------------------------      ENDED
                                          MAY 31,    AUGUST 31,   NOVEMBER 30,    FEBRUARY 28,    FEBRUARY 28,
                                            1993        1993          1993            1994            1994
                                          --------   ----------   -------------   -------------   ------------
                                                                 (DOLLARS IN THOUSANDS)
Revenues:
  Sales of homes and land...............  $  3,604    $  7,653       $28,222         $27,522        $ 67,001
  Interest and other income, net........       400         597           900             976           2,873
                                          --------   ----------   -------------   -------------   ------------
Total revenues..........................     4,004       8,250        29,122          28,498          69,874
                                          --------   ----------   -------------   -------------   ------------
Costs and Expenses:
  Cost of homes and land................     3,761       7,679        23,358          22,317          57,115
  Selling, general and administrative
     expenses...........................     1,918       1,986         2,287           2,740           8,931
  Minority interest.....................        --          --         2,095           1,838           3,933
  Interest expense......................       276         142            --              --             418
                                          --------   ----------   -------------   -------------   ------------
Income (loss) before provision (benefit)
  for income taxes and extraordinary
  gains.................................    (1,951)     (1,557)        1,382           1,603            (523)
Provision (benefit) for income taxes....        --          --            --              --              --
                                          --------   ----------   -------------   -------------   ------------
Income before extraordinary gain........    (1,951)     (1,557)        1,382           1,603            (523)
Extraordinary gain......................        --          --         4,268              --           4,268
                                          --------   ----------   -------------   -------------   ------------
Net income (loss).......................  $ (1,951)   $ (1,557)      $ 5,650         $ 1,603        $  3,745
                                           =======    ========    ==========       =========       =========

     In addition to the Company's California operations, Durable had 199 home closings and $21.1 million in revenue in the last two quarters of fiscal year 1994 (following the Durable Acquisition) compared to 240 home closings and $21.2 million in revenues during the first two quarters of fiscal year 1994, (prior to the Durable Acquisition). The actual results of the Company's operations for fiscal year 1994, including Durable's results of operations for only the third and fourth quarters of fiscal year 1994 and the first quarter of fiscal year 1995, are set forth in the table below:

                                 THE COMPANY(A)

                                               FISCAL QUARTER ENDED                    FISCAL YEAR    THREE MONTHS
                               -----------------------------------------------------      ENDED          ENDED
                               MAY 31,    AUGUST 31,   NOVEMBER 30,    FEBRUARY 28,    FEBRUARY 28,     MAY 31,
                                 1993        1993          1993            1994            1994           1994
                               --------   ----------   -------------   -------------   ------------   ------------
                                                      (DOLLARS IN THOUSANDS)                          (UNAUDITED)
Revenues:
  Sales of homes and land....  $  3,604    $  7,653       $36,425         $40,458        $ 88,140       $ 31,740
  Interest and other income,
     net.....................       400         597           918           1,011           2,926          1,030
                               --------   ----------   -------------   -------------   ------------   ------------
Total revenues...............     4,004       8,250        37,343          41,469          91,066         32,770
                               --------   ----------   -------------   -------------   ------------   ------------
Costs and expenses:
  Cost of homes and land.....     3,761       7,679        29,675          32,233          73,348         25,365
  Selling, general and
     administrative
     expenses................     1,918       1,986         3,505           4,913          12,322          4,545
  Minority interest..........        --          --         2,308           2,024           4,332          1,531
  Interest expense...........       276         142            --              --             418         --
                               --------   ----------   -------------   -------------   ------------   ------------
Income (loss) before
  provision (benefit) for
  income taxes and
  extraordinary gain.........    (1,951)     (1,557)        1,855           2,299             646          1,329
Provision (benefit) for
  income taxes...............        --          --            --              --              --            462
                               --------   ----------   -------------   -------------   ------------   ------------
Income before extraordinary
  gain.......................    (1,951)     (1,557)        1,855           2,299             646            867
Extraordinary gain...........        --          --         4,268              --           4,268          3,075
                               --------   ----------   -------------   -------------   ------------   ------------
Net income (loss)............  $ (1,951)   $ (1,557)      $ 6,123         $ 2,299        $  4,914       $  3,942
                                =======    ========    ==========       =========       =========     ==========

- ---------------
(a) Reflects Durable's results of operations for only the third and fourth quarters of fiscal year 1994.

BACKLOG AND INVENTORY

     The Company typically presells homes prior to and during construction through sales contracts requiring cash deposits ranging from $1,000 to $10,000. Generally, these contracts are cancelable if the customers are unable to sell their existing homes, unable to qualify for financing or under certain other circumstances. A home sale is placed in backlog status upon execution of the above described contract and receipt of a deposit, and is removed from backlog status when such contract is canceled as described above or the home sale is closed. At May 31, 1994, the Company had a total backlog of 279 homes with an aggregate sales value of $55 million, which is moderately lower than the backlog of the Company at the start of the third and fourth quarters of fiscal year 1994. The Company had a backlog of 297 homes with an aggregate sales value of $62 million at the end of the second quarter of fiscal year 1994 and 295 homes with an aggregate sales value of $54 million at the end of the third fiscal quarter of fiscal year 1994.

     Management believes that because of the Company's typical construction, marketing and closing cycle, the Company's backlog is generally a good indicator of the number of units that will be closed in the four months following a particular measurement date. The following table shows cancellations and net new orders (sales made less cancellations and credit rejections) and the ending backlog relating to the Company and Durable for each quarter since the middle of fiscal year 1993, including the four fiscal quarters prior to the Durable
Acquisition:

                                                                                                                      PRO FORMA
                                PRO FORMA FISCAL QUARTER ENDED(a)                    FISCAL QUARTER ENDED            FISCAL YEAR
                        --------------------------------------------------   -------------------------------------      ENDED
                        NOVEMBER 30,   FEBRUARY 28,   MAY 31,   AUGUST 31,   NOVEMBER 30,   FEBRUARY 28,   MAY 31,   FEBRUARY 28,
                            1992           1993        1993        1993          1993           1994        1994       1994(a)
                        ------------   ------------   -------   ----------   ------------   ------------   -------   ------------
                                                                (UNITS, EXCEPT AS NOTED)
California
  Starts(b)...........         13              2          101         64           78             65           117          308
  Deliveries(c).......          0              0           13         25           77            111            37          226
  Closings(d).........         16              9           17         15           87             86            62          205
  Cancellations.......         18             14           58         62           57             43            51          220
  Net new orders......         22             73           46         52           46             93            70          237
  Ending backlog......         28             92          121        158          117            124           132          124
  Ending backlog
    ($000)............    $ 6,474        $25,853      $36,918    $47,893      $36,478        $37,450       $39,987      $37,450
Nevada(a)
  Starts(b)...........        106             52          127        105          140            120           138          492
  Deliveries(c).......        113            112          109        124           51            127           157          411
  Closings(d).........        100            100          121        119           78            121           137          439
  Cancellations.......         88             76           57         75           59             46            62          237
  Net new orders......        146             72          104        113          117            124           103          458
  Ending backlog......        190            162          145        139          178            181           147          181
  Ending backlog
    ($000)............    $18,525        $16,119      $14,318    $13,725      $17,576        $18,366       $15,086      $18,366
Total Ending backlog
  Units...............        218            254          266        297          295            305           279          305
  Dollars ($000)......    $24,999        $41,972      $51,236    $61,618      $54,054        $55,816       $55,073      $55,816

- ---------------

(a) Includes information with respect to Durable's backlog on a pro forma basis for the periods prior to consummation of the Durable Acquisition.

(b) Represents start of construction on a unit.

(c) Represents completion of construction and issuance of a certificate of occupancy.

(d) Represents the close of escrow and delivery of the deed to the buyer of a unit.

     The same 13 projects that generated substantially all of the closings in fiscal year 1994 were still actively selling homes at the start of fiscal year 1995. The Company expects to start construction on approximately 14 new projects in fiscal year 1995 that were not under construction during fiscal year 1994, 11 of which are currently owned or in escrow. See "Business -- Developments in Process -- California" and "Business -- Developments in Process -- Nevada."

VARIABILITY OF RESULTS AND SEASONALITY

     The Company's results of operations reflect the cyclical nature of the homebuilding industry and the Company's historical focus on the Southern California housing market. The most recent peak in the industry cycle occurred in 1988 and 1989, which was followed by a downturn in 1990 coinciding with the national recession. California entered the recession later than other portions of the country and, as a result, the Company's performance in fiscal year 1990 was quite strong. However, economic and real estate conditions in California and Southern California in particular have been depressed during 1991, 1992 and 1993. The Company commenced a geographic diversification strategy in fiscal year 1993 in order to reduce its dependence on the Southern California real estate market. Despite the national recession, the Las Vegas metropolitan area has experienced significant growth in recent years, with unit sales and population increases from year to year during the period from 1990 to 1992.

     The Company's results of operations for any period are affected by a number of factors, including the number of home developments under construction, the length of the development cycle of its projects, product mix, weather, availability of financing, costs of materials and economic conditions in the areas in which the Company operates. Product mix (both product line and size of home) has a substantial effect on the average sales price of homes and the gross margin from home sales because smaller homes generally have lower sales prices and gross margins than larger homes. The average sales price of homes from period to period fluctuates based on product line, home size, geographic mix and changes in the market price of housing.

     The homebuilding industry in California, and to a lesser extent Nevada, is seasonal. Generally, new orders are higher in the spring and summer months, constituting the Company's first and second fiscal quarters, with closings, and therefore revenues, being higher in the fall and winter months, which represent the Company's third and fourth fiscal quarters. While the Company's increased revenue levels during the third and fourth quarters of fiscal year 1994 were principally related to delivery of completed homes not previously available rather than seasonality, the Company expects that seasonal variations will continue in the future.

RESULTS OF OPERATIONS -- GENERAL

     On November 30, 1990, San Jacinto was seized by federal regulators who named the RTC as conservator. On December 14, 1990, the Office of Thrift Supervision ("OTS") issued an order declaring San Jacinto insolvent and closed the institution. The RTC was appointed receiver of San Jacinto. On the same date, the RTC, as receiver, entered into a purchase and assumption agreement transferring all of the assets of San Jacinto (including the Company's debt to San Jacinto and 12,000,000 shares of the Company's common stock) to a newly-formed federal mutual association, San Jacinto Savings Association, F.A. ("SJSA"). Immediately following this transfer of assets, OTS placed SJSA into conservatorship and appointed the RTC as managing agent. On September 27, 1991, SJSA was placed into receivership by the RTC.

     At the time of San Jacinto's seizure by the OTS, San Jacinto provided approximately 52% of the Company's $389 million of financing. During the period of RTC control, the Company had no access to its former lines of credit with San Jacinto, which it had previously utilized for both land acquisition and daily working capital. The Company was thus forced to begin an aggressive program to liquidate inventory of homes and lots to repay defaulted loans and to maintain day-to-day operations. New construction and acquisition activity was virtually halted during the period of RTC control, bringing the Company from 775 homes closed in fiscal year 1990 (the year prior to RTC control) to 115 homes in fiscal year 1993 (the last year that included any period of RTC control). Additionally, at the time of the seizure the real estate market in Southern California was rapidly deteriorating, causing management to continually evaluate its inventory as it sought to liquidate such inventory for its survival. Management made every attempt to keep currently abreast of declines in inventory values and writedowns in value were taken when appropriate.

     During fiscal year 1992 the Company continued to liquidate inventory to provide cash for operations and to repay debt while the RTC attempted to sell its interest in the Company. As a result, the Company was forced to sell properties that it previously had intended to develop while at the same time aggressively reducing sales prices on its standing home inventory. This effort resulted in a $56.0 million adjustment to the carrying value of the Company's inventory during fiscal year 1992.

     During fiscal year 1993 the RTC successfully completed its sale of the Company to CPH. As part of the business plan implemented by CPH, the Company sold several parcels of land and entered into the CalPERS Partnerships. These transactions were at market values which resulted in writedowns of approximately $48 million. In addition, the remaining inventory was re-evaluated as to its net realizable value and $27.5 million of additional writedowns were recorded due to the continued erosion of estimated values.


     During fiscal years 1992 and 1993 earnings were not adequate to cover fixed charges by $41.4 million and $62.3 million, respectively. This was primarily the result of the effect on earnings of the adjustments to carrying values of inventory described above. On a proforma basis, earnings were not adequate to cover fixed charges by $5.6 million for fiscal year 1994. This was due to very few closings during the first six months of fiscal year 1994. The Company has accelerated construction activity with proceeds from the sale of the Old

Notes during the first quarter of fiscal year 1995. This accelerated construction activity should result in increased home closings, which management believes will provide sufficient earnings to cover fixed charges.


     The results of operations of the Company for the fiscal year ended February 28, 1994 do not include the full year of Durable's results of operations due to the fact that the Durable Acquisition did not occur until the start of the third quarter of fiscal year 1994. Additionally, the results of operations of the Company for the fiscal years ended February 29, 1992 and February 28, 1993 include the period of RTC control of the Company. Accordingly, Company management believes that the historical operating results for those periods are not meaningful indicators of future performance.

     A separate discussion and analysis of Durable's results of operations for its three most recently completed fiscal years prior to its acquisition by the Company is also included below. For federal and certain state income tax purposes, prior to the Durable Acquisition, Durable had elected to be treated as an S Corporation and, therefore, was not generally subject to tax on its earnings. See Note 1 to the Consolidated Financial Statements of Durable included elsewhere in this Prospectus. The Company and Durable are generally not discussed separately in the discussions of liquidity and capital resources, inflation and taxes included below.

  RESULTS OF OPERATIONS -- THE COMPANY

     Because revenues from home sales are not recognized until the sales are closed, the recommencement of building operations by the Company following the Acquisition did not result in material levels of home closings until the third quarter of fiscal year 1994. Additionally, the Company's results of operations for the periods prior to September 1, 1993 do not reflect the Durable Acquisition. Accordingly, the Company believes that the historical operating results for the full fiscal year presented herein are not as meaningful as the quarterly results for the last two quarters of fiscal year 1994. The Company incurred operating losses of $1.9 million and $1.6 million during the first two quarters of fiscal year 1994 and returned to profitability in the third quarter of fiscal year 1994 as home closings began to occur following completion of the construction recommenced after the Acquisition. The Company's net income (excluding extraordinary items) for the third and fourth quarters of fiscal year 1994 was $1.8 million and $2.3 million, respectively.

  FIRST QUARTER OF FISCAL YEAR 1995 COMPARED WITH THE FIRST QUARTER OF FISCAL YEAR 1994


     Revenues from Sales of Homes. Revenues from housing sales for the first quarter of fiscal year 1995 and the first quarter of fiscal year 1994 were $30.6 million and $3.6 million, respectively, reflecting an increase of $27.0 million from the corresponding period of fiscal year 1994. The increase was due to increased home closings. Home closings for the first quarter of fiscal year 1995 were 193 versus 17 homes during the first quarter of fiscal year 1994. Included in this amount were 137 homes closed by Durable Homes, Inc. ("Durable") in Las Vegas, Nevada.



     Revenues from Sales of Land. Revenues from sales of land of $1.2 million for the first quarter of fiscal year 1995 compares to no land sales during the first quarter of fiscal year 1994. The land sales for the first quarter of fiscal year 1995 represent the sale of 6 custom home lots in the La Quinta, California project.



     Cost of Home Sales. Cost of home sales for the first quarter of fiscal year 1995 increased to $24.5 million from the $3.8 million recorded in the comparable period of the prior year. The increase was due to the higher level of home closings during the first quarter of fiscal year 1995.



     Cost of Land Sales. Cost of land sales for the first quarter of fiscal year 1995 increased to $900 thousand from nil for the comparable period of the prior year. The increase in cost was due to the sale of custom lots in the La Quinta, California project which had no closings in the prior period.



     Selling, General and Administrative Expenses. Selling, general and administrative expenses for the first quarter of fiscal year 1995 totaled $4.5 million, an increase of $2.6 million from the corresponding period of fiscal year 1994. This increase was due primarily to the acquisition of Durable, whose selling, general and administrative expense for the quarter was $1.9 million, and increased Company activity in California.

     Minority Interest Expense. Minority interest expense for the first quarter of fiscal year 1995 increased to $1.5 million from nil for the comparable period of the prior year. This increase was due to escrow closings related to the Company's joint venture projects.



     Interest Expense. There was no interest expense for the first quarter of fiscal year 1995, as the aggregate interest costs for such quarter of $1,543,000 were capitalized. This reflects a reduction of $276 thousand when compared to the corresponding period of the prior fiscal year. This decrease was due primarily to the increase in interest capitalization on increased construction activity.


     Extraordinary Gain. The Company posted an extraordinary gain of approximately $4.7 million ($3.1 million net of income taxes) from the retirement of a construction loan and interest due thereon at less than the book amount of the liability thereof. The loan was previously in default.

     Net Income. As a result of the foregoing factors, the Company posted an after tax operating profit of $867,000 for the three months ended May 31, 1994. This amount, when added to the $3.1 million extraordinary gain from the resolution of project financing, resulted in net income for the quarter of $3.9 million.

     For the first quarter of fiscal year 1995 the Company recorded 160 net orders (homes contracted for sales less cancellations) on home sales which was 114 homes greater than in the comparable quarter ended May 31, 1993. The Company had 272 homes in its backlog (homes under contract but not closed) at May 31, 1994, which was an increase of 151 homes over the Company's backlog at May 31, 1993.

  FISCAL YEAR 1994 (YEAR ENDED FEBRUARY 28, 1994) COMPARED TO FISCAL YEAR 1993 (YEAR ENDED FEBRUARY 28, 1993)

     Net Income. The Company returned to profitability in fiscal year 1994 having net income of $4.9 million, or $0.34 per share, compared to a net loss of $84.5 million, or $6.05 per share, for fiscal year 1993. These results were due to the factors discussed below.


     Revenues from Sales of Homes. Revenues from housing sales for fiscal year 1994 of $81.2 million increased $42.8 million, or 112%, from fiscal year 1993. This increase was due to a greater number of home closings during the fiscal year. Home closings for fiscal year 1994 were 404, compared to 115 homes for fiscal year 1993, an increase of 289 homes. This increased activity was primarily due to the Durable Acquisition, which contributed $21.1 million of revenues and 199 home closings during the period from September 1, 1993, the effective date of the Durable Acquisition, through February 28, 1994, and the home closings from the projects developed by the four CalPERS Partnerships, which contributed 155 home closings and approximately $46.8 million in revenues.



     Revenues from Sales of Land. Revenues from land sales for fiscal year 1994 of $6.9 million decreased $26.8 million from fiscal year 1993. In fiscal year 1993 CPH, as part of their acquisition of the Company, had a business plan which included the sale of several parcels of land which were outside the area in which the new management of the Company wanted to operate. The land sales activity during fiscal year 1994 were the final land sales under this business plan.



     Cost of Home Sales. Cost of home sales for fiscal year 1994 of $65.8 million increased $31.9 million from the comparable period of fiscal year 1993. This increase was due to a greater number of home closings during fiscal year 1994.



     Cost of Land Sales. Cost of land sales of $7.5 million for fiscal year 1994 decreased $26.8 million from fiscal year 1993. The decrease was a result of lower land sale activity during fiscal year 1994.



     Adjustments to Carrying Value of Inventory. There were no adjustments to the carrying value of inventory during fiscal year 1994 as compared to $75.5 million of adjustments during fiscal year 1993. For a discussion of the 1993 amounts, see "Fiscal Year 1993 (Year Ended February 28, 1993) Compared to Fiscal Year 1992 (Year Ended February 29, 1992 -- Adjustments to Carrying Value of Inventory)."

     Selling, General and Administrative Expenses. Selling, general and administrative expenses for fiscal year 1994 of $12.3 million increased $2.6 million over fiscal year 1993. This increase was primarily due to the effect of the Durable Acquisition, which was consummated as of September 1, 1993.


     Minority Interest Expense. Minority interest expense of $4.3 million for fiscal year 1994 compares to none for the comparable period of fiscal 1993. The first escrow closings for the Company's joint venture projects was the reason for the increase during fiscal year 1994.



     Interest Expense. Interest expense of $418,000 for fiscal year 1994 was approximately $8.1 million less than fiscal year 1993. This decrease was due primarily to an increase in the amount of interest able to be capitalized as a result of the increased level of construction activity and the Company's lower level of debt as a result of the Acquisition and the associated restructuring of debt.



     Extraordinary Gain. During the fiscal year ended February 28, 1994, the Company recorded a one-time gain of $4.3 million due to the resolution of project financing at less than the face amount of the debt.



     During the fiscal year ended February 28, 1994, the Company recorded 478 net orders (home sales contracted for less cancellations), which was 352 homes higher than fiscal year 1993. The Company had 305 homes in its backlog (homes under contract but not closed) at February 28, 1994, which was an increase of 213 homes over the Company's backlog at February 28, 1993.


  FISCAL YEAR 1993 (YEAR ENDED FEBRUARY 28, 1993) COMPARED TO FISCAL YEAR 1992 (YEAR ENDED FEBRUARY 29, 1992).


     Net Income (Loss). The Company had a net loss of $84.5 million, or $6.05 per share, compared to a net loss of $57.8 million, or a loss of $4.13 per share, for fiscal year 1992. This net loss was primarily as a result of downward adjustments to the net realizable value of assets resulting from the closing of the Acquisition and a $10.9 million operating loss.



     Revenues from Sales of Homes. For the first three quarters of fiscal year 1993, the Company liquidated standing inventory and had virtually no construction activity. Housing starts in the fourth fiscal quarter had not yet begun to close by the end of the quarter and as a result revenue from housing sales was down from $137.2 million in fiscal year 1992 to $38.4 million in fiscal year 1993. There was a 71% reduction in the number of homes closed in fiscal year 1993 compared to fiscal year 1992, which reduction resulted from the RTC-controlled Board of Directors' direction that the Company liquidate inventory and not commence any new construction activity.



     Revenues from Sales of Land. Revenues from land sales for fiscal year 1993 of $33.8 million decreased $11.7 million from fiscal year 1992. The increased land sale activity during fiscal year 1992 was the liquidation of inventory that the Company required to maintain cash flow to support operations. As set forth above, the fiscal year 1993 land sale activity was the result of the CPH acquisition.



     Cost of Home Sales. Cost of home sales for fiscal year 1993 of $33.9 decreased $87.6 million from the comparable period of fiscal year 1992. This was due to the reduced level of closings during 1993.



     Cost of Land Sales. Cost of land sales of $34.3 million for fiscal year 1993 was lower than the $48.8 million recorded for fiscal year 1992. The Company had higher land sale activity in fiscal year 1992 as a result of a policy to liquidate inventory. The land sales in fiscal 1993 were a result of the CPH acquisition.



     Adjustments to Carrying Value of Inventory. Adjustments to carrying value of inventory during fiscal year 1993 of $75.5 million increased $19.5 million over the $56.0 million recorded during fiscal year 1992. The Company, based on its plans and intentions at February 29, 1992, made its best evaluation of the net realizable value of its inventory. This evaluation resulted in the $56.0 million adjustment to the carrying value of its inventory during fiscal year 1992. From February 29, 1992 until the RTC successfully completed its sale of the Company to CPH in August 1992 (during fiscal year 1993), the real estate market continued to deteriorate significantly. The new management of the Company re-evaluated the net realizable value of its inventory during August 1992, based on the condition of the economy and real estate markets, and the business plan of the new management team. This re-evaluation resulted in adjustments to the carrying value of the inventory in the amount of $75.5 million, which were recorded in August 1992. These adjustments were the result of three factors: (1) the pending sale of several parcels, at market values, to third party developers; (2) the pending formation of four limited partnerships with CalPERS; and (3) the writedown of remaining inventories to net realizable value. None of the foregoing transactions were contemplated at February 29, 1992.



     Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased to $9.8 million for fiscal year 1993, down from $15.6 million for fiscal year 1992. This decrease resulted primarily from reduced efforts at marketing inventory during the RTC's control of the Company and from extensive overhead reduction measures taken in order to conserve cash, including the closure of the Los Angeles and San Diego divisions of the Company at the direction of the RTC.


     Interest Expense. Interest expense was $8.5 million for the fiscal year ended February 28, 1993, compared to $14.7 million for the fiscal year ended February 29, 1992. This reduction stems from debt reduction associated with sales of land and inventory.

     During the fiscal year ended February 28, 1993, the Company had 126 net new orders (home sales contracted for less cancellations), which was lower than the comparable period of fiscal year 1992 by 200 homes. However, the Company had 92 homes in its backlog at February 28, 1993 (homes under contract but not closed), compared to 81 homes in its backlog at February 29, 1992.

  RESULTS OF OPERATIONS -- DURABLE

     The following table summarizes certain information regarding revenues, gross margins, average home selling prices, selling, general and administrative expenses and homes closed for each of the three years ended December 31, 1993 for Durable only. See "Selected Consolidated Financial and Operating
Data -- Durable." For federal and certain state tax purposes, prior to the Durable Acquisition, Durable had elected to be treated as an S Corporation and, therefore, was not generally subject to tax on its earnings. See note 1 to the Consolidated Financial Statements of Durable included elsewhere in this Prospectus.


                                                                 FISCAL YEAR ENDED
                                           -------------------------------------------------------------
                                           DECEMBER 31, 1991     DECEMBER 31, 1992     DECEMBER 31, 1993
                                           -----------------     -----------------     -----------------
                                                              (DOLLARS IN THOUSANDS)
Total revenues...........................       $31,495               $36,184               $38,678
Housing revenues.........................        31,461                35,977                38,458
Cost of homes............................        24,355                28,570                30,095
Selling, general & administrative
  expenses...............................         4,587                 5,082                 5,924
Net income...............................         2,553                 2,532                 2,199
Selling, general and administrative
  expenses as a percent of housing
  revenues...............................          14.6%                 14.1%                 15.4%
Average home selling price...............       $    90               $    99               $    94
Homes closed (units).....................           348                   363                   410


  FISCAL YEAR 1993 (YEAR ENDED DECEMBER 31, 1993) COMPARED TO FISCAL YEAR 1992 (YEAR ENDED DECEMBER 31, 1992)

     Net Income. Durable's net income for fiscal year 1993 was $2.2 million, compared to net income of $2.5 million for fiscal year 1992, a decrease of 13%. These results were due to the factors discussed below.

     Revenues from Sales of Homes. Revenues from housing sales for fiscal year 1993 of $38.5 million increased $2.5 million, or 7%, from fiscal year 1992. This increase was due to a greater number of home closings during the year. Home closings for fiscal year 1993 were 410 homes compared to 363 homes for fiscal year 1992, an increase of 47 homes. This increased activity was primarily due to the formation of three joint ventures during fiscal year 1993, which contributed 89 home closings and approximately $10.4 million in revenue in fiscal year 1993.

     Cost of Home Sales. Cost of home sales for fiscal year 1993 of $30.1 million increased $1.5 million over the comparable period of fiscal year 1992. This increase was due to the increased home closing activity during fiscal year 1993.



     Selling, General and Administrative Expenses. Selling, general and administrative expenses for fiscal year 1993 of $5.9 million increased by $.8 million over the corresponding period of fiscal year 1992, primarily as a result of broker participation and increased professional fees. As a percentage of total revenues, such expenses increased by 1.3%.


     Minority Interest. Minority interest in the earnings of joint ventures was $460,000 for fiscal year 1993; there was no minority interest expense for 1992.


     During the fiscal year ended December 31, 1993, Durable recorded 436 net new orders (homes contracted for less cancellations), which was three homes higher than fiscal year 1992. Durable had 164 homes in its backlog (homes under contract but not closed) at December 31, 1993, which was an increase of 26 homes over its backlog at December 31, 1992.


  FISCAL YEAR 1992 (YEAR ENDED DECEMBER 31, 1992) COMPARED TO FISCAL YEAR 1991 (YEAR ENDED DECEMBER 31, 1991)

     Net Income. Durable's net income for fiscal year 1992 was $2.5 million, compared to net income of $2.6 million for fiscal year 1991. These results were due to the factors discussed below.

     Revenues from Sales of Homes. Revenues from housing sales for fiscal year 1992 of $36.0 million increased $4.5 million, or 14%, from 1991. This increase was due to a higher average selling price of homes closed during the fiscal year. Home closings for fiscal year 1992 were 363 homes compared to 348 homes for fiscal year 1991. The increased prices were primarily due to a different mix of products sold.


     Cost of Home Sales. Cost of home sales for fiscal year 1992 of $28.6 million increased $4.2 million over the comparable period of fiscal 1991. This increase was due to the increased average cost of homes closed due to a different mix of products sold and the increase in home closing activity.



     Selling, General and Administrative Expenses. Selling, general and administrative expenses for fiscal year 1992 of $5.1 million increased by $0.5 million over the corresponding period of fiscal year 1991. The increase in selling, general and administrative expenses was primarily attributable to increased broker participation.



     During the fiscal year ended December 31, 1992, the Company recorded 433 net new orders (home sales contracted for less cancellations), which was 95 homes higher than in fiscal year 1991. The Company had 138 homes in its backlog (homes under contract) at December 31, 1992, an increase of 70 homes over the Company's backlog at December 31, 1991.


LIQUIDITY AND CAPITAL RESOURCES

     The Company's principal cash requirements are for the acquisition, development, construction and marketing of its residential projects. The need to stage the acquisition and use of raw materials such as land and finished lots and the need, on certain projects, to construct community facilities ahead of the start of home construction requires homebuilders such as the Company to commit working capital for longer periods than many traditional manufacturing companies. When building inventory, the Company uses substantial amounts of cash that are generally obtained from borrowings, available cash flow from operations and partners' contributions to joint ventures.

     The principal uses of cash resources by the Company since the Acquisition have been to recommence building operations in California, cure defaulted loans and undertake land acquisition for future projects. Because there was very little standing inventory and completed construction activity until the third quarter of fiscal year 1994, the Company has principally relied upon borrowings since the Acquisition due to the fact that cash flow from operations only began to become significant in the third and fourth quarters of fiscal year 1994.

The Company's construction activities since the Acquisition have been constrained to some extent by the amount of funds available to it for acquisition, development and construction.

     To date, the Company has principally used secured bank financing and financing provided by the CalPERS LP for acquisition, development and construction, with borrowings for individual projects or phases of projects secured by such projects. In connection with the CalPERS Partnerships, the CalPERS LP provided equity of $16.6 million and agreed to provide construction financing for the four projects (with 346 originally planned units) owned by the CalPERS Partnerships in an aggregate amount up to $66 million (the "CalPERS Construction Financing"). Through February 28, 1994, the CalPERS LP had advanced an aggregate of $37 million of the CalPERS Construction Financing. Under the terms of the Indenture relating to the sale of the Notes, the Company is prohibited from obtaining any further financing from the CalPERS LP with respect to the four CalPERS Partnerships.

     In May 1994 the Company successfully completed the sale of the Old Notes and Warrants. The proceeds from the offering were used and are being used to repay certain debt of the Company, acquire certain properties and for general working capital purposes. The proceeds are expected to provide sufficient available liquidity, when combined with additional financing permitted under the Indenture and cash flow from operations, to fund the Company's current and projected acquisition, development and construction activities for a period of at least two years.

     On May 12, 1994, the Company also obtained a $25 million revolving credit facility (the "Facility") with Bank One, Arizona, NA. ("BOAZ"). Interest on amounts outstanding under the Facility accrues at BOAZ's prime rate then in effect plus 1.00%. Availability of funds under this Facility is subject to, among other things, specific loan-to-value factors, appraisal reports and the satisfactory underwriting by the lender on a project phase basis.

     The Facility is secured by liens on various completed or under construction homes and lots held by the Company (but not on homes or lots held by Durable or any other Company subsidiary). Pursuant to the Facility, the Company is subject to certain covenants, including covenants that require the Company to comply with certain operating and reporting requirements and to maintain certain financial levels and ratios. The major financial covenants are a maximum 2.20 to
1.00 consolidated liabilities to consolidated tangible net worth ratio until May 12, 1995 and 2.00 to 1.00 thereafter, minimum consolidated tangible net worth of the Company equal to 66% of the consolidated tangible net worth of the Company on May 12, 1994, minimum cash on hand in an amount of not less than 10% of consolidated liabilities and maximum cash investment in land held for future development of 50% of consolidated net tangible assets. The Company has also agreed that it will not suffer a net loss in any fiscal quarter in excess of $1,000,000 or any net loss in any two consecutive fiscal quarters and not to make distributions from earnings and profits to the shareholders in an amount greater than 50% of such earnings and profits. At May 31, 1994 the Company had a
2.09 to 1.00 consolidated liabilities to consolidated tangible net worth ratio. The Facility also defines certain events that constitute events of default. BOAZ is entitled to payment out of the proceeds of its collateral prior to any holders of unsecured indebtedness, including the Notes.

     Under specified circumstances, BOAZ has the right to reappraise all or part of the property securing the Facility and may require mandatory prepayments if the amount outstanding under the Facility exceeds a specified maximum loan-to-value ratio. The term of the Facility is until June 30, 1996 with a provision for one-year extensions at the option of the Company provided that certain conditions are satisfied (including the payment of a commitment fee, the absence of any default and the determination by BOAZ in its sole discretion that the Company remains creditworthy). Following the termination date of the Facility, the $25 million maximum aggregate commitment will be decreased on a scheduled basis over the succeeding eighteen months (the "Conversion Period"), reducing to $0 at the end of the 18th month. The maximum aggregate commitment (as reduced over the 18-month period) will continue to be available to the Company during the Conversion Period.

     Subject to the restrictions contained in the Indenture, the Facility will be available to augment cash flow from operations to fund the Company's operations.

LEGAL PROCEEDINGS

     The Company is named as a defendant in lawsuits filed from time to time involving claims arising in the ordinary course of business. While certain of these matters may involve substantial amounts, the claims related to such lawsuits are in the discovery stage and no range of potential exposure is estimable. Management believes that the Company's probable insurance recovery with respect to such claims and lawsuits is sufficient and that such claims and lawsuits as are currently pending will not have a materially adverse effect on the Company's financial position or results of operations.

INTEREST RATES AND INFLATION

     The long-term impact of inflation on the Company is manifested in increased land, land development, construction and overhead costs, as well as in increased sales prices. For several years prior to fiscal year 1989, the Company was able to raise sales prices by amounts at least equal to its cost increases. Since fiscal year 1989, however, overall sales prices have declined and the Company's costs, including land acquisition costs, have generally decreased.

     The Company generally contracts for land significantly before development and sales efforts begin and, accordingly, to the extent land acquisition costs are fixed, increases or decreases in the sales prices of homes may affect the Company's profits. Since the sales prices of homes are fixed at the time of sale and the Company generally sells its homes prior to commencement of construction, any inflation of costs in excess of those anticipated may result in lower gross margins. The Company generally attempts to minimize that effect by entering into fixed-price contracts with its subcontractors and material suppliers for specified periods of time, which generally do not exceed one year.

     Housing demand, in general, is adversely affected by increases in interest costs, as well as in housing costs. Interest rates, the length of time that land remains in inventory and the proportion of inventory that is financed affect the Company's interest costs. If the Company is unable to raise sales prices enough to compensate for higher costs, which had generally been the condition during prior years, or if mortgage interest rates increase significantly, affecting prospective buyers' ability to adequately finance a home purchase, the Company's revenues, gross margins and net income would be adversely affected. Increases in sales prices, whether the result of inflation or demand, may affect the ability of prospective buyers to afford a new home.

TAXES

     The Company is part of the CPH consolidated tax group. No written tax sharing agreement with respect to taxes existed between the member companies of the CPH consolidated tax group as of December 31, 1993. The CPH consolidated tax group files on a calendar year basis, whereas the Company's financial statements reflect a fiscal year ending on the last day of February. As of December 31, 1993, the Company estimates that it had a small federal and California tax liability and a net operating loss carryforward to 1994, which the Company can utilize to offset regular taxable income that may be generated after the 1993 tax year. The Indenture requires the merger of the Company with CPH, as a result of which the Company will no longer be part of a consolidated group and will file its own tax returns.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER, PERIOD FOR TENDERING OLD NOTES

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New
York City time, on           , 1994; provided, however, that if the Company has
extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

     As of the date of this Prospectus, $100 million aggregate principal amount of the Old Notes was outstanding. This Prospectus, together with the Letter of
Transmittal, is first being sent on or about           , 1994, to all holders of
Old Notes known to the Company. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "-- Certain Conditions to the Exchange Offer" below.

     The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving notice of such extension to the holders thereof. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

     The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "-- Certain Conditions to the Exchange Offer." The Company will give notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     Holders of Old Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the Exchange Offer.

PROCEDURES FOR TENDERING OLD NOTES

     The tender to the Company of Old Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to United States Trust Company of New York (the "Exchange Agent") at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the Old Notes who has not completed the box entitled "Special Issuance Instruction" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder with the signature thereon guaranteed by an Eligible Institution.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

     If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Old Notes.

     If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

     By tendering, each holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "-- Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral and written notice thereof to the Exchange Agent.

     For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. If by November 14, 1994, neither the Exchange Offer is consummated nor a Shelf Registration Statement is declared effective, the interest rate on each Old

Note, whether or not tendered for exchange, from and after November 14, 1994 shall be permanently increased to a rate of 13 1/4% per annum.

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount that the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

     Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, the Company determines that the Exchange Offer violates applicable law, any applicable interpretation of the Staff of the Commission or any order of any governmental agency or court of competent jurisdiction.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939 (the "TIA"). In any such event the Company is required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible moment.

EXCHANGE AGENT

     United States Trust Company of New York has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

   By Hand/Overnight Express:                  By Mail:                    By Overnight Delivery:
     (insured or registered             (insured or registered             (insured or registered
           recommended)                      recommended)                       recommended)
 United States Trust Company of     United States Trust Company of     United States Trust Company of
            New York                           New York                           New York
        65 Beaver Street                     P.O. Box 844                       770 Broadway
          Ground Floor                      Cooper Station                        7th Floor
       New York, NY 10005                 New York, NY 10276              New York, New York 10003
Attn: Corporate Trust and Agency    Attention: Corporate Trust and     Attention: Corporate Trust and
            Services                        Agency Services                    Agency Services

                                 Via Facsimile:
                                 1-212-420-6152

                             For Information Call:
                                 1-800-548-6565

     DELIVERY OF THIS INSTRUMENT TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

     The Company will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of the Company.

     The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be $170,000 which includes fees and expenses of the Trustee, accounting, legal, printing and related fees and expenses.

ACCOUNTING TREATMENT

     The New Notes will be recorded at the same carrying value as the Old Notes, which is the principal amount as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer will be capitalized for accounting purposes.

TRANSFER TAXES

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE; RESALES OF NEW NOTES

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. Old Notes not exchanged pursuant to the Exchange Offer will continue to accrue interest at 12 3/4% per annum and will otherwise remain outstanding in accordance with their terms. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. Based on certain interpretive letters issued by the staff of the Commission to third parties in unrelated transactions, New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than (i) any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (ii) any broker-dealer that purchases Notes from the Company to resell pursuant to Rule 144A or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes. If any holder has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. A broker-dealer who holds Old Notes that were acquired for its own account as a result of market making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of New Notes. While the Company has an obligation under the Registration Agreement to update this Prospectus by amendment or supplement for a period of 90 days following consummation of the Exchange Offer, the Company has no obligation thereafter to update the Prospectus and, therefore, holders required to deliver a prospectus may not thereafter be able to resell because they may be unable to comply with the prospectus delivery requirements described above.

     In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Agreement and subject to certain specified limitations therein, to register or qualify the New Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Notes reasonably requests in writing.

                                    BUSINESS
GENERAL

     The Company is one of the leading single-family homebuilders in Orange County, California and Las Vegas, Nevada, where it builds and sells homes targeted to entry level and move-up buyers. Since 1975, the Company has built and sold nearly 8,000 homes, principally in Orange County, but also in the adjacent counties of Riverside, San Diego and Los Angeles. Since 1969, Durable has built and sold nearly 7,000 homes, principally in Las Vegas. The Company believes that in 1993 it was the 10th largest homebuilder in Orange County and Durable was the 8th largest homebuilder in Las Vegas (in each case, based on unit sales). During the fiscal year ended February 28, 1994, the Company (including Durable's results on a pro forma basis for the full fiscal year) closed 644 home sales at an average sales price of $159,000 (including 205 homes closed in California at an average sales price of $293,000 and 439 homes closed in Nevada at an average sales price of $96,000). During the fiscal quarter ended May 31, 1994, the Company closed 193 homes at an average price of $158,500 and 6 custom lots at an average price of $192,000.

     Recent market information indicates that the Orange County housing market is improving and that the Las Vegas housing market remains quite strong. The number of sales of new homes in Orange County was 15% higher during 1993 than during 1992, and the overall inventory of unsold completed new homes in Orange County decreased from an approximately 40 week supply in September 1990 to an approximately 14 week supply in June 1994. The percentage of households in the Orange County area that can afford a median priced home increased from 14% in December 1989 to 42% in May 1994. Las Vegas, with an expanding job base and relatively low median housing prices, was one of the fastest growing markets in the United States for new home sales in 1993, with annual unit sales of 15,800, 40% greater than the 1992 level. The U.S. Census Bureau ranked Las Vegas as the number one metropolitan area in percentage population growth between 1990 and 1992, with a 14% gain to 971,200 people. During the same period, Orange County gained 106,000 new residents, an increase of over 4%.

     While the Company believes that the housing market in California is recovering and that the housing market in Nevada is holding strong, the Company will continue to be affected by real estate market conditions in areas where its development projects are located and in areas where its potential customers reside. The residential homebuilding industry is cyclical and sensitive to changes in general national and regional economic conditions, such as: levels of employment; consumer confidence and income; availability of financing to homebuilders for acquisitions, development and construction; availability of financing to homebuyers for permanent mortgages; interest rate levels; the condition of the resale market for used homes; and the general demand for housing. Housing demand is particularly sensitive to changes in interest rates. If mortgage interest rates increase significantly, thus affecting prospective buyers' ability to obtain affordable financing for their home purchases, the Company's sales and operating results may be adversely affected.

     In August 1992, CPH acquired control of the Company from the RTC pursuant to the Acquisition. At the time of the Acquisition, the Company had an experienced management team in place and almost 2,000 entitled lots in California (a majority of which were still held by the Company as of May 31, 1994). The Acquisition (and the Company's results of operations for the first six months of fiscal 1993) allowed the Company to improve significantly its balance sheet, as debt was reduced by $215 million (from $263 million to $48 million), stockholders' equity increased by $76 million to $51 million and the book value of residential real estate inventories was written down 51% from $225 million to $111 million. Prior to the Acquisition, the Company had already taken significant writedowns to its land inventory. Such write-downs aggregated approximately $140.3 million during fiscal years 1991 and 1992.

     During much of the period of RTC control, new construction and acquisition activity was halted in California as the RTC followed a strategy essentially limited to liquidating inventory. Closings in California decreased from a peak of 775 homes in fiscal year 1990 (the year prior to RTC control) to 115 homes in fiscal year 1993 (the last year that included any period of RTC control). At the time of the Acquisition, California construction activity had virtually ceased and there were only 13 completed and 15 partially completed homes remaining at the Company. Because of the time required to recommence active building operations after the Acquisition, the Company did not begin closing a significant number of homes in California until the third and fourth quarters of fiscal year 1994. Because of the 22 months of RTC control, the period required to recommence California operations and the acquisition of Durable in mid fiscal year 1994, management of the Company does not believe that its historical operating results prior to the third and fourth quarters of fiscal year 1994 are meaningful indicators of its future performance.

     Since the Acquisition, the Company has focused on: (i) recommencing California building operations; (ii) diversifying its geographic markets to include areas outside of Southern California; (iii) diversifying its product offerings to include both entry level and move-up homes in order to appeal to a broad customer base; (iv) improving and broadening its capital base and sources of financial liquidity; (v) controlling costs while increasing operational efficiency; and (vi) reducing land and inventory risk by avoiding speculative building, constraining project sizes, avoiding entitlement risks and acquiring land through the use of options, purchase contracts, development agreements and joint ventures.

     The Company believes that it has made progress in implementing these strategic goals. Since the Acquisition, the Company has: (i) recommenced active building operations in Southern California; (ii) become a significant participant in the Las Vegas, Nevada residential housing market through its acquisition of Durable; (iii) reduced prices, largely as a result of its reduced land basis, on its California products without adversely affecting its product design or quality; (iv) obtained approximately $120 million of construction financing commitments, which included approximately $66 million from the CalPERS LP, which amounts the Company has utilized in the past but are presently not available to the Company as a result of restrictions contained in the Indenture;
(v) established new management control systems and reduced overhead, and (vi) completed the sale and issuance of the Old Notes and the Warrants.

     While the Company has made progress in achieving its strategic goals, the Company had significant operating losses during the 1991, 1992 and 1993 fiscal years, which included the 22-month period of RTC control (November 1990 to August 1992). During much of the period of RTC control, the operations of the Company essentially were limited to liquidating standing inventory and, at the direction of its RTC-controlled board of directors, the Company did not start any new projects or acquire land or options for land for new projects. The Company was profitable during the 1994 fiscal year, but it did incur losses during the first two quarters of such fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     At May 31, 1994, the Company was in various stages of development with respect to 21 active projects, including 11 projects located in the Orange and Riverside Counties of Southern California and in 10 projects located in Las Vegas and Laughlin, Nevada. The Company is actively selling homes in 18 of these projects. At May 31, 1994, the Company owned approximately 1,515 building sites (946 in California and 569 in Nevada) and controlled an additional 1,396 building sites (639 in California and 757 in Nevada) through options and purchase contracts.

     The Company expects to start construction on approximately 14 new projects during fiscal year 1995 and also expects that substantially all of the projects that generated closings during the third and fourth quarters of fiscal year 1994 will be generating closings throughout fiscal year 1995. At May 31, 1994, the Company had a total backlog of 279 homes sold with an aggregate sales value of $55.1 million, which is moderately lower than the backlog at the start of the third and fourth quarters of fiscal year 1994. The backlog at May 31, 1994 included 132 homes sold with an aggregate sales value of $40.0 million in California and 147 homes sold with an aggregate sales value of $15.1 million in Nevada.

STRATEGY

     The Company's long-term strategy includes the following key elements:

          (1) Diversifying its geographic markets. The Company believes that geographic market diversification is a key element in achieving long-term stability and growth. By acquiring Durable, the Company has expanded its geographic reach beyond its Southern California markets to include Las Vegas and Laughlin, Nevada. While the Company has no current plans to expand outside the Nevada and Southern California markets, it may consider expansion to other markets in the future.

          (2) Diversifying its product. The Company builds homes targeted for entry level buyers as well as move-up buyers so that it is able to deliver cost-effective and quality homes to a broad segment of its potential customer base. Within Nevada, Durable historically focused on entry level and first time move-up buyers. Through its formation of J.M. Peters Nevada, Inc. ("JMPN") in September 1993, the Company positioned itself to deliver higher-end products in Nevada. Within Southern California, the Company historically focused on second and third time move-up buyers. Since the Acquisition in August 1992, the Company has lowered its overall price point in Southern California (from $347,000 average price in fiscal year 1992 to $334,000 and $293,000 in fiscal years 1993 and 1994, respectively), enabling the Company to sell to first-time move-up buyers in Southern California as well as the higher-end segments of that market. The Company is currently expanding to the entry-level market in California through a newly-formed wholly-owned subsidiary, Durable Homes of California, Inc. ("Durable-California"). Durable-California has only recently commenced operations and is currently seeking opportunities to acquire lots on which to build entry-level homes. The Company intends to utilize Durable's well-established products and building methods in order to bring quality homes to the entry-level market. The Company has hired J. Terrence Hanna, an experienced homebuilder with over 12 years of experience in the real estate industry, to serve as the President and Chief Executive Officer of Durable-California.

          During fiscal year 1993, the Company formed a new wholly-owned subsidiary, Capital Pacific Communities, Inc. ("CPC"), to specialize in acquiring and developing multi-family projects. The activities of CPC are part of the Company's overall diversification strategy. Rental housing is a significant component of the market for housing alternatives, representing entry-level housing prior to, or as an alternative to, home ownership. The Company currently anticipates that it will develop and hold its multi-family projects, rather than pursuing a strategy of developing multi-family projects that are sold to other parties or are packaged as part of a real estate investment trust.

          The Company currently expects to acquire or build one or two multi-family housing projects (typically consisting of 150 to 200 units per project) per fiscal year. The Company intends to finance these projects through the use of non-recourse indebtedness.

          (3) Enhancing the Company's capital base and sources of financial liquidity. The Company is seeking to diversify its sources of financing. As conventional real estate lending has decreased, the Company has expanded its focus from traditional project specific financing to Company-wide financing through public capital markets. Consistent therewith, in May 1994 the Company successfully completed the sale and issuance of the Old Notes and the Warrants. The proceeds from the offering will be used to repay certain debt of the Company, acquire certain properties and for general working capital purposes. The Company has also obtained the Facility with BOAZ to provide additional flexibility. The Company intends to maintain its traditional lending relationships as an additional source of liquidity to the extent permitted by the Indenture. The Company believes this financing strategy will allow orderly growth and greater flexibility to react quickly to changing market conditions.

          (4) Controlling costs and maintaining operational efficiency. The Company has implemented job cost, warranty tracking and construction scheduling systems and other quality controls to control costs and to reduce the effect of certain risks inherent in the homebuilding industry. These systems and controls enable the Company to improve and monitor its efficiencies.

          (5) Minimizing land and inventory risk. The Company carefully manages its land and inventory risk in a variety of ways. The Company monitors its supply of owned, optioned and controlled land to ensure an adequate pipeline of building lots in each of its markets while avoiding excess land holdings. The Company purchases only entitled land, typically in parcels of only 50 to 150 lots and makes use of options, seller financing and joint ventures to reduce its capital commitment and exposure to risks. "Entitled" land is generally defined as land that has received all necessary land use approvals for residential development from the appropriate state, county and local governments, including any required tract maps, subdivision approvals, and grading and building permits. The Company generally tries to limit its speculative building by commencing construction only after some sales have been made and by limiting its construction to 10-15 units at a time. The Company generally purchases and holds land in amounts sufficient to support home production and sales over a 24 to 36 month period in California, and in amounts sufficient to support home production and sales over an 18 to 24 month period in Nevada. See "-- Joint Ventures."

GEOGRAPHIC MARKETS

     At February 28, 1994, the Company was in various stages of development with respect to 21 active projects, including 11 projects located in the Orange and Riverside Counties of Southern California and 10 projects located in Las Vegas and Laughlin, Nevada. The Company is actively selling homes in 18 of these projects. The Company's homes currently range in size from 1,443 to 3,710 square feet in Southern California and from 867 to 2,287 square feet in Nevada. The Company's homes are currently priced from $175,000 to $530,000 in Southern California and from $77,000 to $147,000 in Nevada. At May 31, 1994, the Company owned approximately 1,515 building sites (946 in California and 569 in Nevada) and controlled an additional 1,396 building sites (639 in California and 757 in Nevada) through options and purchase contracts.

  CALIFORNIA

     The Company believes that favorable supply and demand characteristics for homes in California offer an attractive opportunity for experienced homebuilders having access to sources of financing. California is both the most populous state and the largest housing market (measured by permits issued for housing starts) in the United States.

     According to the California Department of Finance, the population of California increased from an estimated 26.7 million in 1986 to an estimated 32.0 million in 1993, an increase of almost 20%. During the period from January 1990 to January 1994, the California Department of Finance determined that the Los Angeles/Riverside/San Bernardino/Orange County consolidated area gained over 1 million residents, rising 7% to approximately 14.8 million residents.

     The California unemployment rate increased from 5.5% in January 1990 to 8.3% in December 1993, compared to the national average which was relatively stable, increasing slightly from 5.9% to 6.0% during the same period. The recession has been particularly acute in Southern California where the unemployment rate has increased more dramatically. For example, the unemployment rate in Los Angeles County rose from 5.9% in January 1990 to an average of 9.7% in 1993, while in San Bernardino County the unemployment rate increased from 4.8% in January 1990 to an average of 9.5% in 1993. Currently, the Company has no active projects in Los Angeles County or San Bernardino County. The unemployment rate in Orange County, where the Company has substantial operations, averaged 6.7% for 1993, but has fallen to 5.8% as of June 1994.

     Single-family building permits for the decade 1980-1989 averaged 863,000 annual units for the United States compared to 113,000 annual units for California during the same period, or 13.1% of the national total. California accounted for approximately one in seven new homes sold in the United States during the 1980s. Since 1989, California has experienced weakened economic conditions which have adversely affected the California housing market. Nonetheless, California has remained the state with the largest housing market in the United States. California's single family building permits represented 8.4% of the national total for 1992 and 7.1% of the national total for 1993. The pace of sales in California is showing signs of improvement. At the end of calendar year 1993, the seasonally adjusted rate of sales of homes (which would include existing homes) had accelerated by 36%, from 399,000 units in December 1990 to 543,000 units in December 1993, which exceeded the prior peak reached in 1989. The seasonably adjusted rate of sales of homes in June 1994 was 485,260.

     The Company believes that the supply of home sites in the California market is constrained by (i) a substantial reduction in the availability of development capital from savings and loan institutions and banks; (ii) a regulatory approval process that is among the most burdensome in the nation; (iii) infrastructure limitations; and (iv) a scarcity of available land near employment centers.

     The depressed economic conditions in California have had the effect of reducing the state's median home sales price and making homes more affordable in California. The median sales price of homes in California has decreased from $195,000 in January 1990 to $184,000 in December 1993. The median sales price of homes in California was $185,450 in June 1994.

     Orange County. Seven of the Company's eleven active Southern California projects are located in Orange County. According to the California Department of Finance, Orange County is the third most populous county in California. According to the California Department of Finance, between January 1990 and January 1994, the county's population grew by approximately 198,000 new residents to approximately 2.6 million. While the population increased, the number of residential building permits issued declined substantially from a high of 24,672 in 1987 to 5,946 in 1992, according to the Construction Industry Research Board. The unemployment rate in Orange County was only 6.7% in 1993, compared to 9.2% and 6.8% for California and the United States, respectively, according to the California Employment Development Department. The historically low interest rates and the reduction in real estate prices since 1990 have led to a substantial increase in the affordability index (a measure of the percentage of households that, based upon median household incomes, can afford to purchase the median priced home). The affordability index in Orange County was 42% in May 1994, compared with 14% in January 1989 (but down slightly from 44% in December 1993). As of May 31, 1994, the Company owned land in sufficient quantities to construct and sell 683 homes in Orange County and had options or contracts to purchase land in sufficient quantities to construct and sell an additional 274 homes in Orange County.

     Riverside County. The Company currently has four projects in cities located in Riverside County. Riverside County's proximity to job markets in Los Angeles, Orange, San Bernardino and San Diego counties, and its comparatively low housing costs, make it a significant affordable housing market for the local workforce. As of May 31, 1994, the Company owned land in sufficient quantities to construct and sell 260 homes in Riverside County and had contracts to purchase land in sufficient quantities to construct and sell an additional 365 homes in Riverside County.

     The population of Riverside County, which includes among other communities the communities of Palm Springs, Palm Desert, La Quinta, Rancho Mirage and Temecula, increased from 669,801 to 1,195,400, or 78.5%, from 1980 to 1990, making it California's seventh largest county. During the period from January 1, 1990 to December 31, 1993, Riverside County's population grew 18.6% to 1,357,400 and San Bernardino County's population grew 14.0% to 1,591,800; by comparison, the total population of California grew only 6.6% during the same period. The California Department of Finance projects that the population of Riverside County will grow approximately 48.5% during the decade from 1990 to 2000, which will make it among the fastest growing California counties during that period. The affordability index in the combined Riverside/San Bernardino County area has risen from 31% in 1989 to 42% in May 1994 (down slightly from 44% in December
1993).

  NEVADA

     Las Vegas. The Company currently has ten active projects in Las Vegas. The Company believes that Nevada's favorable demand characteristics offer substantial long-term prospects for homebuilders. Las Vegas is currently the site of nine of the ten largest hotels in the world, including five hotels that have opened within the last four years, of which three have opened within the last two years. This increase of more than 17,000 hotel rooms translates into approximately 40,000 new jobs, which the Company expects will increase the demand for affordable, entry-level homes. Current estimates are that the employment growth rate percent change from 1990 to 2000 for the City of Las Vegas will be approximately 36%. In addition to the growing population base, Las Vegas typically has a large number of visitors each year. Over 23.5 million people visited Las Vegas during 1993 and current estimates are that the number will increase to 29 million visitors during calendar year 1994. Total population in the Las Vegas metropolitan area increased by 14% to 971,200, during the period from 1990 through 1992. Approximately 15,800 new homes were sold in the Las Vegas residential housing market during 1993, compared to approximately 11,300 new homes sold during 1992. During 1993, the median sales price of a single family detached home was $114,000. As of May 31, 1994, the Company owned land in sufficient quantities to construct and sell 569 homes in Nevada and had options or contracts to purchase land in sufficient quantities to construct and sell an additional 757 homes in Nevada.

DEVELOPMENTS IN PROCESS--CALIFORNIA

     The following table below sets forth certain information regarding projects under development in California as of May 31, 1994.

                                                   HOMES              AVAILABLE FOR
                                            UNDER CONSTRUCTION           FUTURE
   NAME AND       TOTAL       UNITS             AT 5/31/94            CONSTRUCTION       UNITS
  LOCATION OF     UNITS     REMAINING    -------------------------   ---------------   CLOSED IN     AVG. PRICE       START OF
    PROJECT      PLANNED    AT 5/31/94   SOLD    MODEL    SPEC(a)    SOLD    UNSOLD     FY 1995     OF HOMES(b)     CONSTRUCTION
- ---------------  --------   ----------   -----   ------   --------   -----   -------   ----------   ------------    -------------
WHOLLY-OWNED:
The Courts
Palmia/Mission
  Viejo
Orange
County.........      180         180        --      --         --       --      180          --       $150,000(est.)      FY95
Fullerton
Fullerton
Orange
  County.......      143         143        --      --         --       --      143          --        380,000(est.)      FY95
Newport Coast
Irvine
Orange
  County.......       44          44        --      --         --       --       44          --            N/A(c)        FY95
The Villas
Palmia/Mission
  Viejo
Orange
County.........      171         171        --      --         --       --      171          --        163,000(est.)      FY95
Rancho Serrano
Temecula
Riverside
  County.......      120          80         7       4         19       --       50          10        221,000           FY94
Cozumel
La Quinta
Riverside
  County.......      300(d)      291         7       5          9        4      266           1        482,000           FY94
Cayman
La Quinta
Riverside
  County.......      188(d)      188         6       4          6        5      167          --        348,000           FY94
Antigua
La Quinta
Riverside
  County.......       76(d)       66        --      --         --        7       59           6        179,000           FY94
                   -----       -----       ---     ---        ---     ---     -----          --
SUBTOTAL
  WHOLLY-
  OWNED........    1,222       1,163        20      13         34       16    1,080          17
                   -----       -----       ---     ---        ---      ---    -----          --
JOINT VENTURES:
Crestmont(e)
Portola Hills
Orange
  County.......      128          54        37      --         13       --        4          13       $293,000           FY94
Alicante
Rancho Santa
Margarita
Orange
  County.......       62          26        18      --          8       --       --          10        202,000           FY94
Paragon
Rancho Santa
Margarita
Orange
  County.......       94          50        29      --         16       --        5          15        312,000           FY94
Fairway Estates
Coto de Caza
Orange
  County.......       62          15        11      --          3        1       --           7        375,000           FY94
                   -----       -----       ---     ---        ---      ---    -----          --
SUBTOTAL JOINT
  VENTURES.....      346         145        95      --         40        1        9          45
                   -----       -----       ---     ---        ---      ---    -----          --
TOTALS.........    1,568       1,308       115      13         74       17    1,089          62
                   =====       =====       ===     ===        ===      ===    =====          ==

- ---------------

(a) Speculative units are unsold homes under construction.

(b) Represents average price of homes closed for projects with units for sale on May 31, 1994, and estimated average price for projects under development on May 31, 1994.

(c) It is too early in the design development process for this project to identify a specific average. Final approval is subject to master developer approval.

(d) Includes 214 lots, 148 lots and 3 lots the Company has the right to acquire under option contracts with the sellers for the Cozumel, Cayman and Antigua projects, respectively. There can be no assurance that the Company will be in a position to acquire or will choose to acquire such lots within the option term.

(e) Delivery of 34 units in this project requires that water service commitments be obtained from a local water district (the "District"). While there is currently a dispute between the master developer (which sold the site to the Company) and the District that may affect the Company's ability to obtain such water service commitments, the Company believes that an arrangement will be reached in the near future for construction of certain additional water facilities required by the district for such commitments to be issued, but there can be no assurance that such an arrangement can be reached or that the lack of a current commitment will not adversely delay sales or closings or increase the Company's costs on this project.

DEVELOPMENTS IN PROCESS -- NEVADA

     The following table below sets forth certain information about projects under development in Nevada as of May 31, 1994.

                                                                          AVAILABLE FOR
                                                       HOMES UNDER            FUTURE       UNITS
         NAME AND           TOTAL      UNITS     CONSTRUCTION AT 5/31/94   CONSTRUCTION    CLOSED
       LOCATION OF          UNITS    REMAINING   -----------------------  --------------     IN      AVG. PRICE      START OF
         PROJECT           PLANNED   AT 5/31/94  SOLD   MODEL   SPEC(a)   SOLD   UNSOLD   FY 1995   OF HOMES(b)    CONSTRUCTION
- -------------------------- --------  ----------  -----  ------  --------  -----  -------  --------  ------------  --------------
WHOLLY-OWNED:
Windchime
Las Vegas
Clark County..............     167         23       22      1         0       0       0        17     $ 85,000         FY93
Echoes at Hidden Canyon
North Las Vegas
Clark County..............     194         15       13      0         2       0       0        28      104,000         FY93
Rosewalk
Las Vegas
Clark County..............     138        111       27      3         9      10      62        16       93,000         FY94
White Cliffs
Las Vegas
Clark County..............     287(c)     287       13      3        14       4     253        --       99,000(est.)   FY94
The Falls at Hidden Canyon
North Las Vegas
Clark County..............     241(d)     241       --      4        --       1     236        --      110,000(est.)   FY95
Sequoia
Las Vegas
Clark County..............     180(e)     180       --     --        --      --     180         0      115,000(est.)   FY95
Country Lane
Las Vegas
Clark County..............     228(e)     228       --     --        --      --     228         0      115,000(est.)   FY95
Spinnaker Bay
Laughlin
Clark County..............     108         36       10      2         6       1      17         9      125,000         FY93
                             -----      -----      ---     --        --      --   -----       ---
SUBTOTAL WHOLLY-OWNED.....   1,543      1,121       85     13        31      16     976        70
                             -----      -----      ---     --        --      --   -----       ---
JOINT VENTURES:
Taos Estates(f)
Las Vegas
Clark County..............      91         91       --     --        --      --      91        --      238,000(est.)   FY94
Portraits
Las Vegas
Clark County..............      54         21       10      1         9       0       1         9      156,000         FY94
Plateau
Las Vegas
Clark County..............     156         26       21      1         3       0       1        35      117,000         FY94
Las Hadas
Las Vegas
Clark County..............      94         67       15      2        14      --      36        23       85,000         FY94
                             -----      -----      ---     --        --      --   -----       ---
SUBTOTAL JOINT VENTURES...     395        205       46      4        26      --     129        67
                             -----      -----      ---     --        --      --   -----       ---
TOTALS....................   1,938      1,326      131     17        57      16   1,105       137
                             =====      =====      ===     ==        ==      ==   =====       ===

- ---------------

(a) Speculative units are unsold homes under construction.

(b) Represents average price of homes closed for projects with units for sale on February 28, 1994, and estimated average price for projects under development on February 28, 1994.

(c) Durable owns 119 lots in the White Cliffs project, and holds options for the remainder of the project anticipated to yield approximately 168 lots. There can be no assurance that the Company will be in a position to acquire or will choose to acquire such lots within the option term.

(d) At May 31, 1994, Durable held options anticipated to yield 241 lots. Sixty of such lots were purchased in March, 1994 and sixty-nine of such lots were purchased in June, 1994. There can be no assurance that the Company will be in a position to acquire or will choose to acquire the remainder of such lots within the option term.

(e) At May 31, 1994, Durable held options to acquire these lots.
(f) JMPN and Durable are general partners.

JOINT VENTURES

     The Company conducts its homebuilding operations as either wholly-owned projects or through joint ventures in which the joint venture partner typically provides capital financing and/or land required for the project. The Company has utilized joint ventures in order to improve the financial condition of the Company, to increase access to quality sites and to obtain construction financing. Currently, the financial results of operations of substantially all of the Company's joint ventures are consolidated in the Company's financial statements. The Company expects to utilize joint ventures in the future on a selective basis, taking into account other available sources of financing, project risk and the potential return to the Company.

     At May 31, 1994, the Company's joint ventures were as follows:

                                                       -------------------------------------------------
                                                       TOTAL UNITS   CUMULATIVE UNITS    UNITS REMAINING
                                                         PLANNED     CLOSED AT 5/31/94     AT 5/31/94
                                                       -----------   -----------------   ---------------
PETERS RANCHLAND, INC.
  Crestmont -- Orange County.........................      128               74                 54
  Alicante -- Orange County..........................       62               36                 26
  Paragon -- Orange County...........................       94               44                 50
  Fairway Estates -- Orange County...................       62               47                 15
                                                           ---              ---                ---
          Sub-total..................................      346              201                145
                                                           ---              ---                ---
DURABLE HOMES, INC.
  Portraits -- Las Vegas.............................       54               33                 21
  Plateau -- Las Vegas...............................      156              130                 26
  Las Hadas -- Las Vegas.............................       94               27                 67
                                                           ---              ---                ---
          Sub-total..................................      304              190                114
                                                           ---              ---                ---
J.M. PETERS NEVADA, INC.(A)
  Taos Estates -- Las Vegas..........................       91               --                 91
                                                           ---              ---                ---
          Sub-total..................................       91               --                 91
                                                           ---              ---                ---
Total................................................      741              391                350
                                                           ===              ===                ===

- ---------------

     (a) Durable is also a general partner in Taos Estates, L.P.

     Southern California Joint Ventures. The Company's most significant joint venture relationship was established effective upon the closing date of the Acquisition in August 1992. On the closing date, Peters Ranchland Company, Inc., a wholly-owned subsidiary of the Company ("Ranchland") formed for the purpose of acting as general partner, entered into four limited partnership agreements with the CalPERS LP for the purpose of developing four of the Company's residential projects in Southern California. In each of the CalPERS Partnerships, Ranchland is the sole general partner and the CalPERS LP is the sole limited partner. Upon formation of the CalPERS Partnerships, the CalPERS LP invested an aggregate of $16.6 million to initially capitalize the CalPERS Partnerships, which initial capital was used by the CalPERS Partnerships to acquire the four properties from the Company. In addition to its initial capital contribution, the CalPERS LP also subsequently agreed to fund the projected construction financing for each of the CalPERS Partnerships through additional contributions or construction loans in an aggregate amount of up to $66 million for the four projects, subject to phase budget approvals. The Company has prepaid CalPERS LP $11.8 million with the proceeds from the issuance of the Old Notes and the Warrants and under the terms of the Indenture the Company is prohibited from obtaining any further construction financing from the CalPERS LP with respect to the four CalPERS Partnerships. It is the Company's intention to construct the balance of the units in the CalPERS Partnerships with the proceeds from the sale and issuance of the Old Notes and the Warrants.

     Net proceeds from the sale of completed homes by the CalPERS Partnerships are distributed on a project by project basis as follows: (1) first, to pay outstanding interest and principal on any construction loans or advances by the Company, (2) second, to pay a preferred return to the partners (on a pro rata basis) on the capital contributed to the applicable CalPERS Partnership, (3) third, to pay back the capital contributions made by the partners to the applicable CalPERS Partnership on a pro rata basis, (4) fourth, to pay fees to the CalPERS LP for the ongoing financing of certain model units for the CalPERS Projects which have not been sold and leased-back by the CalPERS Partnership, which fees are approximately $280,000 in the aggregate for the three CalPERS Projects that did not meet the sale-leaseback deadline, and (5) fifth, any remaining proceeds to the partners 50% each, provided that the percentage payable to the CalPERS LP will be increased to a maximum not to exceed 75% of such remaining proceeds of each CalPERS Project to the extent necessary to maintain an internal rate of return of 15% on all loans and capital contributions made by the CalPERS LP to the CalPERS Partnerships on an aggregate basis (the "Minimum IRR Requirement"). Based upon current sales and projections, the Company anticipates that Ranchland's share of proceeds from the CalPERS Partnerships will not be subject to any reduction due to the CalPERS Minimum IRR Requirement. In connection with each CalPERS Partnership, Ranchland and the Company have each guaranteed the costs set forth in the approved project budgets.

     Pursuant to the terms of each of the CalPERS Partnerships, Ranchland's obligations under the four partnerships are cross-collateralized and cross-defaulted. Under the applicable provisions, the default by Ranchland under any one of the CalPERS Partnerships will constitute a default under all of the CalPERS Partnerships. Under certain circumstances the CalPERS LP has the right to use proceeds otherwise payable to Ranchland under any one of the CalPERS Partnerships to (1) provide a reserve for anticipated project cost overruns for any of the CalPERS Partnerships, (2) to pay anticipated shortfalls of interest on construction loans to any of the CalPERS Partnerships, (3) to provide a reserve as necessary to assure the return of CalPERS capital contributions and preferred returns under any of the CalPERS Partnerships, (4) to provide a reserve for the Minimum IRR Requirement (but only to the extent set forth in the immediately preceding paragraph) or (5) to remedy any damages caused by any default of Ranchland under any of the CalPERS Partnerships.

     Under the current limited partnership agreement governing each of the CalPERS Partnerships, provided that Ranchland is not in default, Ranchland is entitled to a general partner overhead fee equal to 3% of the gross unit sales prices for the CalPERS Projects. The overhead fees are pro rated by phases for each CalPERS Project and paid in equal monthly installments throughout such phase. The Company currently anticipates that the cash flows from each of the CalPERS Projects will be sufficient to allow for distributions to Ranchland.

     Nevada Joint Ventures. Durable is a party to four joint ventures, including one in which JMPN also is a party, in the Las Vegas area.

     Durable is the general partner of Las Hadas, L.P., a limited partnership formed for the purpose of developing the Las Hadas project. In May 1993, the limited partner contributed land valued at $564,000 to the partnership and is entitled to be repaid for such contribution at the rate of $8,000 per unit from the proceeds of each unit closed until all the capital and preferred return are paid in full plus interest on the amount of such contribution which has not been repaid at 8% per annum for six months following the first closing. The aggregate balance of outstanding preferred return and unreturned capital to the limited partner was fully repaid at May 31, 1994. All profit goes to Durable after the limited partner's capital contribution and preferred return are paid. Durable is responsible for acquiring third party financing and for any cash flow shortages.

     Durable is also the general partner in Plateau Venture, L.P., a limited partnership formed for the purpose of developing the Plateau project. In February 1993, the limited partner contributed $1,000,000 and Durable contributed land at an agreed-upon value of $200,000 to the joint venture. The partners have been repaid their original capital contributions. Durable is responsible for securing third party financing and for any cash flow shortages. Any loans by Durable to the joint venture are entitled to repayment prior to distributions to the limited partner. The limited partner is entitled to 45% and Durable is entitled to 55% of net cash flow when it becomes available.

     Durable is the general partner and two other persons (including Dean E. Cederquist, son of an officer of Durable) are the limited partners of Portraits Venture, L.P., a limited partnership formed for the purpose of developing the Portraits project. The limited partners contributed $500,000 and Durable contributed land at a deemed value of $500 to the joint venture in June 1993. At May 31, 1994, the balance of the limited partners' original capital contributions had been fully repaid and the balance of Durable's original capital contribution was $500. Durable is responsible for securing third party financing for the project and for any cash flow shortages related to the joint venture. The limited partners are entitled to 31% and Durable is entitled to 69% of net cash flow when it becomes available. See "Certain Relationships and Related Party Transactions."

     JMPN and Durable are general partners in Taos Estates L.P., a California limited partnership formed to develop the Taos Estates project. Pursuant to the terms of the partnership agreement for Taos Estates L.P., JMPN is required to contribute 10% of the estimated capital needs of the partnership in an amount anticipated not to exceed $188,800 and the limited partners are required to contribute 90% of the estimated capital needs of the partnership up to a maximum amount of $1,700,000. The Company has decided to fund the partnership activity out of the proceeds from the Offering. As of May 31, 1994, JMPN had made aggregate contributions to the partnership of $1,530,000 and the limited partners had made aggregate contributions of $1,245,000. In the event of capital needs in excess of the foregoing amounts, the partners may make a loan to the partnership at a rate of 2% over the Bank of America prime rate. Net proceeds from Taos Estates LP are distributed after payment of third party acquisition and construction financing as follows: (1) first, to repay principal and interest on any partner loans, (2) second, to pay JMPN a management fee of 3% of the gross sales prices of closed units, (3) third, to repay the capital contribution of JMPN and the limited partners on a pro rata basis, (4) fourth, to pay the partners an accrued preferred return of 10% on their contributed and unreturned capital on a pro rata basis, and (5) fifth, any remaining proceeds are distributed 50% to the limited partners, 45% to JMPN and 5% to Durable.

LAND ACQUISITION

     The Company generally purchases and holds entitled land in California only in amounts sufficient to support home production and sales over a 24 to 36 month period. The Company also tries to maintain an additional 18 month supply of entitled land through options and other means. The Company generally purchases and holds entitled land in Nevada only in amounts sufficient to support home production and sales over an 18 month to 24 month period. The Company also tries to maintain an additional 12 to 18 month supply of entitled land in Nevada through options, purchase agreements, development agreements and joint ventures. The Company does not acquire and hold land for speculative investment.

     The following table sets forth the estimated number of lots owned, under option and controlled as of May 31, 1994:

                        ESTIMATED NUMBER OF HOUSING UNITS THAT COULD
                             BE CONSTRUCTED ON LAND CONTROLLED
                                   AS OF MAY 31, 1994(a)
                        ---------------------------------------------
                                  UNDER
       REGION           OWNED     OPTION     CONTROLLED(b)     TOTAL
       ------           -----     ------     -------------     -----
Southern
  California              946       365            274          1,585
Nevada                    569       349            408          1,326
                        -----       ---            ---          -----
                        1,515       714            682          2,911
                        =====       ===            ===          =====

- ---------------

(a) Based upon current management estimates, which are subject to change.

(b) Controlled home sites include those properties for which the Company has entered into a variety of contractual relationships including non-binding letters of intent, binding purchase agreements with customary conditions precedent and similar arrangements. There can be no assurance that the Company will choose to acquire such properties.

     The Company typically considers numerous factors including the following when analyzing the suitability of land for acquisition and development: proximity to existing developed areas; population growth patterns; availability of existing community services (i.e., utilities, schools and transportation facilities); employment growth rates; anticipated absorption rates for new housing; and the estimated cost of development.

     The Company currently does not have any unentitled land and does not expect to purchase any unentitled land in the near future. The Company has agreed in each of the limited partnership agreements with the CalPERS LP that it will not acquire unentitled land without the prior written consent of the CalPERS LP, which consent cannot be unreasonably withheld. The Company generally purchases entitled land in order to reduce the risks associated with developing land for which appropriate land use approval has not been obtained. Historically, the Company has purchased unfinished lots on entitled land for which tentative or final maps have been approved. When favorable terms are available, however, the Company will purchase finished lots. The Company generally tries to negotiate into the purchase contract the right to enter upon the land and commence development, marketing and sales before the close of escrow in order to minimize the time between the closing of the land purchase and the delivery of finished homes on the property.

     The Company's profitability is affected by changing land prices, although the Company attempts to minimize the risks caused by fluctuating land values by acquiring a limited inventory of land. Owned land inventories generally are limited to a level capable of providing a 24 to 36 month supply of lots in California and an 18 to 24 month supply of lots in Nevada. However, there can be no assurance that the Company's land inventories will not exceed a 36 month supply as the Company is unable to accurately predict its future home sales. Furthermore, the Company may, within the general parameters of its larger operating strategy, choose to acquire parcels of land that might not be developed within 36 months in certain special situations, for example when management perceives land prices to be temporarily depressed. The Company also has utilized rolling options and phased land purchases in order to control larger amounts of land without the attendant financing and carrying costs. As a result, the Company may from time to time "control" more than a 36 month supply of land and thus may benefit from increasing land values.

     The Company tries to avoid speculative building by constraining project phase sizes to approximately 10-15 units, generally avoiding entitlement risks by acquiring entitled properties and acquiring lots and land through the use of options, development agreements and joint ventures with landowners when appropriate. Additionally, by forming strategic alliances with equity partners, the Company has been able to obtain access to additional capital and to spread project risk, which has allowed the Company to minimize the risk of holding undeveloped property and to preserve its capital.

     In the past few years, land prices in the Company's Southern California market have decreased because of economic recession, reduced availability of credit caused by changing regulatory policies of financial institutions and the demise of a number of savings and loan institutions. As a result, companies with access to capital are in a position to take advantage of the availability of lower priced land in attractive locations. Management believes that this will allow the Company to achieve higher profit margins and more rapid inventory turnover. Management believes that the proceeds from the issuance of the Old Notes and the Warrants will permit the Company to capitalize on the opportunities created by the current restrictive credit environment.

PRODUCT DESIGN

     The Company, having received numerous industry design awards for its homes and developments, is recognized as one of the premier homebuilders in Southern California and Nevada. The Company's homes are noted for their innovative design, attention to detail and quality construction.

     Most of the Company's design work is performed by outside architects, designers and engineers, whose work is overseen by the Company on a project-by-project basis. While approximately ten of the Company's employees are involved in the design process, the Company believes that the use of third parties reduces its costs, increases design innovation and quality, and reduces the risks of liability associated with the design process. The Company takes an active role in monitoring and directing the work of outside architects, designers and engineers. The Company believes it is critical to coordinate the design process with the construction and sales and marketing efforts of the Company to ensure an appropriate balance between market responsiveness, design innovation and construction cost effectiveness.

     The Company strives to create a variety of architectural styles within its projects by offering numerous models and exterior styles. By doing so, the Company hopes to enhance home values by creating diversified neighborhood looks within its projects.

     Generally, the Company designs the interior finish of homes sold. The Company also offers home buyers the opportunity to engage interior design consultants to personalize the interior of their homes. Such services are offered at an additional cost to buyers through the Company's wholly owned subsidiary, Newport Design

Center, Inc. ("Newport Design"). During fiscal year 1994, Newport Design had total revenues of $2.8 million and a net profit of $323,000. For the fiscal quarter ended May 31, 1994, Newport Design had total revenues of $581,000 and a net profit of $50,000.

DEVELOPMENT AND CONSTRUCTION

     The Company acts as the general contractor for the construction of its projects. Virtually all construction work for the Company is performed by subcontractors. The Company's employees supervise the construction of each project, coordinate the activities of subcontractors and suppliers, subject their work to quality and cost controls and assure compliance with zoning and building codes. Subcontractors typically are retained on a phase-by-phase basis to complete construction at a fixed price. Agreements with the Company's subcontractors are generally entered into after competitive bidding on an individual basis. The Company has established long-term relationships with a large number of subcontractors. The Company is not dependent to any material extent upon the services of any one subcontractor and believes that, if necessary, it can generally retain sufficient qualified subcontractors for each aspect of construction. The Company believes that conducting its operations in this manner enables it not only to readily and efficiently adapt to changes in housing demand, but also to avoid fixed costs associated with retaining construction personnel.

     The Company generally negotiates volume discounts with manufacturers and suppliers in order to take advantage of its volume of production. The Company believes that this materials purchasing strategy gives it an advantage in offering homes at a lower price than some of its smaller competitors.

     The Company develops its projects in several phases averaging approximately 15 homes per phase. From market studies, the Company determines the number of homes to be built in the first phase, the appropriate price range for the market and other factors. The first phase of home sales is typically small to reduce risk while the Company measures consumer demand. Construction generally does not begin until some sales have occurred. Subsequent phases are generally not started until at least 50% of the homes in the previous phase have been sold. Sales prices in the second phase are then adjusted to reflect market demand as evidenced by sales experience in the first phase. With each subsequent phase, the Company continues to accumulate market data which, along with information such as time of year, the local labor situation and the availability of materials and supplies, enables the Company to determine the pricing, timing and size of subsequent phases. Although the time required to complete a phase varies from development to development depending on the above factors, the Company typically completes construction of a phase within one of its California developments in approximately five to six months and within its Nevada Division developments within three to four months.

SALES AND MARKETING

     The Company normally builds, decorates, furnishes and landscapes model homes for each project and maintains on-site sales offices, which typically are open seven days a week. Management believes that model homes play a particularly important role in the Company's marketing efforts. Consequently, the Company expends a significant effort in creating an attractive atmosphere at its model homes. Interior decorations vary among the Company's models and are carefully selected based upon the lifestyles of targeted buyers. Structural changes in design from the model homes generally are not permitted, but home buyers may select various other optional construction and design amenities.

     The Company sells virtually all of its homes through sales representatives, who typically work from the sales offices located at the model homes used in each subdivision or in on-site sales trailers. To a lesser extent, the Company also uses community, regional and cooperative brokers to sell its homes. Company representatives are available to assist prospective buyers by providing them with floor plans, price information and tours of model homes, and by assisting them with the selection of options. Sales representatives attend periodic meetings at which they are given information regarding other products in the area, the variety of financing programs available, construction schedules and marketing and advertising plans. Sales representatives at Southern California projects are employed by the Company. Sales representatives at Nevada projects are employed by a real estate brokerage firm retained by the Company for the specific purpose of providing such sales representatives.

     The Company generally opens on-site sales offices before the construction of the model homes is completed. These on-site sales offices are utilized to begin building a reservation book of potential customers. Potential home buyers submit a refundable deposit (a "reservation fee") ranging from $500 to $10,000. The Company does preliminary research into the credit status of the potential home buyer in order to "pre-qualify" the home buyer. Once the prospective home buyer has been "pre-qualified" and there is a strong indication that the home buyer will qualify for a mortgage (although final loan approval is still pending), the home buyer must then make an "earnest money deposit" ranging from $1,000 to $10,000 for the purchase of its home and a sales contract is executed. The Company attempts to keep its contract cancellation rate low by pre-qualifying prospective home buyers, allowing home buyers to customize their homes at an early point in the purchase process, and building homes rapidly in order to minimize customers' waiting periods. When home purchase contracts are canceled, damages are usually limited to a percentage of the purchase price of the home and may be less pursuant to applicable law or the purchase contract. The Company generally determines whether to seek to obtain such a penalty on a case by case basis. When home purchase contracts are canceled the Company is usually able to identify alternate home buyers. As a result, only a small percentage of homes are not sold and closed within a few days after construction is completed.

     A majority of the Company's current Nevada communities meet applicable Federal Housing Administration ("FHA") or Veterans Administration ("VA") requirements. FHA and VA financing generally enables homebuyers to purchase homes with lower down payments than the down payments required by conventional mortgage lenders. The FHA generally permits loans for up to 90-95% of the value of a home and the VA generally permits loans up to 100% of the value of a home. The Company believes that the availability of FHA and VA financing broadens the group of potential purchasers for the Company's homes. In fiscal year 1994, a majority of the homes the Company delivered in Nevada were financed with VA-backed or FHA-backed mortgages. None of the Company's California projects qualifies for FHA or VA financing.

     The Company makes extensive use of advertising and other promotional activities, including newspaper and magazine advertisements, brochures, direct mail and the placement of strategically located sign boards in the immediate areas of its projects. Because the Company usually offers multiple projects within a single market area, it is able to utilize regional advertising that highlights all Company projects within that same market area.

     The Company provides flooring and other amenities and upgrades to its homebuyers in California through its wholly-owned subsidiary, Newport Design.

BACKLOG AND INVENTORY

     The Company typically presells homes prior to and during construction through sales contracts requiring cash deposits ranging from $1,000 to $10,000. Generally, these contracts are cancelable if the customers are unable to sell their existing homes, qualify for financing or under certain other circumstances. A home sale is placed in backlog status upon execution of the above described contract and receipt of a deposit and is removed when such contracts are canceled as described above or the home sale is closed. At May 31, 1994, the Company had a backlog in California of 132 homes sold with an aggregate sales value of $40.0 million, compared to a backlog of 121 homes sold with an aggregate sales value of $36.9 million at May 31, 1993. At May 31, 1994, the Company had a total backlog in Nevada of 147 homes sold with an aggregate sales value of $15.1 million, compared to Durable's backlog of 145 homes sold with an aggregate sales value of $14.3 million at May 31, 1993.

     The following table shows net orders (sales made less cancellation and credit rejections), homes closed and ending backlog relating to sales of the Company's homes and homes under contract for each quarter since the beginning of fiscal year 1993. Management believes that the Company's backlog at any given time is a good indicator of the number of units that will be closed in the four months following such date:

                                                                              ENDING BACKLOG
                                                       NET NEW     HOMES     -----------------
                                                       ORDERS      CLOSED    UNITS     ($000'S)
                                                       -------     -----     -----     -------
    Fiscal Year 1993
      1st Quarter....................................     26         45        62      $23,520
      2nd Quarter....................................      5         45        22        5,980
      3rd Quarter....................................     22         16        28        6,474
      4th Quarter....................................     73          9        92       25,853
                                                         ---        ---
              Total Fiscal Year 1993.................    126        115
                                                         ===        ===
    Fiscal Year 1994 (Actual)
      1st Quarter....................................     46         17       121      $36,918
      2nd Quarter....................................     52         15       158       47,893
      3rd Quarter....................................    163        165       295(a)    54,054(a)
      4th Quarter....................................    217        207       305       55,816
                                                         ---        ---
              Total Fiscal Year 1994.................    478        404
                                                         ===        ===
    Fiscal Year 1994 (Pro forma)(b)
      1st Quarter....................................    150        138       266      $51,236
      2nd Quarter....................................    165        134       297       61,618
      3rd Quarter....................................    163        165       295       54,054
      4th Quarter....................................    217        207       305       55,816
                                                         ---        ---
              Total Fiscal Year 1994 (Pro forma).....    695        644
                                                         ===        ===
    Fiscal Year 1995
      1st Quarter....................................    173        199       279      $55,073

- ---------------

(a) Includes 139 homes in Durable's backlog at August 31, 1993.

(b) Includes 12 months of Durable's operations on a pro forma basis.

HOMEOWNER WARRANTY

     The Company provides homeowners with a limited one year warranty wherein the Company will correct deficiencies due to faulty workmanship, defective materials, or significant construction flaws in the structural components of the home or in the lot on which the home is located. The warranty does not, however, include items that are covered by manufacturer's warranties (such as appliances and air conditioning) or items that are not installed by employees or contractors of the Company (such as flooring installed by an outside contractor employed by the homeowner). The Company also provides most Nevada homebuyers with policies issued by Homeowner's Warranty ("HOW"), a national program provided by a third-party that extends protection beyond the Company's warranty period through the national HOW underwriters. Statutory requirements in the states in which the Company does business may grant to homebuyers rights in addition to those provided by the Company. California law establishes a ten-year period during which a home buyer may seek redress for latent defects resulting from the architectural design or actual construction of its new home. Historically, the Company has not incurred any material expenses relating to warranty claims or defects in construction. The Company maintains appropriate reserves with respect to each unit sold for the purpose of covering warranty claim expenses.

BONDS AND OTHER OBLIGATIONS

     The Company frequently is required to obtain performance or maintenance bonds for the construction and maintenance of public improvements that are to be located within its projects. The amount of such obligations outstanding at any time varies in accordance with the Company's pending development activities. Generally, the bonds are issued by insurance companies and backed by certificates of deposit or other cash equivalents, guarantees or letters of credit obtained from the Company's lenders. Once issued, the bonds are released to the Company at the time the public improvements they are insuring are completed in each community. If any such obligations were to be drawn upon, the Company would be obligated to reimburse the issuing surety company. To date, the Company has not had a performance or maintenance bond drawn upon by any governmental agency.

ESCROW SERVICES

     In addition to the various new entities formed or acquired in 1993, the Company owns 50% of Bayhill Escrow, Inc. ("Bayhill"). Bayhill is the escrow company through which the Company conducts most of its California escrow closing activities.

COMPETITION

     The homebuilding industry is highly competitive. In each of the areas in which it operates, the Company competes in terms of location, design, quality and price with numerous other residential construction firms, including large national and regional firms, some of which have greater financial resources than the Company. As the Company enters and until it develops a reputation in a new market area, the Company can expect to face even more significant competitive pressures.

REGULATION

     The housing industry is subject to increasing environmental, building, zoning and real estate sales regulations by various federal, state and local authorities. Such regulations affect home building by specifying, among other things, the type and quality of building materials that must be used, certain aspects of land use and building design, as well as the manner in which the Company conducts sales activities and otherwise deals with customers.

     The Company must increasingly obtain the approval of numerous government authorities which regulate such matters as land use and level of density, the installation of utility services, such as water and waste disposal, and the dedication of acreage for open space, parks, schools and other community purposes. If such authorities determine that existing utility services will not adequately support proposed development, building moratoriums may be imposed. As a result, the Company devotes an increasing amount of time to evaluating the impact of governmental restrictions imposed upon a new residential development. Furthermore, as local circumstances or applicable laws change, the Company may be required to obtain additional approvals or modifications of approvals previously obtained. Such increasing regulation has resulted in a significant increase in time between the Company's initial acquisition of land and the commencement and completion of its developments.

EMPLOYEES

     As of May 31, 1994, the Company employed 113 persons full-time, compared to 62 persons at May 31, 1993. Of these, 11 were in executive positions, 19 were engaged in sales activities, 45 in project management activities and 38 in administrative and clerical activities. None of the Company's employees are represented by a union and the Company considers its employee relationships to be good.

RAW MATERIALS

     All of the raw materials and most of the components used in the Company's business are readily available in the United States. Most are standard items carried by major suppliers. However, a rapid increase in the number of houses started could cause shortages in the availability of such materials, thereby leading to delays in the delivery of homes under construction. In addition, recent increases in the price of lumber have negatively impacted margins. In order to maintain its quality standards while providing a product at good values, the Company has used and is considering the further use of alternative materials, such as metal studs and framing in some of its projects.

DEFAULT ON SENIOR INDEBTEDNESS

     During the period that the RTC controlled the Company, the Company defaulted on most of its loans. Immediately prior to the Acquisition, the Company had approximately $185.5 million in defaulted loans. Of these, only two loans with a total principal balance of $10.4 million remained to be resolved at February 28, 1994, which two loans were resolved as of May 16, 1994. All other loans have been resolved since the Acquisition.

     Of the two loans remaining at February 28, 1994, one was an acquisition and development loan with an outstanding principal balance of $9.5 million secured by 171 lots in Mission Viejo, California. The loan was originated on March 14, 1989. West Coast Land Fund L.P. ("West Coast"), the lender that held the loan, commenced an action in Orange County Superior Court on October 22, 1993 against the Company with respect to the loan (the "Action"). The Action sought to collect the $9.5 million loan balance, plus interest and costs of collection, owed by the Company to West Coast. In April 1994 the Company and West Coast executed a Loan Pay-Off Agreement (the "Settlement Agreement") pursuant to which they agreed to settle the Action for $7 million. Pursuant to the Settlement Agreement, the Company made an initial payment of $350,000 towards the settlement amount and paid the balance of $6,650,000 on May 16, 1994 in exchange for dismissal with prejudice of the Action, termination of nonjudicial foreclosure proceedings and a reconveyance of the property to the Company pursuant to West Coast's deed of trust.

     The second loan, a construction loan with an outstanding principal balance of approximately $900,000, was held by The Bank of California and secured by 15 lots with foundations in place and one completed home. The loan originated on December 18, 1991. The Bank of California foreclosed on the property on April 5, 1994, an action that the Company chose not to dispute. Although the Company believed that it would not be economical to develop the property, the Company believed that the value of the property exceeds the loan amount and the Company thus does not anticipate any adverse financial impact from the foreclosure.

REINCORPORATION MERGER

     The Company reincorporated under Delaware law on April 7, 1993.

PROPERTIES

     The Company leases two facilities in California. Its principal offices currently are located at 3501 Jamboree Road, Suite 200, Newport Beach, California 92660, where the Company occupies approximately 22,313 square feet of space. The Company's lease expires February 28, 1995. The Company also maintains a 2,600 square foot design center in Newport Beach.

     On May 25, 1994, the Company closed on the acquisition of a 45,389 square foot headquarters building for a total purchase price of $3.2 million. The purchase price was paid in full at the close of escrow. The Company will occupy approximately 20,000 square feet and approximately 22,800 of the remaining 25,389 square feet are currently leased to tenants.

     The Company leases one facility in Nevada where it occupies approximately 6,819 square feet of space.

LEGAL PROCEEDINGS

     The Company settled, on May 16, 1994, litigation with West Coast regarding a defaulted loan. See "-- Default on Senior Indebtedness" above.

     On September 19, 1990, the Bay Ridge Park Homeowners Association filed suit in Orange County Superior Court against the Bayridge Partnership (comprised of the Company and Downey Savings (LOGO) Loan Service Company) alleging the existence of certain construction defects with respect to the Bay Ridge Park Condominiums in Newport Beach, California. The suit seeks an unspecified amount of damages. Construction on this project was completed in 1987, several years before the Acquisition. While discovery is ongoing with respect to the alleged defects and while the outcome of litigation is always uncertain, Company management is of the opinion that the suit will not have a material adverse impact on the Company's financial condition or results of operations.

     The Company is also involved in routine litigation arising in the ordinary course of its business. While the outcome of litigation cannot be predicted with certainty, in the opinion of management, none of the pending litigation will have a material adverse effect on the Company's financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth the names, ages and positions of the directors, executive officers and certain other key officers of the Company and Durable.


        NAME            AGE                              POSITION
- --------------------    ---     ----------------------------------------------------------
Hadi Makarechian        45      Chairman of the Board and Chief Executive Officer
Dale Dowers             38      President, Chief Operating Officer and Director
Gregory R. Petersen     39      Vice President and Chief Financial Officer
Robert J. Trapp         50      Vice President of Forward Planning and Land Acquisition
Robin V. Koenemann      36      Vice President of Construction
Marquis L. Cummings     55      Vice President, Director of Nevada Operations
Scott N. Coler          33      Vice President
Craig A. Foster         39      Vice President
Tim Hamilton            39      Vice President of Sales and Marketing
Donald J. Sajor         35      General Counsel
J. Terrence Hanna       38      President -- Durable Homes of California, Inc.
Duane Cerniglia         37      President and Chief Operating Officer -- Durable
James H. Cederquist     62      Chief Financial Officer and Treasurer -- Durable
Richard Priesing        39      Vice President of Forward Planning -- Durable
William A. Funk         53      Director
Karl Kaiser             35      Director
Allan L. Acree          49      Director


     Mr. Makarechian has been Chairman of the Board of the Company since August 1992 and Chief Executive Officer of the Company since March 1993. Mr. Makarechian is the founder and chairman of CPH. For more than ten years prior to forming CPH in 1990, Mr. Makarechian served as President of Shamron Corporation of Maryland, a privately-held company focusing on the development of residential projects on the eastern coast of the United States. Mr. Makarechian has over 21 years' experience in the real estate industry.

     Mr. Dowers was Executive Vice President and Chief Operating Officer of the Company from August 1992 until March 1993, when he assumed his current position of President and Chief Operating Officer. From December 1990 to August 1992, he was the President of CPH . From July 1989 to December 1990, he was the President of the Southern California division of Costain Homes, Inc., a developer of single family housing located in Newport Beach, California. During the period from March 1988 to June 1989, Mr. Dowers was the President, Irvine Division, of Barratt American, Inc., a homebuilder located in Irvine, California. From January 1987 to March 1988, Mr. Dowers served in various positions with the Company. Mr. Dowers has been a director of the Company since 1992. Mr. Dowers has over 14 years' experience in the real estate industry.

     Mr. Petersen served as Vice President - Controller of the Company from 1989 until he assumed his current position in 1990. From 1986 until 1989, Mr. Petersen served as Corporate Controller for the Company. Prior to joining the Company, Mr. Petersen served in various capacities for the Mission Viejo Realty Group, Inc., a wholly-owned subsidiary of the Phillip Morris Company, including as Assistant Corporate Controller. Mr. Petersen has over 15 years' experience in the real estate industry.

     Mr. Trapp has been responsible for all of the Company's activities relating to governmental regulations, civil engineering, offsite construction, utility coordination, California Department of Real Estate processing and homeowners' associations since 1980. Prior to joining the Company, Mr. Trapp was a Project Manager with Van Dell & Associates, Inc. from 1978 to 1980 and was the Manager of Development Services for the City of Irvine from 1973 to 1978. Mr. Trapp is a registered civil engineer with over 20 years' experience in the real estate profession.

     Mr. Koenemann has served as Vice President of Construction since joining the Company in October 1992. Mr. Koenemann oversees all onsite and offsite construction and the Customer Service Department. From December 1988 until joining the Company, Mr. Koenemann was Project Manager for Barratt American, Inc., a homebuilder in Irvine, California, where he was responsible for projects in Los Angeles, the

Inland Empire (San Bernardino and Riverside Counties), Orange County and San Diego County. From July 1987 to December 1988, Mr. Koenemann served as Executive Vice President and Division Manager for Richmond Homes in Colorado Springs, Colorado and as Vice President of Construction for Richmond Homes in Tampa, Florida. Mr. Koenemann has over 12 years' experience in the real estate industry.

     Mr. Cummings was Vice President - Finance & Administration for the San Diego division of the Company from August 1987 until February 1991. He then served as Vice President of the Company until October 1993 when he assumed his current position as Vice President - Sales & Marketing. From July 1979 until July 1987, he was the General Manager and Chief Financial Officer for Christopher Homes Development, a developer of single family housing in Newport Beach, California. Prior to 1979, he held several accounting and finance management positions with developers of single family housing in the San Diego and Newport Beach areas. Mr. Cummings has over 22 years' experience in the real estate industry.

     Mr. Coler has served as Vice President since joining the Company in August 1992. From May 1991 to August 1992 he served as Project Manager for CPH. Prior to joining CPH, Mr. Coler was a Project Manager for Costain Homes, Inc., a homebuilder in Newport Beach, California for four years. From 1985 to 1987, Mr. Coler served as a Financial Analyst for Cambio Investments, Inc., analyzing and structuring real estate syndications for income producing multi-unit residential projects. Mr. Coler has over 9 years' experience in the real estate industry.

     Mr. Foster serves as Vice President of Residential Finance and Escrow, overseeing monthly projections and takeout financing and he is primarily responsible for closing all escrows and insuring cash flow projections are met. Mr. Foster has been with the Company since 1985. From 1983 to 1985, Mr. Foster was Director of Construction for Kennedy/Wilson and Bank of America-REO. From 1981 to 1983, he was Director of Sales for Barratt American, Inc. and from 1978 to 1981 he was Director of Sales for Broadmoor Homes. Mr. Foster has over 18 years' experience in the real estate industry.

     Mr. Hamilton joined the Company as Vice President -- Sales and Marketing in May 1994. Since 1989 Mr. Hamilton has been a consultant to the real estate industry. Prior to establishing his consulting firm Mr. Hamilton spent more than 13 years as Vice President of Sales and Marketing for Barratt American, a homebuilder in Irvine, California.

     Mr. Sajor joined the Company as General Counsel in June 1994. Mr. Sajor served as Corporate Counsel with Catellus Development Corporation (one of the largest publicly-owned real estate companies in the United States) from March 1992 to June 1994. From April 1987 to March 1992, Mr. Sajor specialized in transactional real estate and environmental law as an associate with Pettis, Tester, Kruse & Krinsky. Mr. Sajor was an associate with Gibson, Dunn & Crutcher from September 1984 to April 1987. Mr. Sajor has over 10 years' experience in real estate law.

     Mr. Hanna joined the Company in July 1994 as the President of J.M. Peters' newly formed Los Angeles Division and President and Chief Executive Officer of Durable Homes of California, Inc., which will focus on the entry level and first time move-up buyer. Prior to joining the Company, Mr. Hanna was the managing director of development and operations for Kaufman and Broad Home Corp., in which capacity he served as the liaison between the Company's division presidents and its Chief Executive Officer. Prior to that, Mr. Hanna was the President of The Flatiron Company, a builder of custom homes in Los Angeles County. Mr. Hanna has over 12 years' experience in the real estate industry.

     Mr. Cerniglia joined Durable in January 1988. Prior to 1988, Mr. Cerniglia served in various capacities for U.S. Home Corporation, a publicly owned homebuilding company, where he was an Executive Vice President at the time of his departure at the end of 1987. Mr. Cerniglia has over 18 years' experience in the real estate industry.

     Mr. Cederquist is the Chief Financial Officer and Treasurer of Durable. Mr. Cederquist joined Durable in 1989. From 1983 to 1989, Mr. Cederquist was the General Manager and owner of Comfort Systems Industries, a wholesale distributor and manufacturer of mobile home exterior products. From 1978 to 1983, Mr. Cederquist was the Executive Vice President-Administration and Secretary of a retail plumbing and electric store chain. Mr. Cederquist is a certified public accountant. Mr. Cederquist has over 22 years' experience in the real estate industry.

     Mr. Priesing is the Vice President of Forward Planning of Durable. Mr. Priesing joined Durable in 1986. Mr. Priesing has over 13 years' experience in the real estate industry.


     Mr. Funk is a principal and the Vice President and Manager of The Austin Company, an international design and construction firm based in Cleveland, Ohio. Except for the period described below, Mr. Funk has served in various positions with The Austin Company for over 25 years. From May 1984 to June 1985, Mr. Funk was a Vice President and Manager of the Carlson Group, a design and construction firm in Boston, Massachusetts.



     Mr. Kaiser is a management consultant with Friedli & Partner, a management consulting firm in Switzerland. From January through August of 1992, he was Vice President of Corporate Finance with Dai-Ichi Kangyo Bank in Zurich. From July 1984 through December of 1991, Mr. Kaiser was Vice President of Omni Holding AG, a Zurich-based international holding company. Mr. Kaiser has been a Director of the Company since 1993. Mr. Kaiser has over 10 years' experience in the real estate industry.


     Mr. Acree is a principal in A.L. Acree & Associates, a real estate consulting firm based in Rockville, Maryland. Prior to forming A.L. Acree & Associates in 1989, Mr. Acree was Vice President and Regional Manager of Goldome Realty Credit Corporation for a period of more than five years. Mr. Acree has been a Director of the Company since 1992. Mr. Acree has over 25 years' experience in the real estate industry.


     James M. Peters resigned as a director of the Company effective as of September 1, 1994. Mr. Peters resigned to pursue personal business interests and he has indicated to the Company that he did not resign as a result of a disagreement with the Company relating to the Company's operations, policies or practices.



     Directors are elected annually and each elected director holds office until a successor is elected. Executive officers are chosen from time to time by vote of the Board of Directors.


                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth the cash compensation paid during the fiscal years ended February 28, 1994, 1993 and 1992 to each of the five most highly compensated officers of the Company in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                                                             ANNUAL COMPENSATION
                                                           -----------------------        ALL OTHER
                                              FISCAL        SALARY         BONUS         COMPENSATION
         NAME AND PRINCIPAL POSITION           YEAR         ($)(A)         ($)(A)           ($)(B)
- --------------------------------------------- ------       --------       --------       ------------
Hadi Makarechian -- Chairman                   1994        $225,000         --              --
  and Chief Executive Officer                  1993         117,692(c)      --              --
                                               1992           --            --              --
Dale Dowers -- President and                   1994         225,000         --              --
  Chief Operating Officer                      1993         117,692(c)      --              --
                                               1992           --            --              --
Robert J. Trapp -- Vice President of           1994         118,078       $12,000           --
  Forward Planning                             1993         112,456         --              $3,000
                                               1992         112,456         --               6,000
Gregory R. Petersen -- Vice President          1994         115,500        10,000           --
  and Chief Financial Officer                  1993         110,056         --               3,000
                                               1992         110,414         --               6,000
Robin V. Koenemann -- Vice President           1994          99,250        11,000           --
  of Construction                              1993          34,949(d)      --              --
                                               1992           --            --              --

- ---------------

(a) Amounts shown include cash compensation earned and received by executive officers.

(b) Car allowance that was discontinued in August 1992.

(c) Represents amounts paid from November 12, 1992 to February 28, 1993.
(d) Represents amounts paid from October 1992 to February 28, 1993.

STOCK OPTIONS

     The Company has adopted a stock option plan (the "Stock Option Plan") with respect to the Company's common stock. The maximum number of shares subject to option under the Stock Option Plan is 5,000 shares. Under the Stock Option Plan, directors and key employees of the Company and key employees of the Company's parent and any of its subsidiaries are eligible to receive options to purchase Common Stock. The Board of Directors (or a committee thereof) administers the Stock Option Plan and designates the recipients of options, the dates of grants, the number of shares subject to options, the option price, the terms of payment upon exercise of the options and the time period during which the options may be exercised. The options may be either "Incentive Stock Options" (which qualify for certain favorable tax treatment under the Internal Revenue Code) or "Non-Incentive Stock Options" (which are non-qualified options). The option price for Incentive Stock Options may not be less than the fair market value, and for Non-Incentive Stock Options not less than 85% of the fair market value, of the shares of Common Stock at the time the option is granted. No Incentive Stock Option may exceed a term of ten years.

     The Stock Option Plan also allows the Board of Directors to grant stock appreciation rights ("SARs") in conjunction with options, which will allow the grantee to receive in cash or Common Stock the difference between the option exercise price and the fair market value of the Common Stock at the time of exercise. The exercise of SARs will result in a reduction in the number of shares of Common Stock covered by the option.

     Currently, all options previously granted have either been exercised or have expired.

     The Company did not grant any options under the Stock Option Plan during fiscal year 1994.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT, AND CHANGE IN CONTROL ARRANGEMENTS

     None of the executive officers has an employment agreement with the Company and there are no change in control arrangements or agreements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to fiscal year 1994, the Company did not have a Compensation Committee. From the establishment of the Committee on June 10, 1993 through September 8, 1993, the Company's Compensation Committee was comprised of Messrs. Inman and Acree. On September 8, 1994, Mr. Inman resigned from the Company's Board of Directors. On September 10, 1993, Mr. Kaiser was appointed to the Compensation Committee to replace Mr. Inman.

DIRECTOR COMPENSATION

               Non-employee directors receive fees of $4,000 per year and $1,000 per meeting for serving as directors. Such directors also receive reimbursement for reasonable travel and lodging expenses in connection with Board of Directors and committee meetings. Directors serving on the audit committee receive an additional $2,000 per year and directors serving on the Compensation Committee receive an additional $500 per meeting.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     During fiscal year 1994, the Company reimbursed CPH for expenses aggregating $150,000 in connection with the Durable Acquisition.

     The Company has fully repaid the principal amount of its indebtedness to CPH. Interest of approximately $67,000 was paid on this loan during the fiscal year ended February 28, 1994. See "Company Background and Structure -- The Acquisition."

     During fiscal year 1993, the Company acquired an unimproved lot in Pomona, California from CPH. The acquisition cost of the lot was $1,550,000 and a note was carried back by CPH in the amount of $1,050,000. The note was subsequently assigned by CPH to Mr. Makarechian, Chairman of the Board of the Company. All principal and accrued interest were paid by the Company in full at February 28, 1993. Interest of $21,000 was paid on the note during the fiscal year ended February 28, 1993. During fiscal year 1994, the lot was sold for $1,710,000 in cash.

     Mr. Petersen purchased a home from the Company in fiscal year 1994 for $425,000 (the market price at that time).

     Kevin Wixted, the Company's Corporate Controller, purchased a home from the Company for $368,000 in fiscal year 1993. The Company carried back a note in the amount of $36,800 secured by a second deed of trust. The note, which the Company believes was on market terms, is due and payable in November 1997.

     Dean Cederquist, son of the CFO and Treasurer of Durable, is a limited partner of Portraits Venture, L.P. Mr. Cederquist's acquisition of a limited partnership interest was negotiated on an arm's-length basis.

     Prior to the Durable Acquisition, Durable contracted for advertising services with an advertising agency in which the sole shareholder of Durable had a minority interest. Advertising costs incurred for services rendered by the advertising agency for the years ended December 31, 1991, 1992 and 1993 were $235,000, $477,000 and $427,000, respectively.

     During 1993, prior to the Durable Acquisition, Durable distributed non-cash assets, aggregating $788,000, to Roger Nix, its sole shareholder. The non-cash assets distributed included advances and investments unrelated to the residential home building business, certain related party notes receivable and automobile equipment. The distribution was reflected as a reduction of shareholder's equity.

     The Company's policy is that all transactions between the Company and its officers, directors and principal stockholder, and their respective affiliates, must be on terms no less favorable to the Company than terms with unaffiliated parties for similar transactions. All such transactions that are not in the ordinary course of the Company's business must be approved by a majority of independent directors who do not have a financial interest in the transaction. In addition, the Indenture will impose certain restrictions on the Company's and its Restricted Subsidiaries' ability to enter into transactions with affiliates. See "Description of the Notes -- Certain Covenants -- Limitation on Transactions with Shareholders and Affiliates."

                          STOCKHOLDERS OF THE COMPANY

     The following table sets forth as of May 31, 1994 the number of shares of Common Stock beneficially owned by each person known to the Company to own more than five percent of the outstanding shares of Common Stock, by each director of the Company who owned shares of Common Stock on that date, and by all directors and officers of the Company as a group.


                                                             COMMON STOCK          PERCENT OF
                       NAME AND ADDRESS                  BENEFICIALLY OWNED(A)      CLASS(A)
        -----------------------------------------------  ---------------------     ----------
        Capital Pacific Homes, Inc. ...................        12,000,000             80.0%
          3501 Jamboree Road, Suite 200
          Newport Beach, California 92660
        Hadi Makarechian...............................         9,946,800(b)          66.3
          3501 Jamboree Road, Suite 200
          Newport Beach, California 92660
        Dale Dowers....................................         2,053,200(c)          13.7
          3501 Jamboree Road, Suite 200
          Newport Beach, California 92660
        Roger Nix(d)...................................         1,015,000              6.8
          3501 Jamboree Road, Suite 200
          Newport Beach, California 92660
        Robert J. Trapp................................            10,000              0.1
          3501 Jamboree Road, Suite 200
          Newport Beach, California 92660
        James M. Peters, Jr.(e)........................               100               --
          3501 Jamboree Road, Suite 200
          Newport Beach, California 92660
        All directors and officers as a group (11
          persons).....................................        12,010,200             80.1

- ---------------

(a) Unless otherwise indicated, the Company believes the beneficial owner has sole voting and investment power over such shares. The percentage of shares of Common Stock is calculated assuming that the beneficial owner has exercised any options or other rights to subscribe held by such beneficial owner that are currently exercisable or exercisable within 60 days, and that no other options or rights to subscribe have been exercised by anyone else.

(b) Includes 9,946,800 shares of Common Stock held by CPH, in which Mr. Makarechian may be deemed to have a beneficial ownership interest due to his ownership interest in CPH. Mr. Makarechian and Mr. Dowers as a group could be deemed beneficial owners of 12,000,000 shares of common stock of the Company.

(c) Includes 2,053,200 shares of Common Stock held by CPH, in which Mr. Dowers may be deemed to have a beneficial ownership interest due to his ownership interest in CPH. Mr. Dowers and Mr. Makarechian as a group could be deemed beneficial owners of 12,000,000 shares of common stock of the Company.

(d) Mr. Nix is the former sole stockholder of Durable. Mr. Nix has a consulting agreement with the Company pursuant to which he receives $18,167 per month through August 1994.


(e) Mr. Peters resigned as a director of the Company effective as of September 1, 1994. Mr. Peters resigned to pursue personal business interests and he has indicated to the Company that he did not resign as a result of a disagreement with the Company relating to the Company's operations, policies or practices.


     Pursuant to the terms of the Indenture, the Company is required to use its best efforts to merge with CPH (the "Merger") within 180 days after consummation of the exchange offer or effectiveness of the shelf registration statement with respect to the Notes, as the case may be, and, in any event, to effect the Merger by the earlier of (i) one year thereafter or (ii) 18 months after the initial issuance of the Securities. The Merger is expected to be accomplished through a tax-free downstream merger of CPH into the Company. Following the Merger, the Company assumes that the Company common stock held by CPH will be held directly or indirectly by Messrs. Makarechian and Dowers in the amounts currently deemed beneficially owned by them in the table above.


     The Merger is required pursuant to the terms of the Indenture because a deconsolidation of CPH and the Company would potentially have a severe negative tax consequence to CPH. The result of this potential consequence is that the Company would as a practical matter not be likely to issue any new equity securities if the result of such issuance would be to dilute CPH's interest below 80% (thus triggering a deconsolidation).

                            DESCRIPTION OF THE NOTES


     The Notes are to be issued under that certain Indenture, dated as of May 13, 1994 (as amended on September 19, 1994, the "Indenture"), among the Company, the Guarantors and United States Trust Company of New York, as Trustee (the "Trustee"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. Whenever particular Sections or defined terms of the Indenture not otherwise defined are referred to, such Sections or defined terms are incorporated herein by reference. A copy of the Indenture is available upon request from the Company.


GENERAL


     The Notes are unsecured senior obligations of the Company, limited to $100 million aggregate principal amount, and will mature on May 1, 2002. The Notes are fully and unconditionally guaranteed by each of the Guarantors pursuant to the guarantees (the "Subsidiary Guarantees") described below. Each Note bears interest at the rate per annum shown on the front cover of this Prospectus from May 13, 1994, or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to Holders of record at the close of business on the April 15 or October 15 immediately preceding the Interest Payment Date) on May 1 and November 1 of each year, commencing November 1, 1994.


     Principal of, premium, if any, and interest on the Notes is payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially will be the corporate trust office of the Trustee at 114 West 47th Street, New York, New York 10036); provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Holders as such address appears in the Security Register.

     The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof. See "-- Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

OPTIONAL REDEMPTION

     The Notes are redeemable, at the Company's option, in whole or in part, at any time on or after May 1, 1999 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date), if redeemed during the 12-month period commencing May 1 of the years set forth below:

               YEAR                 REDEMPTION PRICE
- ----------------------------------- ----------------
1999...............................      106.375%
2000...............................      103.188
2001 and thereafter................      100.000

     In addition, at any time prior to May 1, 1997, the Company may redeem up to an aggregate of 35% of the original aggregate principal amount of the Notes with the proceeds of one or more Public Equity Offerings at any time as a whole, or from time to time in part, at a redemption price of 112.75% of the principal amount thereof plus accrued interest, if any, to the redemption date.

     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Note of $1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption.

RANKING; AMOUNT OF SECURED INDEBTEDNESS

     The Notes are senior unsecured indebtedness of the Company, ranking pari passu in right of payment with all existing and future unsecured indebtedness that is not, by its terms, expressly subordinated in right of payment to the Notes. At May 31, 1994, the Company had no indebtedness junior to the Old Notes and $10 million of secured indebtedness senior to the Old Notes. The Indenture permits the Company to grant liens to secure additional Indebtedness of the Company permitted by the Indenture, provided that the aggregate amount of Indebtedness so secured (other than Non-Recourse Indebtedness) does not exceed 40% of the Adjusted Consolidated Net Tangible Assets of the Company and also permits certain other liens (including liens to secure Non-Recourse Indebtedness). See "Description of the Notes -- Covenants -- Limitation on Liens." Holders of secured indebtedness will be entitled to payment out of the proceeds of their collateral prior to any holders of general unsecured indebtedness, including the Notes. All liabilities of Subsidiaries of the Company are effectively senior in right of payment to the Notes, except to the extent such Subsidiary is a Guarantor. As of June 30, 1994 Subsidiaries of the Company that are not Guarantors had liabilities aggregating approximately $355,000, none of which constituted Indebtedness.

THE SUBSIDIARY GUARANTEES


     Subject to certain limitations, each of the Guarantors will (so long as they remain Subsidiaries of the Company) fully and unconditionally guarantee the Company's obligations under the Notes, including its obligations to pay principal, premium, if any, and interest with respect to the Notes. Each Subsidiary Guarantee will be an unsecured obligation of the Guarantor and will rank pari passu with all existing and future unsecured Indebtedness of such Guarantor that is not, by its terms, expressly subordinated in right of payment to the Subsidiary Guarantee. Secured creditors of the Guarantors will have a claim on the assets which secure the obligations of such Guarantors prior to claims of Holders of the Notes against those assets. At June 30, 1994 the Guarantors would not have had any indebtedness secured by liens on one or more of their projects. See "Risk Factors -- Possible Unenforceability of and Limits on Subsidiary Guarantees."


     The Indenture provides that each Restricted Subsidiary (other than, in the Company's discretion, any Restricted Joint Venture and any Restricted Subsidiary the assets of which have a book value of not more than $2 million) will be a Guarantor.

     The Indenture provides that if all or substantially all of the assets of any Guarantor or all of the Capital Stock of any Guarantor is sold (including by issuance or otherwise) by the Company or any of its Subsidiaries in a transaction constituting an Asset Sale in accordance with the covenant "Limitation on Asset Sales," then such Guarantor (in the event of a sale or other disposition of all of the Capital Stock of such Guarantor) or the corporation acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall be released and discharged of its Subsidiary Guarantee obligations.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

     "Adjusted Consolidated Net Income" is defined to mean, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (to the extent otherwise included therein) without duplication: (i) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (D) of the first paragraph of the "Limitations on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to the second proviso set forth at the end of this definition), the net income (or loss) of any Person accrued prior to the date such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries; and (iii) any gains (but not losses) realized during such period resulting from (A) the acquisition of securities issued by the Company or the extinguishment of Indebtedness of the Company or any of its Restricted Subsidiaries, (B) Asset Sales, and (C) other extraordinary items; provided that the Company will be entitled to take into consideration the tax benefits associated with any loss described in clause (iii) above, but only to the extent such tax benefits are actually recognized by the Company or by any of its Restricted Subsidiaries during such period; and provided further that "Adjusted Consolidated Net Income" shall include the amount of net income of any Unrestricted Subsidiary and of any Person that is not a Subsidiary or that is accounted for under the equity method of accounting only to the extent such net income is actually received by the Company or any Restricted Subsidiary that is a Wholly Owned Subsidiary in the form of cash dividends or similar cash distributions during such period.

     "Adjusted Consolidated Net Tangible Assets" is defined to mean, as of any date, the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves) on a consolidated basis, except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items), (ii) Intangible Assets, and (iii) minority interests of other Persons holding equity investments in Restricted Subsidiaries, all as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries immediately preceding such date, prepared in conformity with GAAP.

     "Affiliate" is defined to mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, is defined to mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "Asset Acquisition" is defined to mean (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of all or substantially all of the assets that constitute a division or line of business of any Person other than the Company or any of its Restricted Subsidiaries.

     "Asset Disposition" is defined to mean the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary or (ii) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

     "Asset Sale" is defined to mean any sale, lease, conveyance, transfer or other disposition (including by way of merger, consolidation or sale and lease-back transaction, but excluding a disposition of property arising as a result of a foreclosure on, or other settlement with respect to, such property that results in the cancellation of the entire amount of Indebtedness secured by Liens on such property) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person, in which the Company or any of its Restricted Subsidiaries receives cash and/or other consideration (including, without limitation, the unconditional assumption of Indebtedness of the Company or any of its Restricted Subsidiaries) having an aggregate fair market value of $500,000 or more as to each such transaction or series of related transactions, of (i) all or any of the Capital Stock of any Restricted Subsidiary, or (ii) all or any of the property or other assets of the Company or any of its Restricted Subsidiaries, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets; provided that (A) sales of homes in the ordinary course of business will not constitute Asset Sales, (B) sales, leases, sale-leasebacks, conveyances or other dispositions, including, without limitation, exchanges or swaps, of real estate and other assets in the ordinary course of business consistent with past practice will not constitute Asset Sales, and (C) transactions between the Company and any of its Restricted Subsidiaries which are Wholly Owned Subsidiaries of the Company, or among such Restricted Subsidiaries which are Wholly Owned Subsidiaries of the Company, will not constitute Asset Sales.

     "Average Life" is defined to mean, at any date of determination with respect to any Indebtedness or portion thereof, as the case may be, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such Indebtedness and (b) the amount of such principal payment by
(ii) the sum of all such principal payments.

     "Capital Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations, rights or other equivalents (however designated, whether voting or non-voting) in the equity (which includes, but is not limited to, common stock, preferred stock and partnership and joint venture interests) of such Person.

     "Capitalized Lease" is defined to mean, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; and "Capitalized Lease Obligation" is defined to mean the rental obligations, as aforesaid, under such lease.

     "Change of Control" is defined to mean such time as (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than any of the Permitted Holders, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Common Equity of the Company; (ii) individuals who at the beginning of any period of two consecutive calendar years constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the Company's stockholders was approved by a vote of at least a majority of the members of the Board of Directors then still in office who either were members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; or (iii) all or substantially all of the Company's assets shall be sold, leased, conveyed or otherwise disposed of as an entirety or substantially as an entirety to any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, in one or a series of transactions.

     "Closing Date" is defined to mean the date on which the Old Notes were originally issued under the Indenture.

     "Common Equity" is defined to mean, with respect to any Person, all Capital Stock of such Person that is generally entitled to (i) vote in the election of directors of such Person, or (ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

     "Consolidated EBITDA" is defined to mean, for any period, the sum of the amounts for such period (without duplication) of (i) Adjusted Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) income taxes, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iv) depreciation expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (v) amortization expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, and (vi) all other non-cash items reducing Adjusted Consolidated Net Income, less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP.

     "Consolidated Interest Coverage Ratio" is defined to mean, on any Transaction Date, the ratio of (i) the aggregate amount of Consolidated EBITDA for the four fiscal quarters for which financial information in respect thereof is available immediately prior to such Transaction Date (the "Reference Period") to (ii) the aggregate Consolidated Interest Incurred during such Reference Period. In making the foregoing calculation, (A) pro forma effect shall be given to (1) any Indebtedness Incurred subsequent to the end of the Reference Period and prior to the Transaction Date (other than Indebtedness Incurred under a revolving credit or similar arrangement in effect on the last day of such Reference Period), (2) any Indebtedness Incurred during such period to the extent such Indebtedness is outstanding at the Transaction Date and (3) any Indebtedness to be Incurred on the Transaction Date, in each case as if such Indebtedness had been Incurred on the first day of such Reference Period and after giving pro forma effect to the application of the proceeds thereof as if such application had occurred on such first day; (B) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months) had been the applicable rate for the entire period; (C) there shall be excluded from Consolidated Interest Expense any Consolidated Interest Expense related to any amount of Indebtedness that was outstanding during such Reference Period or thereafter but that is not outstanding or is to be repaid on the Transaction Date, except for Consolidated Interest Expense accrued (as adjusted pursuant to clause (B)) during such Reference Period under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any successor revolving credit or similar arrangement) in effect on the Transaction Date; (D) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period or thereafter and on or prior to the Transaction Date as if they had occurred and such proceeds had been applied on the first day of such Reference Period; (E) with respect to any such Reference Period commencing prior to the Closing Date, the issuance of the Notes shall be deemed to have taken place on the first day of such period; and (F) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period or subsequent to such period and prior to the Transaction Date and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that clause (D) or (F) of this sentence requires that pro forma effect be given to an asset acquisition or asset disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person that is acquired or disposed for which financial information is available.

     "Consolidated Interest Expense" is defined to mean, for any period, without duplication, the aggregate amount of interest which, in conformity with GAAP, would be set opposite the caption "interest expense" or any like caption on a consolidated income statement of the Company and its Restricted Subsidiaries (including, without limitation, imputed interest on Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations and bankers' acceptance financing, the net costs associated with Interest Rate Agreements, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other noncash interest expense other than interest and other charges amortized to cost of sales) and including, with respect to the Company and its Restricted Subsidiaries without duplication (including duplication of the foregoing items), all interest included as a component of cost of sales for such period.

     "Consolidated Interest Incurred" is defined to mean, for any period, without duplication, the aggregate amount of interest which, in conformity with GAAP, would be set opposite the caption "interest expense" or any like caption on a consolidated income statement of the Company and its Restricted Subsidiaries (including, without limitation, imputed interest included on Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations and bankers' acceptance financing, the net costs associated with Interest Rate Agreements, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other noncash interest expense other than interest and other charges amortized to cost of sales) and includes, with respect to the Company and its Restricted Subsidiaries, without duplication, all interest capitalized for such period, all interest attributable to discontinued operations for such period to the extent not set forth under the caption "interest expense" or any like caption, all interest actually paid by the Company or any Restricted Subsidiary under any guarantee of Indebtedness (including, without limitation, a guarantee of principal, interest or any combination thereof) of any Person during such period and all Preferred Returns accrued by any Consolidated Joint Venture that is a Restricted Subsidiary.

     "Consolidated Joint Venture" is defined to mean, as of any date of determination, any Joint Venture whose financial results are accounted for on a consolidated basis with the Company or any Restricted Subsidiary in conformity with GAAP and, as of the Closing Date, includes each Existing Joint Venture.

     "Consolidated Tangible Net Worth" is defined to mean, at any date of determination, stockholder's equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation), less any amounts attributable to Redeemable Stock, less Intangible Assets reflected on such consolidated balance sheet of the Company and its Restricted Subsidiaries, each item to be determined in conformity with GAAP.

     "Default" is defined to mean any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Existing Joint Venture" is defined to mean each of Ranchland Alicante Development L.P., Ranchland Portola Development L.P., Ranchland Fairway Development L.P., Ranchland Montilla Development L.P., Taos Estates, L.P., Plateau Venture Limited Partnership, Las Hadas Limited Partnership, Tiara Ventura, a Nevada Limited Partnership and Portraits Venture Limited Partnership.

     "Fair Market Value" with respect to any asset or property means the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

     "GAAP" is defined to mean generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accounts and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

     "Guarantee" is defined to mean any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds or pledge assets for the purchase or payment of or payment of interest on) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Guarantors" means each of (i) Durable Homes, Inc., a Nevada corporation,
(ii) J.M. Peters Nevada, Inc., a Delaware corporation, (iii) Peters Ranchland Company, Inc., a Delaware corporation, and (iv) each of the Company's other Subsidiaries that becomes a guarantor of the Notes pursuant to the provisions of the Indenture.

     "Incur" is defined to mean, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that neither the accrual of interest (whether such interest is payable in cash or in kind) nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

     "Indebtedness" is defined to mean, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes, letters of credit (excluding standby letters of credit) or other similar instruments, (iii) all obligations of such Person in respect of standby letters of credit, surety, payment and performance bonds, title insurance, indemnity agreements, reimbursement agreements with homeowners' associations and similar instruments (including reimbursement obligations with respect thereto) to the extent that such obligations are drawn upon and remain unpaid or constitute indebtedness of such Person in conformity with GAAP, (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the later of the date such obligation arises or the date of placing such property in service or taking delivery and title thereto or the completion of such service, except Trade Payables, (v) all obligations of such Person as lessee under Capitalized Leases, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that, if such Indebtedness is not assumed by such Person, the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person, (viii) to the extent not otherwise included in this definition, obligations under Interest Rate Agreements, and (ix) all Redeemable Stock issued by such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligations, provided that (i) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and (ii) Indebtedness shall not include any liability for federal, state, local or other taxes.

     "Independent Financial Advisor" means an accounting, appraisal or investment banking firm that is, in the reasonable judgment of the Company's Board of Directors, (i) qualified to perform the task for which it has been engaged, and (ii) disinterested and independent, in a direct and indirect manner, of the parties to the transaction with respect to which such firm has been engaged.

     "Intangible Assets" is defined to mean, with respect to the Company and the Restricted Subsidiaries, all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights and all other items that would be treated as intangibles on the consolidated balance sheet of the Company and its Restricted Subsidiaries prepared in accordance with GAAP.

     "Interest Rate Agreement" is defined to mean any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in interest rates to or under which the Company or any of its Restricted Subsidiaries is a party or a beneficiary on the Closing Date or becomes a party or a beneficiary thereafter.

     "Investment" is defined to mean, with respect to the Company and its Restricted Subsidiaries, any direct or indirect advance, loan or other extension of credit (other than advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Indebtedness, Capital Stock, bonds, notes, debentures or other similar instruments issued by any other Person, or guarantee of Indebtedness or other obligations of any other Person, or any other items that would be classified as investments on the balance sheet of the Company or a Restricted Subsidiary, as the case may be, in accordance with GAAP.

     "Joint Venture" means (i) a corporation of which 50% or less of the aggregate voting power of all classes of Common Equity is owned by the Company and the Restricted Subsidiaries and (ii) any entity other than a corporation in which the Company and the Restricted Subsidiaries own 50% or less of the aggregate voting power of all classes of Common Equity of such entity, provided that such corporation or other entity is engaged in the businesses existing on the date of the Indenture of the Company and the Restricted Subsidiaries or in businesses reasonably related thereto.

     "Lien" is defined to mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

     "Net Cash Proceeds" is defined to mean, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP.

     "Non-Recourse Indebtedness" is defined to mean, with respect to any Person, Indebtedness of such Person for which (i) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness, (ii) such property was acquired with the proceeds of such Indebtedness or such Indebtedness was Incurred either within (A) 365 days after the acquisition of such property if such property constitutes real property on which multi-family housing is being constructed or (B) 90 days after the acquisition of such property in all other cases and (iii) no other assets of such Person or of any other Person may be realized upon or in collection of principal or interest on such Indebtedness.

     "Permitted Holder" means any of Hadi Makarechian, Dale Dowers, their respective spouses and immediate family members and/or any corporation, limited liability company or partnership of which such persons directly or indirectly control not less than a majority of the aggregate voting power of all classes of Common Equity of such entity and/or any trust controlled by or for the benefit of either Hadi Makarechian, Dale Dowers, their respective spouses and members of their immediate family.

     "Permitted Liens" is defined to mean (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens imposed by law and arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, surety and appeal bonds, progress payments, development obligations, government contracts, performance and return-of-money bonds and other obligations of a similar nature, in each case incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money or otherwise constituting a liability in accordance with GAAP); (v) with respect to property of the Company, Liens granted on such property in favor of the Person from whom the Company acquired such property which Liens secure the payment of a contingent portion of the purchase price of such property so long as such Liens are granted and such arrangement is entered into in the ordinary course of business of the Company consistent with past practice; (vi) attachment or judgment Liens not giving rise to a Default or Event of Default and which are being contested in good faith by appropriate proceedings, (vii) easements, rights-of-way, restrictions, homeowners association assessments and similar charges or encumbrances that do not materially interfere with the ordinary course of business of the Company or any of its Subsidiaries; (viii) zoning restrictions, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such property in the ordinary course of business of the Company or any Subsidiary or the value of such real property for the purpose of such business; (ix) Liens in favor of the Company or any Restricted Subsidiary that is a Wholly Owned Subsidiary of the Company; (x) Liens existing on the Closing Date; (xi) Liens securing Non-Recourse Indebtedness of the Company or a Restricted Subsidiary thereof; (xii) Liens with respect to the property or assets of the Company securing Indebtedness permitted to be Incurred under the "Limitation on Indebtedness" covenant; provided that the aggregate amount of Indebtedness secured by such Liens (other than Non-Recourse Indebtedness secured by Liens) will not exceed 40% of the Adjusted Consolidated Net Tangible Assets of the Company; (xiii) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders; (xiv) Liens with respect to the property or assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company to secure Indebtedness owing to the Company; (xv) Liens securing Refinancing Indebtedness which is Incurred to refinance secured Indebtedness and which is permitted to be Incurred under clause (iv) of the second paragraph of the "Limitation on Indebtedness" covenant; provided that such Liens constitute Permitted Liens under this clause (xv) only to the extent that they do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; and (xvi) leases or subleases granted to others not materially interfering with the ordinary course of business of the Company or any of its Subsidiaries.

     "Preferred Returns" has the meaning specified in each of the partnership agreements to which Peters Ranchland Company, Inc. and IHP Investment Fund I, L.P. are parties, in each case as in effect on the Closing Date, together with all amounts of a similar character, howsoever designated, accrued or paid by any Consolidated Joint Venture.

     "Public Equity Offering" is defined to mean a primary underwritten public offering of Common Equity of the Company pursuant to a registration statement filed under the Securities Act.

     "Redeemable Stock" is defined to mean any class or series of Capital Stock of any Person that by its terms or otherwise is, in whole or in part, (i) required to be redeemed, repaid or otherwise retired prior to the Stated Maturity of the Notes, (ii) redeemable, or required to be repaid or otherwise retired at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or is convertible into or exchangeable for Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Redeemable Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the

"Limitation on Asset Sales" and "Repurchase of Notes Upon a Change of Control" covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such Capital Stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below.

     "Refinancing Indebtedness" means Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness and any refinancings thereof to the extent that such amount does not exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that (i) Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes or the Subsidiary Guarantees, as the case may be, shall be permitted only if (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes or the Subsidiary Guarantees, as the case may be, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes or the Subsidiary Guarantees, as the case may be, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes or the Subsidiary Guarantees, as the case may be, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made subordinate in right of payment to the Notes or the Subsidiary Guarantees, as the case may be, at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes or the Subsidiary Guarantees, as the case may be, and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded, (ii) such Refinancing Indebtedness is Incurred by the same Person that initially Incurred the Indebtedness being refunded or refinanced, except that the Company may Incur Refinancing Indebtedness to refund or refinance Indebtedness of any Wholly Owned Restricted Subsidiary, and (iii) such Refinancing Indebtedness is Incurred within 90 days after the Indebtedness being refunded or refinanced is so refunded or refinanced.

     "Restricted Joint Venture" is defined to mean, as of any date of determination, any Restricted Subsidiary that is a Joint Venture and that is prohibited, under the terms of such Restricted Subsidiary's partnership or joint venture agreement, from providing a Subsidiary Guarantee.

     "Restricted Subsidiary" is defined to mean any Subsidiary of the Company other than an Unrestricted Subsidiary.

     "Significant Subsidiary" is defined to mean, at any date of determination, any Subsidiary of the Company that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

     "Stated Maturity" is defined to mean, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and
(ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

     "Subsidiary" is defined to mean, with respect to any Person, (i) any corporation of which more than 50% of the outstanding Common Equity is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person, and (ii) any entity other than a corporation of which more than 50% of the Common Equity is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person or with respect to which such Person and one or more Subsidiaries of such Person have the power to elect a majority of the Board of Directors or other governing body or is the managing general partner of such entity; provided, however that each Consolidated Joint Venture shall be deemed to be a Subsidiary of the Company.

     "Subsidiary Guarantee" means each guarantee of the Notes by a Guarantor under the Indenture.

     "Transaction Date" is defined to mean, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

     "Unrestricted Subsidiary" is defined to mean (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (i) either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, that such designation would be permitted under the "Limitation on Restricted Payments" covenant described below, and (ii) after giving effect to the designation of such Restricted Subsidiary as an Unrestricted Subsidiary, on a pro forma basis, the Company's Consolidated Tangible Net Worth would not be less than the Minimum Consolidated Tangible Net Worth. Notwithstanding the foregoing, for so long as Durable (or any successor thereto) is a Significant Subsidiary, it shall not be an Unrestricted Subsidiary. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that immediately after giving effect to such designation (x) the Company could incur $1.00 of additional Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant described below, (y) no Default or Event of Default shall have occurred and be continuing, and (z) after giving effect to the designation of such Unrestricted Subsidiary as a Restricted Subsidiary, on a pro forma basis, the Company's Consolidated Tangible Net Worth would not have been less than the Minimum Consolidated Tangible Net Worth. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions. At the Closing Date, the Company will not have any Unrestricted Subsidiaries.

     "Wholly Owned Subsidiary" is defined to mean, (i) with respect to any Subsidiary of any Person which is a corporation, such Subsidiary if all of the outstanding Common Equity or other similar equity ownership interests (but not including Preferred Stock) in such Subsidiary (other than any director's qualifying shares or certain minority interests owned by foreign nationals mandated by applicable law but which interest is not in excess of what is required for such purpose) is owned directly by such Person or through one or more Wholly Owned Subsidiaries of such Person, or (ii) with respect to any Subsidiary of any Person, other than a corporation, such Subsidiary if all of the outstanding Common Equity in such Subsidiary is owned directly or indirectly by such Person.

COVENANTS

  Maintenance of Consolidated Tangible Net Worth

     Under the terms of the Indenture, if the Company's Consolidated Tangible Net Worth at the end of each of any two consecutive fiscal quarters (the last day of such second fiscal quarter being referred to as the "Deficiency Date") is less than $37 million (the "Minimum Consolidated Tangible Net Worth"), then the Company shall make an offer to all Holders (a "Net Worth Offer") to acquire Notes, for cash, in an aggregate principal amount equal to 10% of the initial aggregate outstanding principal amount of the Notes (or if less than 10% of the aggregate principal amount of the Notes originally issued are then outstanding, all of the Notes outstanding at the time) (a "Net Worth Payment") at a purchase price of 100% of principal amount, plus accrued and unpaid interest to the date of purchase (the "Net Worth Payment Date"). Notes acquired or redeemed by the Company or purchased by it in the open market subsequent to the Deficiency Date other than by reason of a mandatory repurchase obligation may be credited against any Net Worth Payment. The Company, however, may not credit a specific Note against more than one Deficiency Payment and mandatory repurchase payment. In no event shall the Company's failure to meet the Minimum Consolidated Tangible Net Worth threshold at the end of any fiscal quarter be counted toward the making of more than one Net

Worth Offer. Prior to the mailing of the notice to Holders provided for in the succeeding paragraph, but in any event within 30 days following a Deficiency Date, the Company covenants to (i) repay in full all indebtedness of the Company that would prohibit the repurchase of the Notes as provided for in the succeeding paragraph or (ii) obtain any requisite consents under instruments governing any such indebtedness of the Company to permit the repurchase of the Notes as provided for in the succeeding paragraph. The Company shall first comply with the covenant in the preceding sentence before it shall be required to repurchase Notes pursuant to this "Maintenance of Consolidated Tangible Net Worth" covenant. The Company shall notify the Trustee promptly after the occurrence of any of the events specified in this covenant and, in addition, the Company shall notify the Trustee in writing if the Company's Consolidated Tangible Net Worth is equal to or less than the Minimum Consolidated Tangible Net Worth for any fiscal quarter.

     Within 30 days of a Deficiency Date, the Company shall mail a notice to the Trustee and each Holder stating (i) that a Deficiency Date has occurred, that the Net Worth Offer is being made pursuant to this "Maintenance of Consolidated Tangible Net Worth" covenant and that all Notes validly tendered will be accepted for payment (on a pro rata basis if required pursuant to the terms of this "Maintenance of Consolidated Tangible Net Worth" covenant); (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Net Worth Payment Date"); (iii) that any Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Company defaults in the payment of the Net Worth Payment, any Note accepted for payment pursuant to the Net Worth Offer shall cease to accrue interest on and after the Net Worth Payment Date; (v) that the Holders electing to have any Note or portion thereof purchased pursuant to the Net Worth Offer will be required to surrender such Notes, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of such Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Net Worth Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Net Worth Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each Note issued shall be in a principal amount of $1,000 or integral multiples thereof.

     On the Net Worth Payment Date, the Company shall: (1) accept for payment Notes or portions thereof tendered pursuant to the Net Worth Offer; (2) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (3) deliver, or cause to be delivered, to the Trustee, all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of the Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders new Notes equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or an integral multiple thereof. In the event that the aggregate principal amount of Notes surrendered by Holders exceeds the Net Worth Amount, the Company will select the Notes to be purchased on a pro rata basis from all Notes so surrendered, with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, will be purchased. The Company will publicly announce the results of the Net Worth Offer on or as soon as practicable after the Net Worth Payment Date. For purposes of this "Maintenance of Consolidated Tangible Net Worth" covenant, the Trustee shall act as Paying Agent.

     The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in the event that a Deficiency Date occurs and the Company is required to repurchase Notes under this "Maintenance of Consolidated Tangible Net Worth" covenant.

     If the Company is unable to repay all of its indebtedness that would prohibit repurchase of the Notes or is unable to obtain the consents of the holders of indebtedness, if any, of the Company outstanding at the time of a Deficiency Date whose consent would be so required to permit the repurchase of Notes, then the Company will have breached such covenant. This breach will constitute an Event of Default under the Indenture if it continues for a period of 60 consecutive days after written notice is given to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes outstanding. In addition, the failure by the Company to repurchase Notes at the conclusion of the Net Worth Offer will constitute an Event of Default without any waiting period or notice requirements.

     There is no assurance that the Company will have sufficient funds available to make a Net Worth Offer on a Deficiency Date. The above covenant requiring the Company to repurchase the Notes will, unless the consents referred to above are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

  Limitation on Indebtedness

     Under the terms of the Indenture, the Company will not Incur any Indebtedness (other than the Notes) unless, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, (i) the Consolidated Interest Coverage Ratio of the Company would be at least 2.0 to 1, and (ii) the ratio of Indebtedness of the Company and its Restricted Subsidiaries to Consolidated Tangible Net Worth of the Company would be less than 2.5 to 1.

     Notwithstanding the foregoing, the Company may Incur each and all of the following: (i) Indebtedness outstanding at any time in an aggregate principal amount not to exceed the greater of (A) $15 million or (B)(1) 10% of the Adjusted Consolidated Net Tangible Assets if Adjusted Consolidated Net Tangible Assets are less than $200 million, or (2) 15% of Adjusted Consolidated Net Tangible Assets if Adjusted Consolidated Net Tangible Assets are equal to or greater than $200 million, in the case of each of clauses (A) and (B), less any amount of Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below; (ii) Indebtedness to any Restricted Subsidiary that is a Wholly Owned Subsidiary of the Company; (iii) Non-Recourse Indebtedness; (iv) Refinancing Indebtedness, other than with respect to Indebtedness Incurred under clause (i) of this paragraph; and (v) Indebtedness under Interest Rate Agreements.

  Restrictions on Restricted Subsidiary Indebtedness

     The Indenture provides that the Company will not permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness other than: (i) Non-Recourse Indebtedness; (ii) Refinancing Indebtedness; (iii) any Guarantee of Indebtedness of the Company under the Notes; and (iv) any Guarantee by a Guarantor of Indebtedness of the Company that is pari passu in right of payment with the Notes, provided that (A) such Indebtedness is permitted under the Indenture and (B) such Guarantee is pari passu or subordinated in right of payment with the Guarantee of the Notes by such Restricted Subsidiary.

  Limitation on Liens

     Under the terms of the Indenture, the Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on any of its assets or properties, income or profits thereon or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or prior to) the obligation or liability secured by such Lien.

  Limitation on Restricted Payments

     So long as any of the Notes are outstanding, the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on its Capital Stock (other than dividends or distributions payable solely in shares of its or such Restricted Subsidiary's Capital Stock (other than Redeemable Stock) of the same class held by such holders or in options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than the Company or any

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

Restricted Subsidiary that is a Wholly Owned Subsidiary of the Company, (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of the Company or any Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than the Company or any Restricted Subsidiary that is a Wholly Owned Subsidiary of the Company, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes, or (iv) make any Investment in any Affiliate of the Company (other than a Restricted Subsidiary) (such payments or any other actions described in clauses (i) through (iv) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) the Company could not Incur at least $1.00 of additional Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant, (C) the Consolidated Tangible Net Worth of the Company would be less than the Minimum Consolidated Tangible Net Worth or (D) the aggregate amount expended for all Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) on and after March 1, 1994 shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of such amount) (determined by excluding income created by transfers of assets received by the Company or a Restricted Subsidiary from an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on March 1, 1994 and ending on the last day of the last fiscal quarter preceding the Transaction Date, plus (2) the aggregate net proceeds (including the fair market value of non-cash proceeds as determined in good faith by the Board of Directors) received by the Company from the issuance and sale permitted by the Indenture of its Capital Stock (other than Redeemable Stock) to a Person who is not a Subsidiary of the Company, including an issuance or sale permitted by the Indenture for cash or other property upon the conversion of any Indebtedness of the Company subsequent to the Closing Date, or from the issuance of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Redeemable Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes), plus (3) the amount of any Investment returned to the Company or any Restricted Subsidiary by any Affiliate (other than a Restricted Subsidiary) thereof, plus (4) $1 million plus (5) solely for the purpose of making Investments in any Unrestricted Subsidiary or Joint Venture that is not a Restricted Subsidiary, $14 million; provided that any Restricted Payment made pursuant to this clause (5) shall not be subject to the provisions of clause (B) of this paragraph and any such Restricted Payment shall be evidenced to the Trustee by an Officers' Certificate certifying that such Restricted Payment is being made pursuant to this clause (5).

     The foregoing provision shall not take into account, and shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph; (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iv) of the second paragraph of the "Limitation on Indebtedness" covenant; (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company in exchange for, or out of the proceeds of a substantially concurrent offering (other than to a Subsidiary) of shares of Capital Stock (other than Redeemable Stock) of the Company; (iv) the acquisition of Indebtedness of the Company that is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of Capital Stock of the Company (other than Redeemable Stock); (v) payments or distributions pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company; (vi) distributions required by the partnership agreements of each of the Existing Joint Ventures, as in effect on the Closing Date; (vii) the return of capital on the Closing Date to the CalPERS LP (IHP Investment Fund I, L.P.) by certain of the Existing Joint Ventures; (viii) prior to the merger of CPH with and into the Company and with respect to each period for which CPH pays its federal income taxes, California franchise taxes and other state corporate income taxes on a consolidated or combined basis with the Company and its subsidiaries (the "CPH Consolidated Group"), the payment by the Company to CPH of an amount with respect to such taxes, to be paid by CPH on behalf of the CPH Consolidated Group, for such period provided that such amount will not exceed the lesser of
(a) the aggregate amount of federal income taxes, California franchise taxes and other state corporate income taxes payable by the CPH Consolidated Group for such period, and (b) the aggregate amount of federal income taxes, California franchise taxes and other state corporate income taxes that would be payable by the Company and its subsidiaries for such period on a consolidated basis if the Company and its subsidiaries were not part of the CPH Consolidated Group, taking into account tax refunds or credits attributable to carrybacks or carryforwards of tax benefits of the Company and its subsidiaries; and (ix) the repurchase of Warrants pursuant to a Repurchase Offer (as defined in and required by the Warrant Agreement); provided that, except in the case of clauses (i), (iv), (vi) and (viii), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

     Notwithstanding the foregoing, in the event of an issuance of Capital Stock of the Company and (1) the repurchase, redemption or other acquisition of Capital Stock out of the proceeds of such issuance or (2) the acquisition of Indebtedness that is subordinated in right of payment to the Notes out of the proceeds of such issuance, then, in calculating whether the conditions of clause
(D) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments, the proceeds of any such issuance shall be included under such clause (D) only to the extent such proceeds are not applied as described in clause (1) or (2) of this paragraph.

     As of March 31, 1994, the aggregate amount available for Restricted Payments would have been $14 million, the entire amount of which could be used solely for the purpose of making Investments in any Unrestricted Subsidiary or Joint Venture that is not a Restricted Subsidiary.

  Limitation on Asset Sales

     Under the terms of the Indenture, the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Asset Sale unless
(i) the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value for the shares or assets sold or otherwise disposed of; provided that the aggregate Fair Market Value of the consideration received from any Asset Sale that is not in the form of cash or cash equivalents (in U.S. dollars or freely convertible into U.S. dollars) will not, when aggregated with the Fair Market Value of all other noncash consideration received by the Company and its Restricted Subsidiaries from all previous Asset Sales since the Closing Date that has not been converted into cash or cash equivalents (in U.S. dollars or freely convertible into U.S. dollars), exceed 5% of the Adjusted Consolidated Net Tangible Assets of the Company at the time of the Asset Sale under consideration, and (ii) the Company will apply, or cause such Restricted Subsidiary to apply, the aggregate Net Cash Proceeds received by the Company or any Restricted Subsidiary from all Asset Sales occurring subsequent to the Closing Date to (A) permanently repay unsubordinated Indebtedness of the Company owing to a Person other than the Company or any of its Restricted Subsidiaries or any Indebtedness of any Restricted Subsidiary, in each case within one year after such Asset Sale or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution, within one year after such Asset Sale). The amount of such Net Cash Proceeds required to be applied (or to be committed to be applied) as set forth in the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer (as defined below) totals at least $5.0 million, the Company must, not later than the fifteenth Business Day of such month, make an offer (an "Excess Proceeds Offer") to purchase from the Holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes, plus, in each case, accrued and unpaid interest (if any) to the date of purchase (the "Excess Proceeds Payment").

     The Company shall commence an Exceeds Proceeds Offer by mailing a notice to the Trustee and each Holder stating: (i) that the Excess Proceeds Offer is being made pursuant to this "Limitation on Asset Sales" covenant and that all Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Excess Proceeds Payment Date")); (iii) that any Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Company defaults in the payment of the Excess Proceeds Payment, any Note accepted for payment pursuant to the Excess Proceeds Offer shall cease to accrue interest on and after the Excess Proceeds Payment Date; (v) that Holders electing to have a Note purchased pursuant to the Excess Proceeds Offer will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Excess Proceeds Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Excess Proceeds Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof.

     On the Excess Proceeds Payment Date, the Company shall (i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to the Excess Proceeds Offer; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders new Notes equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of the Excess Proceeds Offer on or as soon as practicable after the Excess Proceeds Payment Date. For purposes of this "Limitation on Asset Sales" covenant, the Trustee shall act as the Paying Agent.

     The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws and regulations are applicable, in the event that such Excess Proceeds are received by the Company under this "Limitation on Asset Sales" covenant and the Company is required to repurchase Notes as described above.

  Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     So long as any of the Notes are outstanding, the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary,
(ii) pay any interest on or principal of any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

     The foregoing provisions shall not restrict or prohibit any encumbrances or restrictions: (i) existing on the Closing Date in the Indenture or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of any of the foregoing; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law; (iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary and existing at the time of such acquisition, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired, and any extensions, refinancings, renewals or replacements of any of the foregoing; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; or (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,
(B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted by the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

  Limitation on Transactions with Shareholders and Affiliates

     Under the terms of the Indenture, the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the investment, loan, advance, guaranty or capital contribution in or to, or the purchase, sale, lease, transfer, exchange or other disposition of property or assets, or the rendering of any service) with or for the benefit of any holder (or any Affiliate of such holder) of 10% or more of any class of Capital Stock of the Company or with or for the benefit of any Affiliate of the Company or any Restricted Subsidiary (each an "Affiliate Transaction"), except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

     In addition, the Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, (a) enter into any Affiliate Transaction involving or having an amount of more than $1.0 million, unless in each case such Affiliate Transaction has been approved by a majority of the disinterested members of the Company's Board of Directors, or (b) enter into an Affiliate Transaction involving or having a value of more than $5.0 million unless the Company has delivered to the Trustee an opinion of an Independent Financial Advisor to the effect that the transaction is fair to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view; provided, however, for purposes of this paragraph, "Affiliate Transaction" shall not include any transaction between the Company or any Restricted Subsidiary and any Person that is an Affiliate of the Company or such Restricted Subsidiary solely by reason of such Person having an interest in a Joint Venture that is a Restricted Subsidiary.

     The foregoing limitation does not limit, and shall not apply to (i) any transaction between the Company and any Restricted Subsidiary that is a Wholly Owned Subsidiary of the Company or between Restricted Subsidiaries that are Wholly Owned Subsidiaries of the Company; (ii) the payment of reasonable and customary regular fees to directors who are not employees, and the provision of reasonable indemnification benefits, to directors and officers of the Company; or (iii) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant.

  Preparation of Reports and Other Information

     Under the terms of the Indenture, the Company will, while any Note is outstanding, file with the Commission all such reports and other information as would be required by Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Within seven days after the same are filed with the Commission, the Company will file with the Trustee, and supply to each Holder, without cost to such Holder, copies of such reports or other information.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each Holder shall have the right to require the repurchase of its Notes by the Company in cash pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest (if any) to the date of purchase (the "Change of Control Payment"). Prior to the mailing of the notice to Holders provided for in the succeeding paragraph, but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full all indebtedness of the Company that would prohibit the repurchase of the Notes as provided for in the succeeding paragraph or (ii) obtain any requisite consents under instruments governing any such indebtedness of the Company to permit the repurchase of the Notes as provided for in the succeeding paragraph. The Company shall first comply with the covenant in the preceding sentence before it shall be required to repurchase Notes pursuant to this "Repurchase of Notes upon a Change of Control" covenant.

     Within 30 days of the Change of Control, the Company shall mail a notice to the Trustee and each Holder stating: (i) that a Change of Control has occurred, that the Change of Control Offer is being made pursuant to this "Repurchase of Notes upon a Change of Control" covenant and that all Notes validly tendered will be accepted for payment; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date");
(iii) that any Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Company defaults in the payment of the Change of Control Payment, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on and after the Change of Control Payment Date; (v) that Holders electing to have any Note or portion thereof purchased pursuant to the Change of Control Offer will be required to surrender such Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of such Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Change of Control Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in the principal amount of $1,000 or an integral multiple thereof.

     On the Change of Control Payment Date, the Company shall: (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee, all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price and the Trustee shall promptly authenticate and mail to such Holders new Notes equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. For purposes of this "Repurchase of Notes upon a Change of Control" covenant, the Trustee shall act as Paying Agent.

     The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in the event that a Change of Control occurs and the Company is required to repurchase the Notes under this "Repurchase of Notes upon a Change of Control" covenant.

     If the Company is unable to repay all of its indebtedness that would prohibit repurchase of the Notes or is unable to obtain the consents of the holders of indebtedness, if any, of the Company outstanding at the time of a Change of Control whose consent would be so required to permit the repurchase of Notes, then the Company will have breached such covenant. This breach will constitute an Event of Default under the Indenture if it continues for a period of 60 consecutive days after written notice is given to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes outstanding. In addition, the failure by the Company to repurchase Notes at the conclusion of the Change of Control Offer will constitute an Event of Default without any waiting period or notice requirements.

     There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as any such covenant that may be contained in other securities of the Company which might be outstanding at the time). The above covenant requiring the Company to repurchase the Notes will, unless the consents referred to above are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

EVENTS OF DEFAULT

     The following events are defined as "Events of Default" in the Indenture:
(a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days; (c) the Company or any Guarantor defaults in the performance of or breaches any other covenant or agreement of the Company or such Guarantor in the Indenture or in the Subsidiary Guarantees or under the Notes and such default or breach continues for a period of 60 consecutive days after written notice by the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes; (d) there occurs with respect to any issue or issues of Indebtedness (other than Non-Recourse Indebtedness) of the Company or any of its Significant Subsidiaries having an outstanding principal amount of $5 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (A) an event of default has occurred that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and/or (B) the failure to make any payment in respect of such Indebtedness when due or during any applicable grace period and the continuation of such failure for five business days; provided, however, that the default which existed as of the Closing Date, as a result of the failure to pay principal and interest, under the note dated March 14, 1989, payable to West Coast Land Fund L.P. shall not constitute an Event of Default under this clause
(d); (e) one or more final judgments or orders for the payment of money in excess of $3 million in the aggregate shall be rendered against the Company or any of its Significant Subsidiaries and such final judgments or orders, shall not have been satisfied, stayed, annulled or rescinded within 60 days of being entered; (f) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any of its Significant Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any of its Significant Subsidiaries or for all or substantially all of the property and assets of the Company or any of its Significant Subsidiaries or (C) the winding up or liquidation of the affairs of the Company or any of its Significant Subsidiaries and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; (g) the Company or any Subsidiary of the Company (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any of its Significant Subsidiaries or for all or substantially all of the property and assets of the

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

Company or any Significant Subsidiary of the Company or (C) effects any general assignment for the benefit of creditors; (h) any Restricted Joint Venture that is not a Guarantor provides a Guarantee of Indebtedness of any other Person or
(i) any Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Subsidiary Guarantee (other than by reason of release of a Guarantor from its Subsidiary Guarantee in accordance with the terms of the Indenture and the Subsidiary Guarantee).

     If an Event of Default (other than an Event of Default specified in clause
(f) or (g) above) occurs and is continuing under the Indenture, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders (the "Acceleration Notice")), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. If an Event of Default specified in clause (f) or (g) above occurs, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of not less than a majority in principal amount of the outstanding Notes by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "-- Modification and Waiver."

     The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture, the Subsidiary Guarantees or the Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default; (ii) the Holders of not less than 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;
(iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on such Note or to bring suit for the enforcement of any such payment on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

     The Indenture requires certain officers of the Company to certify, on or before a date not more than 120 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company's and its Restricted Subsidiaries' performance under the Indenture and that the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company shall not, and shall not permit any Guarantor to, consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to, any Person

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

unless (i) the Company or such Guarantor, as the case may be, shall be the continuing Person, or the Person (if other than the Company or such Guarantor, as the case may be) formed by such consolidation or into which the Company or such Guarantor, as the case may be, is merged or that acquired or leased such property and assets of the Company or such Guarantor, as the case may be, shall be a corporation organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume, by a supplemental indenture in form reasonably suitable to the Trustee, executed and delivered to the Trustee, all of the obligations of the Company or such Guarantor, as the case may be, on all of the Notes or such Guarantor's Subsidiary Guarantee, as the case may be, and under the Indenture;
(ii) immediately after and giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after and giving effect to such transaction on a pro forma basis, the Company or any Person becoming the successor obligor of the Notes (in the case of a transaction involving the Company), as the case may be, shall have a Consolidated Tangible Net Worth equal to or greater than the Consolidated Tangible Net Worth of the Company immediately prior to such transaction; (iv) immediately after and giving effect to such transaction, the Company or such other Person (in the case of a transaction involving the Company), as the case may be, would be able to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described under "Description of the Notes -- Certain
Covenants -- Limitations on Indebtedness" and (v) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and (iv)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with. The foregoing provisions shall not apply to a transaction involving the consolidation or merger of a Guarantor with or into another person, or the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Guarantor, that results in such Guarantor being released from its Subsidiary Guarantee as provided under "The Subsidiary Guarantees" above.

     Under the terms of the Indenture, the Company will use its best efforts to merge with or into CPH within 180 days after consummation of the Exchange Offer or effectiveness of the Shelf Registration Statement, as the case may be, and, in any event, will complete such merger on or before the earlier of (i) one year thereafter or (ii) 18 months after the initial issuance of the Notes. Immediately after and giving effect to such merger, either (a) (i) the Consolidated Interest Coverage Ratio of the Company will not be less than such Consolidated Interest Coverage Ratio immediately prior to the merger, (ii) the ratio of Indebtedness of the Company and its Restricted Subsidiaries to Consolidated Tangible Net Worth of the Company will not be less than such ratio immediately prior to such merger, and (iii) the Consolidated Tangible Net Worth of the Company will not be less than such Consolidated Tangible Net Worth immediately prior to such merger or (b) such merger will comply with the covenants set forth in the first paragraph of this "Consolidation, Merger and Sale of Assets" covenant.

DEFEASANCE

     Defeasance and Discharge. The Indenture provides that the Company and the Guarantors will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (i) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, (ii) the Company has delivered to the Trustee (A) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a

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

change in applicable federal income tax law after the date of the Indenture such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (B) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, (iii) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company is a party or by which the Company is bound, and (iv) if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

     Defeasance of Certain Covenants and Certain Events of Default. The Indenture further permits the Company to terminate all of its obligations under the Notes and the Indenture, other than the obligation to pay the principal of, premium, if any, and interest on the Notes, and certain other obligations, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (ii)(B), (iii) and (iv) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same time as would have been the case if such deposit and defeasance had not occurred.

     Defeasance and Certain Other Events of Default. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

MODIFICATION AND WAIVER

     From time to time, the Company, the Guarantors and the Trustee, without notice to or the consent of the Holders of the Notes may amend or supplement the Indenture or the Notes for certain specified purposes, including curing ambiguities, defects or inconsistencies, providing for uncertificated Notes, maintaining the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, to reflect the addition of a Guarantor, to reflect a Guarantor ceasing to be liable on its Subsidiary Guarantee because it is no longer a Subsidiary of the Company, or making any change that does not materially adversely affect the rights of any Holder. Other amendments and modifications to the Indenture and the Notes may be made with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal amount of, or premium, if any, or interest on any Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on any Note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note, (v) reduce the above-stated percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend the Indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the Notes or (vii) reduce the percentage or aggregate principal amount of

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

outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

NO PERSONAL LIABILITY OF INCORPORATORS, SHAREHOLDERS, OFFICERS, DIRECTORS OR EMPLOYEES

     The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, shareholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under federal securities laws and it is the view of the Commission that such a waiver is against public policy.

CONCERNING THE TRUSTEE

     The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

                          DESCRIPTION OF COMMON STOCK

     At May 31, 1994, the authorized capital stock of the Company consisted of 15,000,000 shares of Common Stock, par value $.10 per share. At May 31, 1994, there were 14,995,000 shares of Common Stock outstanding held of record by approximately 1,800 stockholders.

     The holders of the Company's Common Stock are entitled to one vote per share, to receive such dividends as legally may be declared by the Board of Directors and to receive pro rata the net assets of the Company upon liquidation. There are no cumulative voting, preemptive, conversion or redemption rights applicable to the Common Stock. Stockholders casting a majority of votes in the election of directors will be entitled to elect all of the directors. In such event, the holders of the remaining shares of Common Stock will not be able to elect any person as a director.

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

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following summary describes certain United States federal income tax consequences of the acquisition, ownership and disposition of the New Notes to a person choosing to accept the Exchange Offer (a "Holder"). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this Prospectus may affect the tax consequences described herein. This summary discusses only New Notes held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a Holder in light of such Holder's particular circumstances or to Holders subject to special rules, such as certain financial institutions, insurance companies or dealers in securities. Persons considering the Exchange Offer should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     As used herein, the term "United States Holder" means a Holder of New Notes that is for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source. The term also includes certain former citizens of the United States whose income and gain on the New Notes will be taxable. As used herein, the term "Non-United States Holder" means a Holder of Units that is not a United States Holder.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

  Exchange of Notes

     The exchange of Old Notes for New Notes pursuant to the Exchange Offer should not be treated as an exchange or other taxable event for federal income tax purposes because, under proposed Treasury Regulations, the New Notes should not be considered to differ materially in kind or extent from the Old Notes. Rather, the New Notes received by a United States Holder should be treated as a continuation of the Old Notes in the hands of such United States Holder. As a result, there should be no federal income tax consequences to United States Holders exchanging Old Notes for New Notes pursuant to the Exchange Offer and a United States Holder should have the same adjusted basis and holding period in the New Notes as it had in the Old Notes immediately before the exchange. If the IRS determines, contrary to the Company's conclusion, that the Old Notes were issued with original issue discount in excess of de minimis original issue discount, the consequences of such determination will likewise carry forward to the New Notes. See "-- Original Issue Discount on the Notes."

  Original Issue Discount on the Notes

     The Old Notes and the Warrant were issued in units comprised of ten Old Notes and 79 Warrants (the "Units"). Consequently, the issue price of a Unit was initially allocated between the Old Notes and the Warrants. Under applicable Treasury Regulations, the issue price of the Old Notes was equal to the first price at which a substantial amount of the Units was sold (ignoring for this purpose sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), less the amount allocable to the Warrants (based on the relationship of the fair market value of each of the Old Notes and the Warrants to the fair market value of the Old Notes and the Warrants taken together as a Unit). Based on the foregoing, the Company treated each Old Note as having been issued with an original issue price of $984.99 per $1,000 principal amount, and the attached Warrants as having been issued with an issue price of $15.01 per $1,000 principal amount. No assurance can be given, however, that the IRS will not challenge the Company's allocation of the issue price. Because the New Notes are treated as a continuation of the Old Notes in the hands of each Holder, the New Notes will be subject to the foregoing allocation and to the original issue discount rules set forth below.

     Under applicable Treasury Regulations, the Company's allocation of the issue price of the Units will be binding on a Holder, unless such Holder discloses the use of a different allocation on a statement attached to such Holder's federal income tax return for the year of acquisition of such Units (or, following separation of the Old Notes and the Warrants, the year of acquisition of Notes). If a Holder uses an allocation different from that of the Company, or a Holder acquires a Note at a price different from that on which the Company's allocation is based, such Holder may be treated as having acquired his Note for a greater or lesser amount than the issue price, thereby resulting in "acquisition premium" or "market discount," as defined below. Holders intending to use an issue price allocation different from that used by the Company should consult their tax advisors as to the consequences to them of their particular allocation of the issue price.

     In general, a holder of a debt instrument is required to recognize original issue discount as ordinary income in advance of the receipt of the cash payments to which such income is attributable. The amount of original issue discount on a debt instrument generally is equal to the difference between the stated redemption price at maturity of the debt instrument and the debt instrument's issue price. However, if the original issue discount on a debt instrument is less than 1/4 of 1 percent of the stated redemption price at maturity of the debt instrument multiplied by the number of complete years to maturity, the original issue discount on the debt instrument will be deemed to be zero. For this purpose, the stated redemption price at maturity of a debt instrument will equal the sum of all amounts provided under the debt instrument, regardless of whether denominated as principal or interest, other than "qualified stated interest" payments. For such purposes, "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. For purposes of determining the amount of original issue discount with respect to each Note, the Company has assumed that the periodic interest payments to be made with respect to each Note (determined prior to any adjustment described below in the section regarding "Contingent Interest on the Notes") constitute "qualified stated interest" within the meaning of the applicable Treasury Regulations.

     A United States Holder must include original issue discount on the Notes (other than de minimis original issue discount) as ordinary interest income as it accrues (in advance of the receipt of any cash payments attributable to such income) in accordance with a constant yield method based on a compounding of interest, regardless of such Holder's regular method of tax accounting. Subject to making an appropriate election, United States Holders generally will be permitted to include all interest that accrues or is to be paid on the Notes (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount and unstated interest as adjusted by any amortizable bond premium or acquisition premium) in income under the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

     The Company believes that the Old Notes were, and the New Notes will be, issued with de minimis original issue discount. Accordingly, the Company believes that a United States Holder will not be subject to tax on original issue discount under the constant yield method, but instead will only be taxed on such original issue discount when it is received by the Holder. If, however, the IRS determines that the issue price of the Old Notes (and thus the carryover issue price of the New Notes) was significantly less than the amount determined by the Company as described above with the effect that the original issue discount on the Notes is no longer considered to be de minimis, the United States federal income tax described above will apply.

     A United States Holder will be subject to tax on qualified stated interest on the Notes at the time such payments are accrued or are received (in accordance with the Holder's regular method of accounting).

     Redemption of the Notes. The Company may redeem all or a portion of the Notes as described under "Description of the Notes -- Optional Redemption." Under applicable Treasury Regulations, an issuer of a debt instrument having an option to call the debt instrument will be presumed to exercise such option if doing so would lower the yield to maturity of the debt instrument. The Company will compute the yield and maturity of the Notes assuming that it will not redeem all or a portion of the Notes because doing so would increase the yield of the Notes. If, contrary to the presumption made under the Treasury Regulations, the Company does redeem all or a portion of the Notes, the Notes will be treated as reissued on the date of the redemption for an amount equal to its adjusted issue price on such date. Holders should consult with their tax advisors with respect to the consequences of the possible redemption of the Notes.

     Market Discount. If a United States Holder acquires a Note for an amount that is less than its "revised issue price," the amount of the difference will be treated as "market discount" for federal income tax purposes, unless such difference is less than a specified de minimis amount. For such purposes, the "revised issue price" of a Note generally will be equal to the issue price of the Note under the Company's allocation, as described under "-- Original Issue Discount on the Notes" above, increased by the amounts of original issue discount that were includable in income with respect to such Note by all previous Holders for all periods prior to the acquisition of the Note by the Holder.

     Under the market discount rules of the Code, a United States Holder will be required to treat any partial principal payment on a Note (or any other payment that does not constitute a qualified stated interest payment with respect to such Note), or any gain realized on the sale, exchange, retirement or other disposition of a Note, as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market discount generally is considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the Holder elects to accrue the market discount on the basis of semiannual compounding. If a Note purchased by a Holder with market discount is disposed of other than by a taxable sale, exchange or retirement, the accrued market discount on the Note generally will be includible as ordinary income to the Holder as if such Holder had sold the Note at its then fair market value.

     By reason of rules that allow a current deduction of interest expense on any indebtedness incurred or maintained to purchase or carry a Note with market discount only to the extent that the interest expense exceeds an allocable portion of such market discount, a Holder may be required to defer the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or its earlier taxable disposition.

     A United States Holder may elect to include market discount in income currently as it accrues (either on a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount will be treated as ordinary interest income for United States federal income tax purposes.

     Acquisition Premium. A United States Holder who acquires a Note for an amount that is greater than its adjusted issue price but less than its stated redemption price at maturity will be considered to have purchased such Note at an "acquisition premium." (The adjusted issue price of a Note generally is equal to the issue price of the Note determined under the Company's allocation as described above, increased by all original issue discount previously includible in the income of any Holder with respect to the Note and reduced by the amount of any payments previously made with respect to the Note other than payments of qualified stated interest.) Under the acquisition premium rules of the Code and the applicable Treasury Regulations, the amount of original issue discount which such Holder must include in its gross income with respect to such Note for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

     If a United States Holder acquires a Note for an amount that is greater than its stated redemption price at maturity, such Holder generally will not be required to include any original issue discount in its gross income.

     Amortizable Bond Premium. In general, if a United States Holder purchases a Note for an amount that is greater than is stated redemption price at maturity, such Holder will be considered to have purchased such Note with "amortizable bond premium" equal to such excess. (If it results in a smaller amortizable bond premium, the amount of amortizable bond premium is determined with reference to the amount payable on the earlier call date of the Note.) A United States Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be

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

included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year.

     Sale, Exchange or Retirement of the Notes. Upon the sale, exchange (excluding the Exchange Offer) or retirement of a Note, a United States Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such Holder's adjusted tax basis in the Note. A United States Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such Holder, increased by the amounts of any original issue discount and accrued market discount previously included in income by the Holder with respect to such Note, and decreased by the amounts of any payments, other than qualified stated interest payments, actually received by such Holder with respect to such Note and by any amounts previously deducted by the Holder with respect to such Note as amortizable bond premium.

     Except to the extent attributable to "market discount" as described above, the gain or loss recognized by a United States Holder on the sale, exchange or retirement of a Note will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held for more than one year. Under current law the excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

  Exchange of Notes

     The exchange of Old Notes for New Notes pursuant to the Exchange Offer should not be treated as an exchange or other taxable event for federal income tax purposes because, under proposed Treasury Regulations, the New Notes should not be considered to differ materially in kind or extent from the Old Notes. Rather, the New Notes received by Non-United States Holders should be treated as a continuation of the Old Notes in the hands of such Non-United States Holders. As a result, there should be no federal income tax consequences to Non-United States Holders who exchange Old Notes for New Notes pursuant to the Exchange Offer and any such Non-United States Holders should have the same adjusted basis and holding period in the New Notes as it had in the Old Notes immediately before the exchange.

  Trade or Business Income; Interest on Notes

     Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

     (a) Payments of principal and interest (including original issue discount) and premium on the Notes by the Company or any paying agent to any Non-United States Holder will not be subject to United States federal withholding tax, provided that, in the case of amounts paid with respect to interest or accrued original issue discount, (i) such Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code and (ii) the beneficial owner thereof fulfills the statement requirement set forth in Section 871(h) or Section 881(c) of the Code (described below);

     (b) Subject to the discussion below of gain recognized on the disposition of Units prior to the date on which the Notes become separately transferable from the Warrants or disposition of Notes after such date under "Tax Consequences to Non-United States Holders -- FIRPTA Treatment of Non-United States Holders," a Non-United States Holder of a Note will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of such Note, unless (i) such Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and either (a) such individual has a "tax home" (as defined in Section 91l(d)(3) of the Code) in the United States (unless such gain is attributable to a fixed place of business in a foreign country maintained by such individual and has been subject to foreign tax of at least 10%) or (b) the gain is attributable to an office or other fixed place of business maintained by such individual in the United States or (ii) such gain is effectively connected with the conduct by such Holder of a trade or business in the United States; and

     (c) A Note held by an individual who is not a citizen or domiciliary of the United States at the time of his death will not be subject to United States federal estate tax as a result of such individual's death, provided that the individual does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote and, at the time of such individual's death, payments with respect to such Note would not have been effectively connected to the conduct by such individual of a trade or business in the United States.

     Sections 871(h) and 881(c) of the Code require that, in order to obtain the portfolio interest exemption from withholding tax described in paragraph (a) above, either the beneficial owner of the Note or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that is holding the Note on behalf of such beneficial owner, files a statement with the withholding agent to the effect that the beneficial owner of the Note is not a United States Holder. Under temporary Treasury Regulations, such requirement will be fulfilled if the beneficial owner of a Note certifies on Internal Revenue Service Form W-8, under penalties of perjury, that it is not a United States Holder and provides its name and address, or any Financial Institution holding the Note on behalf of the beneficial owner, files a statement with the withholding agent to the effect that it has received such a statement from the Holder (and furnishes the withholding agent with a copy thereof).

     If a Non-United States Holder of a Note is engaged in a trade or business in the United States, and if interest on the Note is effectively connected with the conduct of such trade or business, the Non-United States Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be subject to regular United States income tax on interest (including any original issue discount) and on any gain realized on the sale, exchange or other disposition of a Note in the same manner as if it were a United States Holder. See "Tax Consequences to United States Holders" above. In lieu of the certificate described in the preceding paragraph, such a Holder will be required to provide annually to the Company a properly executed Internal Revenue Service Form 4224 in order to claim an exemption from withholding tax. In addition, if such Non-United States Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest including original issue discount on and any gain recognized on the sale, exchange or other disposition of a Note will be included in the earnings and profits of such Non-United States Holder if such interest is effectively connected with the conduct by the Non-United States Holder of a trade or business in the United States.

  FIRPTA Treatment of Non-United States Holders

     Under the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"), foreign persons generally are subject to United States federal income tax on capital gain realized on the disposition of any interest (other than solely as a creditor) in a corporation that is a United States real property holding corporation (a "USRPHC"). For this purpose, a foreign person is defined as any Holder who is a foreign corporation (other than certain foreign corporations that elect to be treated as domestic corporations), a non-resident alien individual, a non-resident fiduciary of a foreign estate or trust, or a foreign partnership. Under FIRPTA, a corporation is a USRPHC if the aggregate fair market value of the United States real property interests held by the corporation is 50 percent or more of the aggregate fair market value of certain assets of the corporation.

     Under current Treasury Regulations, an interest in a USRPHC is excepted from FIRPTA, and is therefore not subject to United States federal income tax, if any class of stock of the USRPHC is regularly traded on an established securities market. The exception does not apply to any foreign person that owns, or has owned, directly or indirectly, more than 5 percent of the total fair market value of such regularly traded interest at any time during the shorter of
(i) the period during which the foreign person owned such interest in the USRPHC and (ii) the 5-year period ending on the disposition of an interest by the foreign person (a "5-Percent Owner"). The Company is a USRPHC; however, shares of Common Stock of the Company are currently traded on an established securities market. Accordingly, a foreign person that holds Warrants or shares of Common Stock of the Company and that is not a 5-Percent Owner will not be subject to United States federal income tax. In contrast, a 5-Percent Owner that holds Warrants, or shares of the Common Stock of the Company acquired pursuant to the exercise of such Warrants, generally will be subject to United States federal income tax on a sale or disposition of the Warrants or shares of Common Stock (generally at a rate of up to 35% in the case of corporations and up to 28% in the case of individuals). Further, in the event that a 5-Percent Owner disposes of Units or Notes, it is possible that such Owner will be subject to United States federal income tax in the manner described in the preceding sentence with respect to the gain recognized on such disposition.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Certain noncorporate United States Holders may be subject to backup withholding at a rate of 31% on payments of principal and interest (including original issue discount) and premium on, and the proceeds of disposition of, a Note. Backup withholding will apply only if the Holder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, would be his Social Security number, (ii) furnishes an incorrect TIN and the IRS notifies the payor that such TIN is incorrect, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Under current Treasury Regulations, backup withholding will not apply to payments of principal, premium or interest made outside the United States on the Notes if the certifications required by Sections 871(h) and 881(c) of the Code are received, provided in each case that the Company or such paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

     Under current Treasury Regulations, if payments of principal and interest (including original issue discount) or premium are made to or through the foreign office of a custodian, nominee or other agent acting on behalf of a beneficial owner of a Note, such custodian, nominee or other agent will not be required to apply backup withholding to such payments made to such beneficial owner and generally will not be subject to information reporting requirements. Under proposed Treasury Regulations, backup withholding may apply to any payment which such custodian, nominee or other agent is required to report if such custodian, nominee or other agent has actual knowledge that the payee is a United States person.

     Under current Treasury Regulations, payments on the sale, exchange or other disposition of a Note made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50 percent or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Under proposed Treasury Regulations, backup withholding may apply to any payment which such broker is required to report if such broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the Holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

     The Company will compute original issue discount and report to the IRS and to each holder of record (other than, in general, for certain holders for which reporting is not required, such as corporations) such information regarding original issue discount with respect to the Notes as may be required under applicable regulations. No assurance can be given that the IRS will not challenge the accuracy of the reported information. Moreover, if a Holder uses an allocation of the issue price of the Unit between the Note and the Warrant comprising such Unit different from that used by the Company, the computation of original issue discount with respect to such Holder's Note may differ from that reported by the Company to the IRS and to such Holder.

     Holders of Notes should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a Holder under the backup withholding rules will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In
addition, until                     (90 days after the date of this Prospectus),
all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal.

     The Company has agreed in the Registration Rights Agreement to indemnify each broker-dealer reselling New Notes pursuant to this Prospectus, and their officers, directors and controlling persons, against certain liabilities in connection with the offer and sale of the New Notes, including liabilities under the Securities Act, or to contribute to payments that such broker-dealers may be required to make in respect thereof.

                                 LEGAL MATTERS

     Certain legal matters relating to the legality of the New Notes are being passed upon for the Company by Gibson, Dunn & Crutcher.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The consolidated financial statements of the Company as of February 28, 1993 and February 28, 1994, and for each of the two years in the period ended February 28, 1994 and the financial statements of Durable for the year ended December 31, 1993, included in this Prospectus, have been audited by Arthur Andersen & Co SC, independent public accountants, as indicated in their reports included herein. The financial statements of the Company for the period ended as of February 29, 1992 included in this Prospectus, have been audited by Kenneth Leventhal & Company, independent public accountants, as indicated in their report included herein. The financial statements of Durable for the periods ended as of December 31, 1991 and December 31, 1992, included in this Prospectus, have been audited by Price Waterhouse, independent public accountants, as indicated in their reports included herein.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        ----
J.M. PETERS COMPANY, INC.
  Report of Independent Public Accountants............................................  F-2
  Independent Auditors' Reports.......................................................  F-3
  Consolidated Balance Sheets.........................................................  F-8
  Consolidated Statements of Operations...............................................  F-9
  Consolidated Statements of Stockholders' Equity.....................................  F-10
  Consolidated Statements of Cash Flows...............................................  F-11
  Notes to Consolidated Financial Statements..........................................  F-12
DURABLE HOMES, INC.
  Reports of Independent Public Accountants...........................................  F-31
  Consolidated Statements of Income...................................................  F-33
  Consolidated Statements of Cash Flows...............................................  F-34
  Notes to Consolidated Financial Statements..........................................  F-35

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and
Stockholders of J.M. Peters Company, Inc.:

     We have audited the accompanying consolidated balance sheets of J.M. PETERS COMPANY, INC. and subsidiaries, (a Delaware corporation) as of February 28, 1993 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of the Joint Ventures (Note 1), which statements reflect 18 percent of consolidated assets at February 28, 1993 and assets and revenues of 15 and 33 percent, respectively, of the consolidated totals at February 28, 1994. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for those entities, is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of J.M. Peters Company, Inc. and subsidiaries as of February 28, 1993 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


                                          ARTHUR ANDERSEN LLP


Irvine, California
March 11, 1994

                          INDEPENDENT AUDITORS' REPORT

To the Partners
Ranchland Montilla Development, L.P.

     We have audited the accompanying balance sheets of Ranchland Montilla Development, L.P. (the "Partnership"), a California limited partnership, as of December 31, 1992 and 1993, and the related statements of operations, partners' capital and cash flows for the year ended December 31, 1993 and the period August 12, 1992 (inception) through December 31, 1992. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ranchland Montilla Development, L.P. as of December 31, 1993 and 1992, and the results of its operations and its cash flows for the year ended December 31, 1993 and the period August 12, 1992 (inception) through December 31, 1992, in conformity with generally accepted accounting principles.

                                          KENNETH LEVENTHAL & COMPANY

Newport Beach, California
February 14, 1994

                          INDEPENDENT AUDITORS' REPORT

To the Partners
Ranchland Alicante Development, L.P.

     We have audited the accompanying balance sheets of Ranchland Alicante Development, L.P. (the "Partnership"), a California limited partnership, as of December 31, 1993 and 1992, and the related statements of operations, partners' capital and cash flows for the year ended December 31, 1993 and the period August 12, 1992 (inception) through December 31, 1992. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ranchland Alicante Development, L.P. as of December 31, 1993 and 1992, and the results of its operations and its cash flows for the year ended December 31, 1993 and the period August 12, 1992 (inception) through December 31, 1992, in conformity with generally accepted accounting principles.

                                          KENNETH LEVENTHAL & COMPANY

Newport Beach, California
February 14, 1994

                          INDEPENDENT AUDITORS' REPORT

To the Partners
Ranchland Portola Development, L.P.

     We have audited the accompanying balance sheets of Ranchland Portola Development, L.P. (the "Partnership"), a California limited partnership, as of December 31, 1993 and 1992, and the related statements of operations, partners' capital and cash flows for the year ended December 31, 1993 and the period August 12, 1992 (inception) through December 31, 1992. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ranchland Portola Development, L.P. as of December 31, 1993 and 1992, and the results of its operations and its cash flows for the year ended December 31, 1993 and the period August 12, 1992 (inception) through December 31, 1992, in conformity with generally accepted accounting principles.

                                          KENNETH LEVENTHAL & COMPANY

Newport Beach, California
February 14, 1994

                          INDEPENDENT AUDITORS' REPORT

To the Partners
Ranchland Fairway Development, L.P.

     We have audited the accompanying balance sheets of Ranchland Fairway Development, L.P. (the "Partnership"), a California limited partnership, as of December 31, 1993 and 1992, and the related statements of operations, partners' capital and cash flows for the year ended December 31, 1993 and the period August 12, 1992 (inception) through December 31, 1992. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ranchland Fairway Development, L.P. as of December 31, 1993 and 1992, and the results of its operations and its cash flows for the year ended December 31, 1993 and the period August 12, 1992 (inception) through December 31, 1992, in conformity with generally accepted accounting principles.

                                          KENNETH LEVENTHAL & COMPANY

Newport Beach, California
February 14, 1994

                          INDEPENDENT AUDITORS' REPORT

     We have audited the accompanying consolidated statements of operations, stockholders' equity (deficit) and cash flows of J. M. Peters Company, Inc. (the "Company") for the year ended February 29, 1992. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our report dated May 15, 1992, we disclaimed an opinion on the February 29, 1992 financial statements because of the possible material effects that the outcome of an 85.8% change in the Company's ownership coupled with substantial doubt about the Company's ability to continue as a going concern may have had on those financial statements. As discussed in Note 1 -- Organization, an 85.8% ownership interest was purchased by Capital Pacific Homes, Inc. on August 12, 1992 and approximately $98 million of indebtedness was contributed to equity. Accordingly, our present opinion on the February 29, 1992 financial statements, as presented herein, differs from that previously expressed.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of the Company for the year ended February 29, 1992, in conformity with generally accepted accounting principles.

                                          KENNETH LEVENTHAL & COMPANY

Newport Beach, California
May 15, 1992, except as to the third paragraph above and Note 1 -- Organization, which are as of March 11, 1994

                   J.M. PETERS COMPANY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                                                             MAY 31,
                                                         FEBRUARY 28,     FEBRUARY 28,         1994
                                                             1993             1994         (UNAUDITED)
                                                         ------------     ------------     ------------
CASH AND CASH EQUIVALENTS..............................   $    9,454       $   10,001       $   71,679
RESTRICTED CASH........................................        1,888            1,483            1,404
ACCOUNTS AND NOTES RECEIVABLE..........................        1,905            1,650            2,078
REAL ESTATE PROJECTS...................................       99,636          105,696          104,298
PREPAID EXPENSES AND OTHER ASSETS......................        2,668            3,124           12,444
                                                          ----------       ----------       ----------
               TOTAL ASSETS............................   $  115,551       $  121,954       $  191,903
                                                          ==========       ==========       ==========
                         LIABILITIES AND STOCKHOLDERS' EQUITY
ACCOUNTS PAYABLE AND ACCRUED LIABILITIES...............   $    7,754       $   17,692       $   18,086
NOTES PAYABLE..........................................       38,433           34,709            9,956
SENIOR UNSECURED NOTES PAYABLE.........................           --               --          100,000
DUE TO CAPITAL PACIFIC HOMES, INC......................        1,702               --               --
                                                          ----------       ----------       ----------
          Total liabilities............................       47,889           52,401          128,042
                                                          ----------       ----------       ----------
COMMITMENTS AND CONTINGENCIES
MINORITY INTEREST IN JOINT VENTURES....................       19,647           13,959            2,824
STOCKHOLDERS' EQUITY:
  Common stock, par value $.10 per share;
     15,000,000 shares authorized;
     13,980,000, 14,995,000 and 14,995,000 issued and
     outstanding at February 28, 1993, February 28,
     1994 and May 31, 1994, respectively...............        1,398            1,500            1,500
  Additional paid-in capital...........................      207,824          210,387          211,888
  Accumulated deficit..................................     (161,207)        (156,293)        (152,351)
                                                          ----------       ----------       ----------
          Total stockholders' equity...................       48,015           55,594           61,037
                                                          ----------       ----------       ----------
               TOTAL LIABILITIES AND STOCKHOLDERS'
                 EQUITY................................   $  115,551       $  121,954       $  191,903
                                                          ==========       ==========       ==========

          See accompanying notes to consolidated financial statements.

                   J.M. PETERS COMPANY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                        THREE MONTHS ENDED
                                                  FOR THE YEARS ENDED               ---------------------------
                                       ------------------------------------------     MAY 31,        MAY 31,
                                       FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 28,       1993           1994
                                           1992           1993           1994       (UNAUDITED)    (UNAUDITED)
                                       ------------   ------------   ------------   ------------   ------------
REVENUES:
  Sales of homes and land............    $182,670       $ 72,148       $ 88,140       $  3,604       $ 31,740
  Interest and other income, net.....       2,274          3,554          2,926            400          1,030
                                         --------       --------       --------       --------       --------
                                          184,944         75,702         91,066          4,004         32,770
                                         --------       --------       --------       --------       --------
COSTS AND EXPENSES:
  Cost of homes and land.............     170,329         68,257         73,348          3,761         25,365
  Adjustments to carrying value of
     real estate projects and
     investments in partnerships.....      56,016         75,476             --             --             --
  Selling, general and
     administrative..................      15,579          9,764         12,322          1,918          4,545
  Minority interest..................          --             --          4,332             --          1,531
  Interest...........................      14,691          8,538            418            276             --
                                         --------       --------       --------       --------       --------
                                          256,615        162,035         90,420          5,955         31,441
                                         --------       --------       --------       --------       --------
Income (loss) before provision
  (benefit) for income taxes and
  extraordinary gain.................     (71,671)       (86,333)           646         (1,951)         1,329
PROVISION (BENEFIT) FOR INCOME
  TAXES..............................     (13,895)        (1,792)            --             --            462
                                         --------       --------       --------       --------       --------
Income (loss) before extraordinary
  gain...............................     (57,776)       (84,541)           646         (1,951)           867
EXTRAORDINARY GAIN, NET..............          --             --          4,268             --          3,075
                                         --------       --------       --------       --------       --------
Net income (loss)....................    $(57,776)      $(84,541)      $  4,914       $ (1,951)      $  3,942
                                         ========       ========       ========       ========       ========
NET INCOME (LOSS) PER COMMON SHARE:
  Before extraordinary gain..........    $  (4.13)      $  (6.05)      $    .04       $   (.14)      $    .06
  Extraordinary gain.................          --             --            .30             --            .20
                                         --------       --------       --------       --------       --------
  Net income (loss)..................    $  (4.13)      $  (6.05)      $    .34       $   (.14)      $    .26
                                         ========       ========       ========       ========       ========
WEIGHTED AVERAGE NUMBER OF SHARES....      13,980         13,980         14,488         13,980         14,995
                                         ========       ========       ========       ========       ========

          See accompanying notes to consolidated financial statements.

                   J.M. PETERS COMPANY, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

 FOR THE THREE YEARS ENDED FEBRUARY 28, 1994 AND THE THREE MONTHS ENDED MAY 31,
                                      1994
                                 (IN THOUSANDS)

                                                             ADDITIONAL     RETAINED
                                                  COMMON      PAID-IN       EARNINGS
                                                  STOCK       CAPITAL       (DEFICIT)      TOTAL
                                                  ------     ----------     ---------     --------
BALANCE, February 28, 1991......................  $1,398       $ 49,661     $ (18,890)    $ 32,169
  Net loss......................................      --             --       (57,776)     (57,776)
                                                  ------       --------     ---------     --------
BALANCE, February 29, 1992......................   1,398         49,661       (76,666)     (25,607)
  Capital contribution related to purchase debt
     restructuring..............................      --         97,510            --       97,510
  Capital contribution related to tax sharing
     claims.....................................      --         60,653            --       60,653
  Net loss......................................      --             --       (84,541)     (84,541)
                                                  ------       --------     ---------     --------
BALANCE, February 28, 1993......................   1,398        207,824      (161,207)      48,015
  Shares issued in connection with acquisition
     of Durable Homes, Inc......................     102          2,563            --        2,665
  Net income....................................      --             --         4,914        4,914
                                                  ------       --------     ---------     --------
BALANCE, February 28, 1994......................   1,500        210,387      (156,293)      55,594
  Issuance of warrants in connection with note
     offering...................................      --          1,501            --        1,501
  Net income....................................      --             --         3,942        3,942
                                                  ------       --------     ---------     --------
UNAUDITED BALANCE, MAY 31, 1994.................  $1,500       $211,888     $(152,351)    $ 61,037
                                                  ======       ========     =========     ========

          See accompanying notes to consolidated financial statements.

                   J.M. PETERS COMPANY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                       FOR THE         FOR THE
                                                                   FOR THE YEAR ENDED                  QUARTER         QUARTER
                                                       ------------------------------------------       ENDED           ENDED
                                                       FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 28,   MAY 31, 1993    MAY 31, 1994
                                                           1992           1993           1994        (UNAUDITED)     (UNAUDITED)
                                                       ------------   ------------   ------------   -------------   -------------
OPERATING ACTIVITIES:
  Net income (loss)..................................   $  (57,776)     $(84,541)      $  4,914        $(1,951)       $   3,942
  Adjustments to reconcile net income (loss) to net
    cash provided by operating activities --
    Extraordinary gain...............................           --            --         (4,268)            --           (4,713)
    Depreciation and amortization....................          281           195            131             44               16
    Adjustments to carrying value of real estate
      projects and investments in partnerships.......       56,016        75,476             --             --               --
    Adjustment to state tax liability................      (13,895)           --             --             --               --
    Changes in Assets and Liabilities
      Net of the Effects of the Purchase of Durable
         Homes, Inc.:
      Decrease in accounts and notes receivable......          116         1,562            259            316             (428)
      (Increase) decrease in real estate projects....      115,367        49,454            226         (4,938)           1,398
      (Increase) decrease in prepaid expenses and
         other assets................................          989          (459)           393           (101)            (635)
      (Decrease) increase in accounts payable and
         accrued liabilities.........................        3,386        (2,478)         6,209          3,079              (36)
      Gain related to debt restructuring.............           --        (1,225)            --             --               --
                                                       ------------   ------------   ------------   -------------   -------------
         Net cash provided by (used in) operating
           activities................................      104,484        37,984          7,864         (3,551)            (456)
                                                       ------------   ------------   ------------   -------------   -------------
INVESTING ACTIVITIES:
  Acquisition of Durable Homes, Inc..................           --            --         (1,500)            --               --
  Purchases of property and equipment, net...........           (2)          (56)           (68)           (15)          (3,216)
  (Increase) decrease in investments in
    partnerships.....................................          493          (139)           (45)           (66)             (14)
                                                       ------------   ------------   ------------   -------------   -------------
         Net cash provided by (used in) investing
           activities................................          491          (195)        (1,613)           (81)          (3,230)
                                                       ------------   ------------   ------------   -------------   -------------
FINANCING ACTIVITIES:
  Proceeds from construction notes...................       32,266         6,241         39,374             --               --
  Principal payments of construction notes...........     (133,739)      (28,642)       (35,574)        (1,373)         (20,040)
  Advances from San Jacinto..........................       12,821         3,025             --             --               --
  Payments to San Jacinto............................       (3,204)           --             --             --               --
  Proceeds from Senior Unsecured Notes Payable,
    net..............................................           --            --             --             --           96,539
  Principal payments to Capital Pacific Homes,
    Inc..............................................           --       (47,298)        (1,702)          (421)              --
  Minority interest in Joint Ventures................           --        19,647         (7,802)         2,081          (11,135)
                                                       ------------   ------------   ------------   -------------   -------------
         Net cash provided by (used in) financing
           activities................................      (91,856)      (47,027)        (5,704)           287           65,364
                                                       ------------   ------------   ------------   -------------   -------------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS........................................       13,119        (9,238)           547         (3,345)          61,678
CASH AND CASH EQUIVALENTS, beginning of period.......        5,573        18,692          9,454          9,454           10,001
                                                       ------------   ------------   ------------   -------------   -------------
CASH AND CASH EQUIVALENTS, end of period.............   $   18,692      $  9,454       $ 10,001        $ 6,109        $  71,679
                                                       ===========    ===========    ===========    =============   =============
SUPPLEMENTAL DISCLOSURE OF CASH AND NONCASH
  ACTIVITIES:
  Distribution of property from partnership..........   $   24,248      $     --       $     --        $    --        $      --
  Amount paid during the period for interest, net of
    amount capitalized...............................        3,583           878          1,101            280              809
  Income tax refund and related interest.............           --         3,150             --             --               --
  San Jacinto contribution of capital................           --       158,163             --             --               --
  Decrease in due to San Jacinto (tax-sharing
    claims)..........................................           --        60,653             --             --               --
  Decrease in due to San Jacinto advances............           --       145,499             --             --               --
  Increase in due to Capital Pacific Homes...........           --        49,000             --             --               --
  Residential inventory surrendered in exchange for
    debt forgiveness.................................           --            --          9,980             --               --
  Note payable and accrued interest reduced by
    debt forgiveness.................................           --            --         14,248             --            4,713
  Common stock issued in connection with the
    acquisition of Durable Homes, Inc................           --            --          2,665             --               --

          See accompanying notes to consolidated financial statements.

                   J.M. PETERS COMPANY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     On July 1, 1992, Capital Pacific Homes, Inc. (CPH), a Delaware corporation, entered into a definitive purchase agreement (the Purchase Agreement), pursuant to which CPH acquired from San Jacinto F.A. (San Jacinto) (i) 12,000,000 shares of J.M. Peters, Inc. (the Company) common stock (the Purchased Shares) representing 85.8 percent of the total outstanding shares of common stock of the Company and (ii) all debt of the Company owed to San Jacinto which, at the time of the closing and after giving effect to debt restructuring, equaled $49,000,000. Utilizing the proceeds from the sale of real estate projects to third parties, cash received from the joint ventures discussed below and cash on hand, the Company has repaid this debt to CPH at February 28, 1994. The closing of the purchase transaction occurred on August 12, 1992. The indebtedness of the Company to San Jacinto equaled approximately $146,000,000 prior to the purchase transaction. Pursuant to a debt restructuring agreement, and prior to the closing, San Jacinto contributed to the capital of the Company $97,510,000 of the indebtedness.

  Acquisition of Durable Homes, Inc.

     On October 15, 1993, with an effective date of September 1, 1993, the Company acquired all of the common stock of Durable Homes, Inc. (Durable) for a total purchase price, including $200,000 direct costs of the acquisition, of $4.2 million. The Company paid $1.5 million cash and issued 1,015,000 shares of its common stock to the seller. In addition, Durable issued a $400,000 note payable to the seller which note was fully repaid at May 31, 1994. The transaction was accounted for as a purchase. The income of Durable has been included in the consolidated financial statements of the Company from the effective date of the acquisition. Durable builds single family homes and condominiums in Nevada.

     The allocation of purchase price at September 1, 1993, was as follows (in thousands):

    Cash and cash equivalents..................................................  $   335
    Real estate inventories....................................................   16,655
    Other assets...............................................................      467
    Accounts payable and other liabilities.....................................   (3,880)
    Notes payable..............................................................   (6,523)
    Minority interest in Joint Ventures........................................   (2,114)
    Excess of fair value of net assets acquired over purchase price (negative
      goodwill)................................................................     (726)
                                                                                 -------
         Total.................................................................  $ 4,214
                                                                                 =======

     Negative goodwill is being amortized on a straight line basis over a five year period.

     The following summary, prepared on a pro forma basis, combines the consolidated results of operations as if Durable had been acquired as of the beginning of the fiscal years presented, after including the impact of certain adjustments, including the reduction of interest income attributable to the cash paid, tax provision of Durable which was an S corporation and the tax benefit attributable to filing a consolidated tax return with the

                   J.M. PETERS COMPANY, INC. AND SUBSIDIARIES

Company, including the utilization of certain net operating losses. The information set forth below includes Durable data for its fiscal years ended December 31, 1992 and 1993.

                                                                 1993            1994
                                                              (UNAUDITED)     (UNAUDITED)
                                                              -----------     -----------
                                                                (EXPRESSED IN THOUSANDS
                                                               EXCEPT PER SHARE AMOUNTS)
        Sales and revenues..................................   $ 111,886       $ 108,552
                                                               =========       =========
        Net income (loss) before extraordinary gain.........   $ (82,320)      $   1,427
                                                               =========       =========
        Net income (loss) per share before extraordinary
          gain..............................................   $   (5.49)      $     .09
                                                               =========       =========

     The proforma results are not necessarily indicative of what actually would have occurred if the acquisition had been in effect for the entire periods presented, nor are they intended to be a reflection of future results.

  Principles of Consolidation and Minority Interest

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and investments for which it has control. Fifty-percent owned Joint Ventures are also consolidated, since the Company is the sole General Partner and has control of the major operating and financial policies of such Joint Ventures. In addition, as of May 31, 1994, the Company acquired the equity interests in each of the CalPERS Joint Ventures. The limited partners have customary limited partner rights including majority consent required for admission of additional partners, amending the partnerships' agreements or modifying the existing structure of the Joint Ventures or course of business contemplated by the Joint Ventures. All other investments (See Note
5) are accounted for on the equity method. All significant intercompany balances and transactions have been eliminated in consolidation.

     Effective upon the closing date of the purchase transaction with San Jacinto, Peters Ranchland Company, Inc., a wholly owned subsidiary of the Company, as general partner, entered into four limited partnership agreements with IHP Investment Fund I, L.P. (a CalPERS advisor), as limited partner (Joint Ventures) to pursue the development of various real properties of the Company, with such properties transferred to the joint ventures concurrently with the closing. Approximately $16,610,000 in proceeds from the transfer of the foregoing properties to the Joint Ventures was applied by the Company against repayment of the Company's note and CPH delivered these proceeds to San Jacinto, which were applied against repayment of the CPH note payable to San Jacinto. Prior to the transfer of these four properties to the joint ventures, the properties had a carrying value of $41,946,000 and were written down by $25,336,000. Peters Ranchland Company, Inc. and IHP Investment Fund I, L.P.(IHP), each have a 50% interest in each Joint Venture. The financial statements of the Joint Ventures have been consolidated herein.

     The partnership agreements provide that profits from the Joint Ventures are allocated first, to the partners to recover previous net loss allocations; second, to the extent of any preferred return; the balance to the partners in accordance with their percentage interests. Net losses are generally allocated first, to the partners in accordance with percentage interests until the limited partner's capital account is reduced to zero; the balance is allocated to the general partner.

     The partnership agreements provide that distributions from the Joint Ventures are generally allocated first, to the partners for preferred return on additional capital and for additional capital contributions; second, for payment of limited partner preferred returns; third, for payment of limited partner capital contributions; the balance is allocated to the partners in accordance with their respective percentage interests.

     The Partnership Agreement provides, among other things, that the partners shall be entitled to receive a preferred return on contributed capital computed at prime plus three percent. As of February 28, 1993, the

                   J.M. PETERS COMPANY, INC. AND SUBSIDIARIES

Partnership had unaccrued and unpaid preferred returns on capital contributions of $889,000 to IHP. Payments for preferred returns were $2,854,000 during fiscal year ended February 28, 1994.

     Commitment fees totaling $988,000 and $1,033,000 were paid to IHP and capitalized to the real estate being developed by joint ventures during the period August 12, 1992 (inception) through February 28, 1993 and fiscal 1994, respectively. These capitalized fees are included in cost of sales as the units are sold.

  Property and Equipment

     Property and equipment are recorded at cost and are depreciated over their estimated useful lives using the straight-line method. Total property and equipment were $222,000 and $159,000 (net of accumulated depreciation of $2,074,000 and $2,152,000, respectively) as of February 28, 1993 and 1994, respectively, and are included in prepaid expenses and other assets in the consolidated balance sheets.

  Real Estate Projects

     Real estate projects are carried at the lower of cost or estimated net realizable value. Estimated net realizable value represents management's estimates, based on management's present plans and intentions, of sale prices less development and disposition costs, assuming that the development and disposition occurs in the normal course of business. It is the Company's policy to include property taxes and insurance but exclude postcompletion interest costs in the calculation of net realizable value. Net realizable values for real estate projects under or held for development are generally based on an assumption of the completion of housing units within a project and the sale of such units to home buyers or, to a lesser extent, sale of lots to other home builders.

     In fiscal 1992, the Company adjusted the carrying value of its inventory by approximately $56 million in connection with a strategy to aggressively liquidate undeveloped land and reduce sales prices on its standing home inventory. During fiscal 1993, new management of the Company sold several parcels of land and entered into four joint venture partnerships, which resulted in adjustments to carrying value of inventory of approximately $48 million. Additionally, management re-evaluated remaining real estate inventories and provided for additional write down of approximately $27.5 million.

     All direct and indirect land costs, offsite and onsite improvements, model amortizable costs and applicable interest and carrying charges are capitalized to real estate projects under development; marketing costs are expensed in the period incurred. Land and land development costs are accumulated by project and are allocated to individual phases using the relative sales value method.

  Revenue Recognition

     The Company's accounting policies follow specific provisions of the Statement of Financial Accounting Standards No. 66, "Accounting for Sales of Real Estate," which specifies minimum down payment requirements, financing terms and other certain requirements for sales of real estate.

     Income from sales is recognized when title has passed, the buyer has met minimum down payment requirements and the terms of any notes received by the Company satisfy continuing investment requirements. At the time of sale, accumulated costs are relieved from real estate projects and charged to cost of sales on a relative sales value basis.

  Income Taxes

     Effective March 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109. Accordingly, for the year ended February 28, 1994, all disclosures are in accordance with SFAS No. 109. Under the provisions of SFAS No. 109, the Company elected not to restate

                   J.M. PETERS COMPANY, INC. AND SUBSIDIARIES prior years' consolidated financial statements. The cumulative effect of initial adoption on prior years' retained earnings deficit was not significant. Additionally, the effect of the adoption of SFAS No. 109 upon income before taxes for fiscal 1994 was not significant.

     The Company files a consolidated federal and combined state income tax return with CPH. As of February 28, 1993 and 1994, the Company has substantial net operating loss ("NOL") carryforwards, the utilization of which will be insignificant due to the purchase transaction by CPH on August 12, 1992, which resulted in an "ownership change" of the Company within the meaning of Internal Revenue Code Section 382(g). When an ownership change occurs, Internal Revenue Code (IRC) Section 382 and the regulations thereunder, provide an annual limitation on the utilization of certain loss carryforwards of the acquired company. Such loss carryforwards include tax net operating loss carryforwards and certain "built-in loss" assets, as defined by IRC Section 382(h), existing at the ownership change date. Therefore, due to the IRC Section 382 limitation imposed on the utilization of the tax NOL's and "built-in loss" assets, the NOL carryforwards are insignificant.

     No written tax sharing agreement with respect to taxes exists between the member companies of the CPH consolidated tax group as of December 31, 1993. However, the income taxes reflected in the financial statements are computed on a separate return basis for the Company and its subsidiaries. The CPH consolidated tax group files on a calendar year basis, whereas the Company's financial statements reflect a February 28 fiscal year end. As of December 31, 1993, the Company estimates that it has a projected federal and California tax liability of approximately $5,000 and a net operating loss carryforward to 1994, which the Company can utilize to offset regular taxable income that may be generated after the 1993 tax year.

     Prior to August 12, 1992, San Jacinto and its subsidiaries, including the Company, were members of a consolidated federal income tax return group. Prior to February 28, 1993, the Company had recorded income tax payable as due to San Jacinto. During fiscal year 1993, San Jacinto reduced the amount payable under the tax sharing arrangement by $60,653,000. This amount is reflected as a capital contribution in the accompanying consolidated financial statements.

  Statements of Cash Flows

     For purposes of the consolidated statements of cash flows, short-term investments which have a maturity of 90 days or less from the date of purchase are considered cash equivalents.

  Reclassifications

     Reclassifications have been made to certain prior year balances in order to conform with the current year presentation.

  Unaudited Consolidated Interim Financial Statements

     The unaudited consolidated financial statements as of and for the three months ended May 31, 1993 and 1994 include all adjustments (which are solely of a normal recurring nature) necessary to a fair presentation in accordance with generally accepted accounting principles of the Company's consolidated financial position and results of operations for the interim periods presented.

 2.  RESTRICTED CASH

     The Company has restricted cash totaling $1,888,000, $1,483,000, and $1,404,000 as of February 28, 1993, February 28, 1994, and May 31, 1994,
respectively. Included in these amounts is $1,000,000, $750,000, and $750,000 as of February 28, 1993, February 28, 1994, and May 31, 1994, respectively, which is held as

                   J.M. PETERS COMPANY, INC. AND SUBSIDIARIES collateral for the Company's bonding obligations. The balance of restricted cash are deposits to various municipalities, banks, and utilities to guarantee future performance.

 3.  REAL ESTATE PROJECTS

     Real estate projects consist of the following at February 28, 1993, February 28, 1994, and May 31, 1994 (in thousands):

                                                                                      MAY 31,
                                               FEBRUARY 28,      FEBRUARY 28,          1994
                                                   1993              1994           (UNAUDITED)
                                               -------------     -------------     -------------
        Land held for future development or
          sale...............................     $47,255          $  21,131         $     547
        Land and improvements under
          construction.......................      44,996             70,632            89,078
        Completed residential homes..........       1,430              6,472             6,212
        Completed model homes................       5,955              7,461             8,461
                                               -------------     -------------     -------------
                                                  $99,636          $ 105,696         $ 104,298
                                                =========          =========       ===========

Total interest cost incurred during the years ended February 28, 1992, February 28, 1993, February 28, 1994, and the three months ended May 31, 1994 was $21,383,000, $8,871,000, $2,532,000, $1,543,000 respectively, of which
$6,692,000, $333,000, $2,114,000, and $1,543,000 respectively, was capitalized.

 4.  DHI JOINT VENTURES

     During 1993 Durable entered into three joint venture arrangements as a general partner for the development of various real properties. Each of the three joint ventures are consolidated in the Company's financial statements. The Company shares in the cash flows and the profits of these joint ventures in accordance with the percentages set forth in the respective agreements, which are 100% for Las Hadas, 69% for Portraits and 55% for the Plateau joint ventures. Durable, as sole general partner, has control of the majority operating and financial policies of the joint ventures. The limited partners have customary limited partner rights including majority consent required for admission of additional partners, amending the partnerships' agreements or modifying the existing structure of the joint ventures or course of business contemplated by the joint ventures. The limited partners receive a preferred return or a return of capital prior to the Company's receipt of cash from these joint ventures. The Company accrues for its respective share of profits, after any preferred returns to the limited partner, in accordance with its percentage interest in each of the joint ventures.

 5.  INVESTMENTS IN UNCONSOLIDATED ENTITIES

     The Company is a general partner and has a 50 percent ownership in two insignificant unconsolidated entities. The Company's investments are as follows at February 28, 1993, February 28, 1994 and May 31, 1994 (in thousands):

                                                                              MAY 31,
                                                                                1994
                                                          1993     1994     (UNAUDITED)
                                                          ----     ----     ------------
        P.B. Partners...................................  $ 23     $ 65         $ 66
        Bay Hill Escrow.................................   144      147          165
                                                          ----     ----       ------
                                                          $167     $212         $231
                                                          ====     ====     ==========

     The Company uses the equity method of accounting for its investments in these unconsolidated 50 percent-owned entities. The accounting policies of the entities are substantially the same as those of the

                   J.M. PETERS COMPANY, INC. AND SUBSIDIARIES

Company. Investments in entities are included in prepaid expenses and other assets in the consolidated balance sheets.

     Following is summarized, unaudited combined financial information for the unconsolidated entities at February 28, 1993, February 28, 1994 and May 31, 1994 (in thousands):

                                     ASSETS

                                                                             MAY 31, 1994
                                                     1993        1994         (UNAUDITED)
                                                     ----        ----        -------------
        Cash......................................   $376        $345            $ 369
        Accounts receivable.......................     29          --               10
        Other assets..............................     56          68               60
                                                     ----        ----            -----
                                                     $461        $413            $ 439
                                                     ====        ====            =====
        LIABILITIES AND EQUITY
        Accounts payable and other liabilities....   $110        $  5            $   3
                                                     ----        ----            -----
        Equity
          The Company.............................    167         212              231
          Others..................................    184         196              205
                                                     ----        ----            -----
                                                      351         408              436
                                                     ----        ----            -----
                                                     $461        $413            $ 439
                                                     ====        ====            =====
                                           INCOME STATEMENT
        Bayhill Escrow Company fee (Loss)
          Income, Net.............................   $ (2)       $  9            $  38
                                                     ====        ====            =====

     The change in the net equity between periods shown is the result of net income net of distributions to partners.

6. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities consist of the following at February 28, 1993, February 28, 1994, and May 31, 1994 (in thousands):

                                                                            MAY 31, 1994
                                                  1993        1994           (UNAUDITED)
                                                 ------      -------        -------------
        Accounts payable......................   $1,091      $10,809           $12,366
        Compensation..........................      170          345               426
        Litigation............................      557          536               516
        Warranty..............................      701          450               520
        Interest..............................    2,862        2,137               638
        Property taxes........................    1,045        1,618                --
        Income taxes payable..................       --           --             2,100
        Other.................................    1,328        1,797             1,520
                                                 ------      -------           -------
                                                 $7,754      $17,692           $18,086
                                                 ======      =======           =======

                   J.M. PETERS COMPANY, INC. AND SUBSIDIARIES

 7. NOTES PAYABLE

     Notes payable consist of the following at February 28, 1993 and 1994, and May 31, 1994 (in thousands):

                                                                             MAY 31, 1994
                                                   1993        1994           (UNAUDITED)
                                                  -------     -------        -------------
        Construction notes matured..............  $24,495     $10,402           $    --
        Construction notes maturing in one to
          two years.............................       --       9,229                --
        Promissory notes collateralized by deeds
          of trust, including interest at prime
          plus one percent due quarterly........   13,938      11,123             9,956
        Promissory note collateralized by deed
          of trust, including interest at prime
          plus 1.5 percent......................       --       2,015                --
        Model loans collateralized by deeds of
          trust including interest at prime plus
          3.0 percent...........................       --       1,940                --
                                                  -------     -------        -------------
                                                  $38,433     $34,709           $ 9,956
                                                  =======     =======        ==========

     At February 28, 1993, February 28, 1994, and May 31, 1994, the aggregate carrying value of assets collateralizing the above notes was $17,407,000, $61,379,000 and $29,654,000, respectively.

     Construction notes maturing in one to two years have interest rates ranging from the prime rate plus .75 percent to the prime rate plus 3.0 percent and notes aggregating $1.8 million are at a fixed rate of 20%. The prime rate was 6 percent at February 28, 1993 and 1994 and 7.25% at May 31, 1994. Notes are collateralized by deeds of trust on real property.

     The construction loans which have matured in the amount of $24.5 million and $10.4 million at February 28, 1993 and 1994, respectively, are acquisition and development loans which originated in 1989, were previously restructured and extended and matured in early 1992. During fiscal 1994, the Company surrendered certain real estate collateral in settlement of approximately $14 million of debt in default at February 28, 1993. The Company recorded an extraordinary gain of approximately $4.3 million in connection with this transaction. Two loans, aggregating approximately $10.4 million, remain in default as of February 28, 1994.

     Of the two loans in default at February 28, 1994, one was an acquisition and development loan with an outstanding principal balance of $9.5 million secured by 171 lots in Mission Viejo, California. The loan was originated on March 14, 1989. West Coast Land Fund L.P. ("West Coast"), the lender that held the loan, commenced an action in Orange County Superior Court on October 22, 1993 against the Company with respect to the loan (the "Action"). The Action sought to collect the $9.5 million loan balance, plus interest and costs of collection, owed by the Company to West Coast. In April 1994 the Company and West Coast executed a Loan Pay-Off Agreement (the "Settlement Agreement") pursuant to which they agreed to settle the Action for $7 million. Pursuant to the Settlement Agreement, the Company made an initial payment of $350,000 towards the settlement amount and paid the balance of $6,650,000 on May 16, 1994 in exchange for dismissal with prejudice of the Action, termination of nonjudicial foreclosure proceedings and a reconveyance of the property to the Company pursuant to West Coast's deed of trust. The Company recorded an extraordinary gain of approximately $4.7 million ($3.1 million net of income taxes) in connection with this transaction.

     The second loan, a construction loan with an outstanding principal balance of approximately $900,000, was held by The Bank of California and secured by 15 lots with foundations in place and one completed home. The loan originated on December 18, 1991. The Bank of California foreclosed on the property on April 5, 1994, an action that the Company chose not to dispute. Although the Company believed that it would not be

                   J.M. PETERS COMPANY, INC. AND SUBSIDIARIES economical to develop the property, the Company believed that the value of the property exceeds the loan amount and the Company thus does not anticipate any adverse financial impact from the foreclosure. No gain or loss was recognized as a result of this foreclosure because the property had previously been written down.

     Prior to February 28, 1993, the Company entered into an agreement with its lender which modified the terms of its promissory notes. As a result of the agreement, the maturity date of the notes was extended from December 26, 1993 and August 14, 1994, respectively to January 8, 1995 for both notes. All remaining unpaid principal is due January 8, 1995 for both notes. Additionally, accrued interest totaling $2,949,000 was forgiven by the lender, resulting in a gain of $1,225,000. This transaction has been accounted for as a troubled debt restructuring. Accordingly, the obligation as shown as of February 28, 1993 and 1994, reflects the total cash to be paid to the lender. Under the accounting for a troubled debt restructuring, no interest expense will be recorded by the Company on this obligation through maturity. The gain of $1,225,000, which is immaterial to 1993 operations, is included in interest and other income in the accompanying 1993 consolidated financial statements.

     During the years ended February 29, 1992, February 28, 1993 and 1994, the highest month-end balance on construction loans was $139,482,000, $46,709,000 and $38,030,000, respectively, and the weighted average outstanding balance was $80,964,000, $33,027,000 and $23,804,000, respectively. The weighted average interest rates on construction loans during the years ended February 29, 1992, February 28, 1993 and 1994, were 9.3 percent, 8.8 percent and 10.6 percent, respectively. The weighted average interest rates on construction loans at February 29, 1992, February 28, 1993 and 1994, were 7.39 percent, 8.76 percent and 10.9 percent, respectively.

     The aggregate scheduled principal maturities of notes payable are as follows (in thousands):

                                                                                    AS OF
                                                                 AS OF          MAY 31, 1994
                                                           FEBRUARY 28, 1994     (UNAUDITED)
                                                           ------------------   -------------
        Years ending February 28:
          Notes matured..................................       $ 10,402           $    --
          1995...........................................         19,582             9,956
          1996...........................................          2,795                --
          Thereafter.....................................          1,930                --
                                                              ----------        -------------
                                                                $ 34,709           $ 9,956
                                                           =============        ==========

     On May 12, 1994, the Company also obtained a $25 million revolving credit facility (the "Facility"). Interest on amounts outstanding under the Facility accrues at the lender's prime rate (7.25% at May 31, 1994) then in effect plus 1.00%. Availability of funds under this Facility is subject to, among other things, specific loan-to-value factors, appraisal reports and the satisfactory underwriting by the lender on a project phase basis.

     The Facility is secured by liens on various completed or under construction homes and lots held by the Company (but not on homes or lots held by Durable or any other Company subsidiary). Pursuant to the Facility, the Company is subject to certain covenants, including covenants that require the Company to comply with certain operating and reporting requirements and to maintain certain financial levels and ratios. The major financial covenants are a maximum 2.20 to
1.00 consolidated liabilities to consolidated tangible net worth ratio until May 12, 1995 and 2.00 to 1.00 thereafter, minimum consolidated tangible net worth of the Company equal to 66% of the consolidated tangible net worth of the Company on May 12, 1994, minimum cash on hand in an amount of not less than 10% of consolidated liabilities and maximum cash investment in land held for future development of 50% of consolidated net tangible assets. The Company has also agreed that it will not suffer a net loss is any fiscal quarter in excess of $1,000,000 or any net loss in any two consecutive fiscal quarters and not to make distributions from earnings and profits to the shareholders in an

                   J.M. PETERS COMPANY, INC. AND SUBSIDIARIES amount greater than 50% of such earnings and profits. At May 31, 1994 the Company had a 2.09 to 1.0 consolidated liabilities to consolidated tangible net worth ratio and is in compliance with all other covenants. The Facility also defines certain events that constitute events of default. The lender is entitled to payment out of the proceeds of its collateral prior to any holders of unsecured indebtedness, including the Senior Unsecured Notes Payable.

     Under specified circumstances, the Lender has the right to reappraise all or part of the property securing the Facility and may require mandatory prepayments if the amount outstanding under the Facility exceeds a specified maximum loan-to-value ratio. The term of the Facility is until June 30, 1996 with a provision for one-year extensions at the option of the Company provided that certain conditions are satisfied (including the payment of a commitment fee, the absence of any default and the determination by the Lender in its sole discretion that the Company remains creditworthy). Following the termination date of the Facility, the $25 million maximum aggregate commitment will be decreased on a scheduled basis over the succeeding eighteen months (the "Conversion Period"), reducing to $0 at the end of the 18th month. The maximum aggregate commitment (as reduced over the 18-month period) will continue to be available to the Company during the Conversion Period.

 8. SENIOR UNSECURED NOTES PAYABLE

                                                                          MAY 31, 1994
                                                                           (UNAUDITED)
                                                                          -------------
        Senior Unsecured Notes Payable (in thousands)...................    $ 100,000
                                                                           ==========


     Senior Unsecured Notes Payable consist of $100,000,000 of unsecured senior notes due and payable on May 1, 2002 including interest at 12 3/4% due semi-annually in May and November. The notes are jointly, severally, fully and unconditionally guaranteed by Durable and certain subsidiaries of the Company. See Note 15 to the Consolidated Financial Statements.


     The Indenture contains certain covenants that, among other things, require the maintenance of a minimum consolidated tangible net worth of not less than $37 million; limit the incurrence of additional indebtedness by the Company and certain of its subsidiaries; limit the payment of dividends; limit the repurchase of capital stock and repayment of subordinated indebtedness; limit the making of certain other distributions and of certain loans and investments; limit the ability to create certain liens; limit the creation of restrictions on the ability of certain of its subsidiaries to pay dividends or make other payments to the Company; and limit the ability to enter into certain transactions with affiliates or merge, consolidate or transfer substantially all assets. The Company, at May 31, 1994, was in compliance with the foregoing covenants.

     At May 31, 1994, the Company's unamortized bond issuance cost was $5.3 million which is being amortized over the term of the notes utilizing the interest method.

                   J.M. PETERS COMPANY, INC. AND SUBSIDIARIES

 9. INCOME TAXES

     The expense (benefit) for income taxes consists of the following for the years ended February 29, 1992, February 28, 1993 and 1994 and the quarter ended May 31, 1994 (in thousands):

                                                                              MAY 31, 1994
                                              1992        1993       1994     (UNAUDITED)
                                            --------     -------     -----    ------------
        Current
          Federal.........................  $     --     $    --     $ 100       $  330
          State...........................   (13,895)     (1,792)      210          132
                                            --------     -------     -----       ------
                                             (13,895)     (1,792)      310          462
                                            --------     -------     -----       ------
        Deferred
          Federal.........................        --          --      (100)          --
          State...........................        --          --      (210)          --
                                            --------     -------     -----       ------
                                                  --          --      (310)          --
                                            --------     -------     -----       ------
        Provision for income taxes on
          income before extraordinary
          item............................   (13,895)     (1,792)       --          462
        Provision for income taxes on
          extraordinary item..............        --          --        --        1,638
                                            --------     -------     -----       ------
        Provision for income taxes........  $(13,895)    $(1,792)    $  --       $2,100
                                            ========     =======     =====       ======

     The deferred income tax benefit at February 28, 1994 and May 31, 1994 results from the following temporary differences between financial and tax reporting (in thousands):

                                                                                  MAY 31,
                                                            FEBRUARY 28,           1994
                                                                1994            (UNAUDITED)
                                                            -------------       -----------
        Accrued expenses..................................      $  (3)            $    40
        Construction period expenses......................          9                  (5)
        Utilization of NOL carryforward...................       (265)             (1,037)
        Change in valuation allowance.....................        (53)                853
        State taxes (net of federal effect)...............          2                 168
        Depreciation......................................         --                 (19)
                                                                -----             -------
                                                                $(310)            $    --
                                                                =====             =======

     The components of the deferred income taxes are:

                                                                                 MAY 31,
                                                              FEBRUARY 28,         1994
                                                                  1994         (UNAUDITED)
                                                              ------------     ------------
        Depreciation........................................    $    140         $    121
        Accrued expenses....................................       1,234            1,274
        Construction period expenses........................       1,009            1,004
        NOL carryforward....................................       1,037               --
        State taxes (net of federal effect).................           2              170
        Valuation allowance.................................      (3,422)          (2,569)
                                                                --------         --------
                                                                $      0         $      0
                                                                ========         ========

     The income tax benefit for the year ended February 28, 1993, represents a refund received during the year for state income taxes paid in a previous year. Associated interest income of $1,358,000 was also received in connection with this refund and is included in interest and other income in the 1993 consolidated statement of operations.

                   J.M. PETERS COMPANY, INC. AND SUBSIDIARIES

     The state income tax benefit of $13,895,000, for the year ended February 29, 1992, represents a reversal of accrued state income taxes. The Company previously provided for state income taxes assuming that it would be taxed by the state on a stand-alone basis. During the year ended February 29, 1992, the Franchise Tax Board examined the combined franchise tax returns of the former parent and its subsidiaries, including the Company, for the tax years ended in 1987, 1988 and 1989, and advised the Company that the former parent and its subsidiaries, including the Company, were found to be engaged in a single unitary business. Based on such examination and finding, the Company believes that it is not liable for the previously accrued state income taxes.

     A reconciliation of income taxes (benefit) computed at the federal statutory rate and the income tax benefit for financial reporting purposes for the years ended February 29, 1992, February 28, 1993 and 1994 and May 31, 1994, is as follows:

                                                                                MAY 31,
                                                                                 1994
                                                      1992    1993    1994    (UNAUDITED)
                                                      ----    ----    ----    -----------
        Income taxes at statutory rate............    (34)%   (34)%    34%         34%
        State income taxes, net of federal tax
          benefit.................................    (19)     (2)      6           4
        Loss for which no benefit is allowed......     34      34      --          --
        Utilization of net operating loss
          carryforwards...........................     --      --     (39)         (3)
        Increase in valuation allowance...........     --      --      (1)         --
                                                      ---     ---     ---          --
                                                      (19)%    (2)%    --%         35%
                                                      ===     ===     ===          ==

     In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109), effective for fiscal years beginning after December 15, 1992. The Company adopted SFAS No. 109 on March 1, 1993. Under SFAS No. 109, deferred taxes are based on a balance sheet approach whereby the ending deferred liability and/or asset is determined by applying the enacted tax rates to the difference between the tax basis of assets and liabilities and their basis for financial reporting purposes.

10. NET INCOME (LOSS) PER COMMON SHARE

     Net income (loss) per common share is based upon the weighted average number of common shares outstanding of 13,980,000, 13,980,000, 14,488,000, and 14,995,000 at February 29, 1992, February 28, 1993 and 1994 and May 31, 1994,
respectively. The effect of stock options was antidilutive in all years presented, and has not been included in the computation of net income (loss) per common share. The effect of the Warrants issued on May 13, 1994 is immaterial to net income per share data for the three months ended May 31, 1994.

11. STOCK OPTION PLAN

     In April 1987, the Company adopted its 1987 Stock Option Plan (the Plan), covering options to purchase a maximum of 1,350,000 shares of its common stock. On October 5, 1993, the Plan was amended to provide that the maximum number of shares that may be issued under the Plan be reduced to 5,000 shares. Under the Plan, directors and key employees of the Company, former parent and any of its subsidiaries are eligible to receive options to purchase common stock under either incentive or non incentive stock options. No option may exceed a term of 10 years. The option price for incentive stock options may not be less than the fair market value of the shares at the time the option is granted.

                   J.M. PETERS COMPANY, INC. AND SUBSIDIARIES

     Stock option activity under the plan is as follows for the years ended February 29, 1992, February 28, 1993, February 28, 1994 and May 31, 1994,
respectively.

                                                                                   MAY 31, 1994
                                               1992         1993         1994      (UNAUDITED)
                                             --------     --------     --------   --------------
    Exercised............................          --           --           --           --
    Expired or forfeited.................     145,620      109,060      488,925           --
    Outstanding at end of year...........     597,985      488,925           --           --
    Exercisable at end of year...........     522,925      488,925           --           --
    Available for grant at end of year...     254,300      254,300        5,000        5,000
    Exercise price of options
      outstanding........................    $   6.00     $   6.00     $     --       $   --

12. RELATED PARTY TRANSACTIONS

     During fiscal 1994, the Company reimbursed CPH for expenses aggregating $150,000 in connection with the acquisition of Durable.

     During fiscal 1993, the Company acquired an unimproved lot from CPH. The acquisition cost of the lot was $1,550,000 and the Company issued a note payable to CHP in the amount of $1,050,000. This note was subsequently assigned by CPH to the chairman of the board of the Company. All principal and accrued interest were paid by the Company in full at February 28, 1993. During fiscal 1994, this lot was sold for $1,710,000.

     The corporate controller of the Company purchased a home from the Company for $368,000 in fiscal 1993. The Company carried back a second trust deed in the amount of $36,800. The note, which the Company believes was on market terms, is due and payable in November 1997.

     An officer of the Company purchased a home from the Company in fiscal year 1994 for $425,000 (the market price at that time).

13. COMMITMENTS AND CONTINGENCIES

  General

     Approximately $21,467,000, $23,185,000, and $25,260,000 of performance bonds were outstanding at February 28, 1993, 1994 and May 31, 1994, respectively. The beneficiaries of these bonds are certain municipalities. The Company has outstanding letters of credit totaling $672,000, $552,000, and $472,000 to ensure performance on various agreements at February 28, 1993, 1994 and May 31, 1994, respectively. The Company has pledged a certificate of deposit in a like amount as collateral for the obligation under the letter of credit.

     The Company has entered into agreements to lease certain office facilities under operating leases which expire at various dates through fiscal year 1995. The leases generally provide that the Company shall pay property taxes, insurance and other items. Minimum payments under noncancelable leases at February 28, 1994, are as follows:

                       YEARS ENDING FEBRUARY 28 (IN THOUSANDS):
                    ----------------------------------------------
                                  1995............................  $704
                                  1996............................     7
                                Thereafter........................    --
                                                                    ----
                                                                    $711
                                                                    ====

                   J.M. PETERS COMPANY, INC. AND SUBSIDIARIES

     Total rent expense was $632,000, $599,000, $629,000, and $137,000 for the
years ended February 29, 1992, February 28, 1993, 1994 and for the three months ended May 31, 1994, respectively.

     As discussed in Notes 1, 4 and 5, the Company is a general partner in several joint venture partnerships. As a general partner, the Company is liable for all debts of the partnerships without limitation to the respective partnership interest.

  Dividends

     No dividends were declared or paid for the years ended February 29, 1992, February 28, 1993 or 1994, or the three months ended May 31, 1994.

  Legal Proceedings

     The Company is named as a defendant in lawsuits filed from time to time involving claims arising in the ordinary course of the Company's business. While certain of these matters may involve substantial amounts, the claims related to such lawsuits are in the discovery stage and no range of potential exposure is estimable. Management believes that the Company's probable insurance recovery with respect to such claims and lawsuits is sufficient and that such claims and lawsuits as are currently pending will not have a materially adverse effect on the Company's financial position or results of operations.

14. UNAUDITED QUARTERLY FINANCIAL DATA

     Summarized quarterly financial data for the years ended February 28, 1993 and 1994 is as follows (in thousands except for per share data):

                                                                      QUARTER
                                                 -------------------------------------------------
                                                  FIRST     SECOND     THIRD    FOURTH     TOTAL
                                                 -------   --------   -------   -------   --------
1994:
  Total revenues...............................  $ 4,004   $  8,250   $37,343   $41,469   $ 91,066
  Gross profit on sales of homes and land......     (157)       (26)    6,750     8,225     14,792
  Extraordinary gain...........................       --         --     4,268        --      4,268
  Net income (loss)............................  $(1,951)  $ (1,557)  $ 6,123   $ 2,299   $  4,914
                                                 =======   ========   =======   =======   ========
  Net income (loss) per common share
       Before extraordinary gain...............  $ (0.14)  $   (.11)  $  0.12   $   .15   $    .04
       Extraordinary gain......................       --         --       .29        --        .30
       Net income (loss).......................  $ (0.14)  $   (.11)  $  0.41   $   .15   $    .34
                                                 =======   ========   =======   =======   ========
1993:
  Total revenues...............................  $16,675   $ 37,547   $13,873   $ 7,607   $ 75,702
  Gross profit on sales of homes and land......    3,247      1,343     2,373    (3,072)     3,891
  Adjustment to carrying value of real
     estate....................................       --    (75,036)       --      (440)   (75,476)
  Net income (loss)............................  $(2,297)  $(79,314)  $ 1,991   $(4,921)  $(84,541)
                                                 =======   ========   =======   =======   ========
  Net income (loss) per common share...........  $ (0.16)  $  (5.67)  $  0.14   $ (0.36)  $  (6.05)
                                                 =======   ========   =======   =======   ========

                   J.M. PETERS COMPANY, INC. AND SUBSIDIARIES

15. SUPPLEMENTAL GUARANTOR INFORMATION


     In connection with the offering of the Senior Unsecured Notes Payable in fiscal 1995, the Company and certain of its wholly-owned subsidiaries (Guarantors) jointly, severally, fully and unconditionally guaranteed such notes. Supplemental condensed combined financial information of the Company, Guarantors and non-Guarantors is presented as follows. As discussed in Note 3 in Notes To Supplemental Guarantor Information, these financial statements are prepared using the equity method of accounting for the Company's and the Guarantors' investments in subsidiaries and partnerships. The financial statements of each of the Guarantors are not individually presented because management is of the opinion that such individual financial statements would not be meaningful. This supplemental financial information should be read in conjunction with the Consolidated Financial Statements.


         AS OF AND FOR THE YEAR ENDED FEBRUARY 28, 1994 (IN THOUSANDS)


                                   J.M. PETERS                        NON-                             TOTAL
                                  COMPANY, INC.   GUARANTORS(1)   GUARANTORS(2)   ELIMINATIONS(4)   CONSOLIDATED
                                  -------------   -------------   -------------   ---------------   ------------
BALANCE SHEET
Cash............................     $ 5,280         $ 3,019         $ 1,702         $       0        $ 10,001
Inventories.....................      64,086          13,097          28,517                (4)        105,696
Investment in Partnerships and
  subsidiaries(3)...............       9,798           2,782               0           (12,580)              0
Other...........................       4,753           1,795           1,345            (1,636)          6,257
                                  -------------   -------------   -------------   ---------------   ------------
          Total Assets..........     $83,917         $20,693         $31,564         $ (14,220)       $121,954
                                  ==========      ==========      ==========       ===========       =========
Accounts Payable and Accrued
  Liabilities...................     $ 4,359         $ 6,428         $ 7,738              (833)       $ 17,692
Notes Payable...................      23,964           4,915           5,830                            34,709
Minority Interest...............           0               0               0            13,959          13,959
Shareholders' Equity............      55,594           9,350          17,996           (27,346)         55,594
                                  -------------   -------------   -------------   ---------------   ------------
          Total Liabilities &
            Equity..............     $83,917         $20,693         $31,564         $ (14,220)       $121,954
                                  ==========      ==========      ==========       ===========       =========
STATEMENT OF OPERATIONS
Revenues:
  Sales of homes and land.......     $20,166         $10,964         $57,010         $       0        $ 88,140
  Interest and other income,
     net........................         897           1,451             578                 0           2,926
  Equity in income of
     partnerships and
     subsidiaries(3)............       5,121           2,669               0            (7,790)              0
                                  -------------   -------------   -------------   ---------------   ------------
          Total Revenues........      26,184          15,084          57,588            (7,790)         91,066
                                  -------------   -------------   -------------   ---------------   ------------
Cost of homes and land..........      16,462           6,990          49,896                 0          73,348
Selling, general and
  administrative................       8,658           3,274             390                 0          12,322
Interest........................         418               0               0                 0             418
Minority Interest...............           0               0           4,332                 0           4,332
                                  -------------   -------------   -------------   ---------------   ------------
     Income (loss) before
       provision (benefit) for
       income taxes and
       extraordinary gain.......         646           4,820           2,970            (7,790)            646
Provision (benefit) for income
  taxes.........................           0               0               0                 0               0
                                  -------------   -------------   -------------   ---------------   ------------
Income (loss) before
  extraordinary gain............         646           4,820           2,970            (7,790)            646
Extraordinary Gain..............       4,268               0               0                 0           4,268
                                  -------------   -------------   -------------   ---------------   ------------
          Net Income (loss).....     $ 4,914         $ 4,820         $ 2,970         $  (7,790)       $  4,914
                                  ==========      ==========      ==========       ===========       =========

                   J.M. PETERS COMPANY, INC. AND SUBSIDIARIES

                                   J.M. PETERS                        NON-                             TOTAL
                                  COMPANY, INC.   GUARANTORS(1)   GUARANTORS(2)   ELIMINATIONS(4)   CONSOLIDATED
                                  -------------   -------------   -------------   ---------------   ------------
STATEMENT OF CASH FLOWS
Net cash from (used in)
  Operating activities..........     $(1,581)        $ 6,932         $ 2,513         $       0        $  7,864
Net cash from (used in)
  Investing activities
  Acquisition of Durable........      (1,500)              0               0                 0          (1,500)
  Other.........................        (111)              0              (2)                0            (113)
                                  -------------   -------------   -------------   ---------------   ------------
          Net cash from (used
            in) Investment
            activities..........      (1,611)              0              (2)                0          (1,613)
                                  -------------   -------------   -------------   ---------------   ------------
Net cash from (used in)
  Financing activities
  Net borrowings (payments) from
     construction loans.........       1,593          (1,608)          3,815                 0           3,800
  Payments to parent company....      (1,702)              0               0                 0          (1,702)
  Minority interest in joint
     ventures...................         (69)         (2,670)         (5,063)                0          (7,802)
                                  -------------   -------------   -------------   ---------------   ------------
          Net cash from (used
            in) Financing
            activities..........        (178)         (4,278)         (1,248)                0          (5,704)
                                  -------------   -------------   -------------   ---------------   ------------
Net increase (decrease) in
  cash..........................      (3,370)          2,654           1,263                 0             547
Cash--beginning of period.......       8,650             365             439                 0           9,454
                                  -------------   -------------   -------------   ---------------   ------------
Cash--end of period.............     $ 5,280         $ 3,019         $ 1,702         $       0        $ 10,001
                                  ==========      ==========      ==========       ===========       =========


                See notes to supplemental guarantor information.

                   J.M. PETERS COMPANY, INC. AND SUBSIDIARIES

         AS OF AND FOR THE YEAR ENDED FEBRUARY 28, 1993 (IN THOUSANDS)


                                             J.M. PETERS
                                               COMPANY,           NON-                               TOTAL
                                               INC.(5)       GUARANTORS(2)    ELIMINATIONS(3)    CONSOLIDATED
                                            --------------   --------------   ----------------   -------------
BALANCE SHEET
Cash......................................     $  9,015         $    439          $      0         $   9,454
Inventories...............................       79,583           20,053                 0            99,636
Investments in partnerships and
  subsidiaries............................          443                0              (443)                0
Other.....................................        6,100              361                 0             6,461
                                            --------------   --------------   ----------------   -------------
          Total Assets....................     $ 95,141         $ 20,853          $   (443)        $ 115,551
                                            ===========      ===========      ============        ==========
Accounts Payable and Accrued
  Liabilities.............................     $  6,991         $    763          $      0         $   7,754
Notes Payable.............................       40,135                0                 0            40,135
Minority Interest.........................            0                0            19,647            19,647
Shareholders' Equity......................       48,015           20,090           (20,090)           48,015
                                            --------------   --------------   ----------------   -------------
          Total Liabilities & Equity......     $ 95,141         $ 20,853          $   (443)        $ 115,551
                                            ===========      ===========      ============        ==========
STATEMENT OF OPERATIONS
Revenues:
  Sales of homes and land.................     $ 72,148         $      0          $      0         $  72,148
  Interest and other income, net..........        3,470               84                 0             3,554
  Equity in income of partnerships and
     subsidiaries(3)......................         (185)               0               185                 0
                                            --------------   --------------   ----------------   -------------
          Total Revenues..................       75,433               84               185            75,702
                                            --------------   --------------   ----------------   -------------
Cost of homes and land....................       68,257                0                 0            68,257
Adjustments to carrying value of real
  estate projects and investments in
  partnerships............................       75,476                0                 0            75,476
Selling, general and administrative.......        9,495              269                 0             9,764
Interest..................................        8,538                0                 0             8,538
                                            --------------   --------------   ----------------   -------------
Income (loss) before provision for
  (benefit from) income taxes.............      (86,333)            (185)              185           (86,333)
Provision (benefit) for income taxes......       (1,792)               0                 0            (1,792)
                                            --------------   --------------   ----------------   -------------
          Net income (loss)...............     $(84,541)        $   (185)         $    185         $ (84,541)
                                            ===========      ===========      ============        ==========
STATEMENT OF CASH FLOWS
Net cash from Operating activities........     $ 57,666         $(19,682)         $      0         $  37,984
Net cash from Investing activities........         (195)               0                 0              (195)
Net cash from (used in) Financing
  activities
  Net payments on construction loans......      (22,401)               0                 0           (22,401)
  Net payments to parent company..........      (44,273)               0                 0           (44,273)
  Proceeds from partners..................            0           19,647                 0            19,647
                                            --------------   --------------   ----------------   -------------
          Net cash from (used in)
            Financing activities..........      (66,674)          19,647                 0           (47,027)
                                            --------------   --------------   ----------------   -------------
Net (decrease) in cash....................       (9,203)             (35)                0            (9,238)
Cash--beginning of period.................       18,218              474                 0            18,692
                                            --------------   --------------   ----------------   -------------
Cash--end of period.......................     $  9,015         $    439          $      0         $   9,454
                                            ===========      ===========      ============        ==========

                   J.M. PETERS COMPANY, INC. AND SUBSIDIARIES

              FOR THE YEAR ENDED FEBRUARY 28, 1992 (IN THOUSANDS)


                                             J.M. PETERS         NON-                               TOTAL
                                            COMPANY, INC.    GUARANTORS(6)   ELIMINATIONS(3)    CONSOLIDATED
                                            --------------   -------------   ----------------   -------------
STATEMENT OF OPERATIONS
Revenues:
  Sales of homes and land.................     $182,670        $       0         $      0         $ 182,670
  Interest and other income, net..........          989            1,285                0             2,274
  Equity in income of subsidiary..........          758                0             (758)                0
                                            --------------   -------------   ----------------   -------------
          Total Revenues..................      184,417            1,285             (758)          184,944
                                            --------------   -------------   ----------------   -------------
Cost of homes and land....................      170,329                0                0           170,329
Adjustments to carrying value of real
  estate projects and investments in
  partnerships............................       56,016                0                0            56,016
Selling, general and administrative.......       15,052              527                0            15,579
Interest..................................       14,691                0                0            14,691
                                            --------------   -------------   ----------------   -------------
Income (loss) before provision for
  (benefit from) income taxes.............      (71,671)             758             (758)          (71,671)
Provision (benefit) for income taxes......      (13,895)               0                0           (13,895)
                                            --------------   -------------   ----------------   -------------
          Net income (loss)...............     $(57,776)       $     758         $   (758)        $ (57,776)
                                            ===========       ==========     ============        ==========
STATEMENT OF CASH FLOWS
Net cash from Operating activities........     $104,608        $    (124)        $      0         $ 104,484
Net cash from Investing activities........          491                0                0               491
Net cash from (used in) financing
  activities
  Net payments on construction loans......     (101,473)               0                0          (101,473)
  Borrowings..............................        9,617                0                0             9,617
                                            --------------   -------------   ----------------   -------------
          Net cash from (used in)
            financing activities..........      (91,856)               0                0           (91,856)
                                            --------------   -------------   ----------------   -------------
Net increase (decrease) in cash...........       13,243             (124)               0            13,119
Cash--Beginning of period.................        4,975              598                0             5,573
                                            --------------   -------------   ----------------   -------------
Cash--End of period.......................     $ 18,218        $     474         $      0         $  18,692
                                            ===========       ==========     ============        ==========


                See notes to supplemental guarantor information.

                   J.M. PETERS COMPANY, INC. AND SUBSIDIARIES

          AS OF AND FOR THE QUARTER ENDED MAY 31, 1994 (IN THOUSANDS)


                                  (UNAUDITED)



                                   J.M. PETERS                        NON-                             TOTAL
                                  COMPANY, INC.   GUARANTORS(1)   GUARANTORS(2)   ELIMINATIONS(4)   CONSOLIDATED
                                  -------------   -------------   -------------   ---------------   ------------
BALANCE SHEET
Cash............................    $  63,492        $ 5,845         $ 2,342         $       0        $ 71,679
Inventories.....................       64,030         15,403          24,865                 0         104,298
Investment in Partnerships and
  subsidiaries(3)...............       10,292         14,306               0           (24,598)              0
Intercompany advances...........       22,924              0               0           (22,924)              0
Other...........................       16,491          4,131           1,502            (6,198)         15,926
                                  -------------   -------------   -------------   ---------------   ------------
          Total Assets..........    $ 177,229        $39,685         $28,709         $ (53,720)       $191,903
                                   ==========     ==========      ==========       ===========       =========
Accounts Payable and Accrued
  Liabilities...................    $   6,236        $ 6,504         $ 6,889         $  (1,543)         18,086
Intercompany advances...........            0         22,924               0           (22,924)              0
Notes Payable...................      109,956              0           2,310            (2,310)        109,956
Minority Interest...............            0              0               0             2,824           2,824
Shareholders' Equity............       61,037         10,257          19,510           (29,767)         61,037
                                  -------------   -------------   -------------   ---------------   ------------
          Total Liabilities &
            Equity..............    $ 177,229        $39,685         $28,709         $ (53,720)       $191,903
                                   ==========     ==========      ==========       ===========       =========
STATEMENT OF OPERATIONS
Revenues:
  Sales of homes and land.......    $   3,919        $ 6,966         $20,855         $       0        $ 31,740
  Interest and other income,
     net........................          159            508             829              (466)          1,030
Equity in income of partnerships
  and subsidiaries(3)...........        1,960            771               0            (2,731)              0
                                  -------------   -------------   -------------   ---------------   ------------
          Total Revenues........        6,038          8,245          21,684            (3,197)         32,770
                                  -------------   -------------   -------------   ---------------   ------------
Cost of homes and land..........        3,366          5,524          16,941              (466)         25,365
Selling, general and
  administrative................        1,343          1,429           1,773                 0           4,545
Interest........................            0              0               0                 0               0
Minority Interest...............            0              0           1,531                 0           1,531
                                  -------------   -------------   -------------   ---------------   ------------
Income (loss) before provision
  (benefit) for income taxes and
  extraordinary gain............        1,329          1,292           1,439            (2,731)          1,329
Provision (benefit) for income
  taxes.........................          462            313              88              (401)            462
                                  -------------   -------------   -------------   ---------------   ------------
Income (loss) before
  extroardinary gain............          867            979           1,351            (2,330)            867
Extraordinary Gain, Net.........        3,075              0               0                 0           3,075
                                  -------------   -------------   -------------   ---------------   ------------
          Net Income (loss).....    $   3,942        $   979         $ 1,351         $  (2,330)       $  3,942
                                   ==========     ==========      ==========       ===========       =========



STATEMENT OF CASH FLOWS
Net cash from (used in)
  Operating activities..........    $ (21,089)       $18,876         $ 3,983         $  (2,226)       $   (456)
Net cash from (used in)
  Investment activities.........       (3,230)             0               0                 0          (3,230)
Net cash from (used in)
  Financing activities:
  Net borrowings (payments) from
     construction loans.........      (14,008)        (4,915)         (3,520)            2,403         (20,040)
  Senior Unsecured Notes
     Payable....................       96,539              0               0                 0          96,539
  Minority interest in joint
     ventures...................            0        (11,135)            177              (177)        (11,135)
                                  -------------   -------------   -------------   ---------------   ------------
          Net cash from (used
            in) Financing
            activities..........       82,531        (16,050)         (3,343)            2,226          65,364
                                  -------------   -------------   -------------   ---------------   ------------
Net increase (decrease) in
  cash..........................       58,212          2,826             640                            61,678
Cash -- beginning of period.....        5,280          3,019           1,702                 0          10,001
                                  -------------   -------------   -------------   ---------------   ------------
Cash -- end of period...........    $  63,492        $ 5,845         $ 2,342                 0        $ 71,679
                                   ==========     ==========      ==========       ===========       =========



                See notes to supplemental guarantor information.

                   J.M. PETERS COMPANY, INC. AND SUBSIDIARIES

                  NOTES TO SUPPLEMENTAL GUARANTOR INFORMATION.

     (1) Guarantors include Durable Homes, Inc., J.M. Peters Nevada, Inc., and Peters Ranchland Company, Inc., all wholly-owned subsidiaries of J.M. Peters Company, Inc.

     (2) The non-guarantors include:

          (a) The limited partnerships in which Peters Ranchland Company, Inc., is general partner:

              - Ranchland Alicante Development, L.P.
              - Ranchland Montilla Development, L.P.
              - Ranchland Fairway Estates Development, L.P.
              - Ranchland Portola Development, L.P.

          (b) The limited partnerships in which Durable Homes, Inc., is general partner:

              - Las Hadas, L.P.
              - Plateau Venture, L.P.
              - Portraits Venture, L.P.
              - Taos Estates, L.P.

          (c) The wholly owned subsidiaries of J.M. Peters Company, Inc.:
              - Newport Design Center, Inc.
              - Capital Pacific Communities, Inc.
              - Durable Homes of California, Inc.

          (d) Fifty percent owned entities of J.M. Peters Company, Inc.:
              - Bayhill Escrow, Inc.
              - P.B. Partners


     (3) Investments in partnerships and subsidiaries are accounted for by the Company and the Guarantors on the equity method for purposes of the supplemental combining presentation.


     (4) The elimination entries eliminate investments in subsidiaries, partnerships and intercompany balances.

     (5) Includes immaterial accounts of Peters Ranchland Company, a wholly-owned subsidiary, as follows (in thousands):

            Total assets..................................................  $508
                                                                            ====
            Total shareholder's equity....................................  $ 21
                                                                            ====
            Net income....................................................  $ 21
                                                                            ====

     (6) Consists solely of Newport Design Center.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and
  Shareholder of Durable Homes, Inc.:

     We have audited the accompanying consolidated statements of income and cash flows of DURABLE HOMES, INC. and subsidiaries (a Nevada corporation) for the year ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Durable Homes, Inc. and subsidiaries for the year ended December 31, 1993, in conformity with generally accepted accounting principles.


                                          ARTHUR ANDERSEN LLP


Irvine, California
March 7, 1994

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholder of Durable Homes, Inc.:

     In our opinion, the accompanying statements of income and of cash flows present fairly, in all material respects, the results of operations and cash flows of Durable Homes, Inc. for the years ended December 31, 1991 and 1992, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the financial statements of Durable Homes, Inc. for any period subsequent to December 31, 1992.

PRICE WATERHOUSE LLP

Salt Lake City, Utah
February 25, 1993

                      DURABLE HOMES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                     FOR THE YEARS ENDED
                                                        ----------------------------------------------
                                                        DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                            1991             1992             1993
                                                        ------------     ------------     ------------
REVENUES (Note 1)
  Sales...............................................    $ 31,461         $ 35,977         $ 38,458
  Other...............................................          34              207              220
                                                        ------------     ------------     ------------
                                                            31,495           36,184           38,678
                                                        ------------     ------------     ------------
COSTS AND EXPENSES:
  Cost of sales.......................................      24,121           28,395           29,921
  Developer fees (Note 2).............................         234              175              174
  Selling, general and administrative.................       4,494            4,955            5,844
  Depreciation (Note 1)...............................          93              127               80
  Minority interest (Note 1)..........................          --               --              460
                                                        ------------     ------------     ------------
                                                            28,942           33,652           36,479
                                                        ------------     ------------     ------------
INCOME BEFORE TAXES...................................       2,553            2,532            2,199
PROVISION FOR INCOME TAXES (Note 1)...................          --               --               --
                                                        ------------     ------------     ------------
NET INCOME............................................    $  2,553         $  2,532         $  2,199
                                                        ==========       ==========       ==========

 The accompanying notes are an integral part of these consolidated statements.

                      DURABLE HOMES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                       FOR THE YEARS ENDED
                                                            ------------------------------------------
                                                            DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                                1991           1992           1993
                                                            ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..............................................    $  2,553       $  2,532       $  2,199
  Adjustments to reconcile net income to net cash (used
     in) provided by operating activities:
       Depreciation.......................................          93            127             80
       Loss on sale of property and equipment.............          --             22             --
       Gain on sale of other assets.......................         (29)            --             --
       Change in assets and liabilities
          (Increase) decrease in receivables..............          14           (206)           157
          (Increase) decrease in inventories..............       1,588         (5,174)        (2,829)
          (Increase) decrease in prepaid expenses and
            deposits......................................          36            (80)            --
          Decrease in other assets........................          --             50             --
          Increase (decrease) in construction payables....        (581)         1,578            (57)
          Decrease in accounts payable and accrued
            expenses......................................        (379)           (12)           (49)
                                                            ------------   ------------   ------------
            Net cash (used in) provided by operating
               activities.................................       3,295         (1,163)          (499)
                                                            ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.....................        (233)          (138)           (80)
  Proceeds from sale of other assets......................         218             38             --
  Purchase of other assets................................         (49)           (38)            --
  Payments received on notes receivable...................          79             --             --
  Issuance of notes receivable............................         (77)           (24)            --
                                                            ------------   ------------   ------------
            Net cash provided by (used in) investing
               activities.................................         (62)          (162)           (80)
                                                            ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings................................      24,779         33,382         31,789
  Repayment of borrowings.................................     (26,186)       (30,616)       (30,796)
  Distributions to shareholder............................      (2,198)        (2,481)        (1,915)
  Minority interest.......................................          --             --          2,007
                                                            ------------   ------------   ------------
            Net cash provided by (used in) financing
               activities.................................      (3,605)           285          1,085
                                                            ------------   ------------   ------------
NET INCREASE (DECREASE) IN CASH...........................    $   (372)      $ (1,040)      $    506
                                                            ==========     ==========     ==========

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

     Distributions to the shareholder of the Company during the year ended December 31, 1992 include receivables of $139,000, other assets of $35,000 and property and equipment of $56,000.

     Distributions to the former shareholder of the Company during the year ended December 31, 1993 include non cash amounts of $788,000.

 The accompanying notes are an integral part of these consolidated statements.

                      DURABLE HOMES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Durable Homes, Inc. (Durable) is engaged in the development, construction and sale of residential real estate. Effective September 1, 1993, all of the outstanding common stock of Durable was acquired by J.M. Peters Company, Inc. (J.M. Peters).

     During 1993, Durable entered into three joint venture arrangements as a general partner for the development of various real properties. Durable shares in the cash flows and the profits of these joint ventures in accordance with the percentages set forth in the respective agreements, which range from 100 percent to 55 percent. The limited partners receive a preferred return or a return of capital prior to Durable's receipt of cash from these joint ventures. Durable accrues for its respective share of profits, after any preferred returns to the limited partner, in accordance with its percentage interest in each of the joint ventures.

     The consolidated financial statements include the accounts of Durable and the three joint ventures. All significant intercompany balances have been eliminated in the consolidated financial statements. A summary of significant accounting policies follows:

  Inventories

     Inventories, comprising land held for development and single-family homes and condominiums under construction, are stated at the lower of cost or market.

  Property and equipment

     Property and equipment is stated at cost less accumulated depreciation. Depreciation is determined using accelerated methods over the useful lives of the assets which range from three to seven years. Expenditures for maintenance and repairs are charged to expense as incurred.

  Revenue recognition

     Revenue from the sale of residential properties is recognized when legal title passes to the purchaser at closing.

  Capitalized interest

     Interest on construction loans is capitalized in inventory during the development and construction period and relieved through cost of sales when the real estate is sold. During the years ended December 31, 1992 and 1993, total interest of $592,000 and $1,580,000, respectively, was incurred and capitalized.

  Income taxes

     For 1991 and 1992, Durable was taxed as a S-corporation whereby the income tax effects of Durable's activities accrued directly to the shareholder. Commencing September 1, 1993, the effective date of the acquisition of the common stock of Durable by J.M. Peters, Durable's taxable income is offset by the tax operating losses and net operating loss carry forwards of J.M. Peters.

 2.  DEVELOPER FEES

     Durable purchased certain undeveloped land from a corporation during the time that a director of Durable was a shareholder. As partial consideration for the purchase, Durable assigned to the corporation an undivided interest in the net profits derived from the sale of certain real estate. The corporation's share of net profits for the years ended December 31, 1991, 1992 and 1993 was $166,000, $115,000 and $174,000, respectively, and is included in developer fees.

                      DURABLE HOMES, INC. AND SUBSIDIARIES

     During 1991, Durable purchased the escrow position in certain undeveloped land from a corporation in which the brother of the shareholder of Durable was a shareholder. As partial consideration, Durable assigned to the corporation an undivided 20 percent interest in the net profits derived from the sale of certain inventories. All of the real estate was sold at December 31, 1992. The corporation's share of net profits for the year ended December 31, 1991 and 1992 was $68,000 and $60,000, respectively, and is included in developer fees.

 3.  PROFIT SHARING PLAN

     Durable administers a defined contribution profit sharing plan for eligible employees. Employees begin participating in the plan after completing one year of service and attaining the age of 21. Under the provisions of the plan, the Board of Directors determines the annual contribution to the plan. Profit sharing expense for each of the years ended December 31, 1991, 1992 and 1993 was $125,000, $125,000 and $75,000, respectively.

 4.  RELATED PARTY TRANSACTIONS

     Prior to the acquisition of Durable by J.M. Peters, Durable contracted for advertising services with an advertising agency in which shareholders had a minority interest. Advertising costs incurred for services rendered by the advertising agency for the years ended December 31, 1991, 1992 and 1993 were $235,000, $477,000 and $427,000, respectively.

     During 1993, prior to the acquisition of Durable by J.M. Peters, Durable distributed non-cash assets, aggregating $788,000, to the previous shareholder. The non cash assets distributed included advances and investments unrelated to the residential home building business, certain related party notes receivable and automobile equipment. The distribution was reflected as a reduction of shareholder's equity.

                              [J.M. PETERS LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses payable by the Company in connection with the offering of New Notes. All amounts are estimates except the registration fees.


            Registration fees.........................................  $  34,483
            Printing..................................................    100,000
            Legal expenses............................................     50,000
            Trustee's fees............................................      5,000
            Accounting fees...........................................     60,000
            Miscellaneous.............................................     10,000
                                                                        ---------
                      Total...........................................  $ 259,483


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Each of the Company's and each Guarantor's Certificate of Incorporation and Bylaws provide for indemnification of its directors, officers, employees and agents consistent with the provisions of Section 145 of the Delaware General Corporation Law (as to the Company, Peters Ranchland Company, Inc. and J.M. Peters Nevada, Inc.) and Section 78.751 of the Nevada General Corporation Law (as to Durable Homes, Inc).

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The Company's 12 3/4% Senior Notes due 2002 (the "Old Notes") were issued on May 13, 1994 for aggregate consideration of $100,000,000. Morgan Stanley & Co. Incorporated acted as placement agent with respect to the offering, which was made pursuant to Rule 144A.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:

    EXHIBIT
     NUMBER                                      DESCRIPTION
    --------     ----------------------------------------------------------------------------
        3.1 (a)  Certificate of Incorporation of the Company (incorporated by reference to
                 Exhibit 3.1 of the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1994).
      **3.1 (b)  Articles of Incorporation of Villa Bonita Oeste (now known as Durable Homes,
                 Inc.)
      **3.1 (c)  Certificate of Amendment of Articles of Incorporation of Villa Bonita Oeste
                 (changing name to Durable Homes, Inc.)
      **3.1 (d)  Certificate of Incorporation of Peters Ranchland Company, Inc.
      **3.1 (e)  Certificate of Incorporation of J.M. Peters Nevada, Inc.
        3.2 (a)  Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the
                 Company's Annual Report on Form 10-K for the fiscal year ended February 28,
                 1994).
      **3.2 (b)  Bylaws of Durable Homes, Inc.
      **3.2 (c)  Certificate of Amendment of the Restated Bylaws of Durable Homes, Inc.
      **3.2 (d)  Bylaws of Peters Ranchland Company, Inc.
      **3.2 (e)  Bylaws of J.M. Peters Nevada, Inc.
        4.1      Indenture agreement by and between J.M. Peters Company, Inc., as Issuer,
                 Durable Homes, Inc., J.M. Peters Nevada, Inc., and Peters Ranchland, Inc.,
                 as Guarantors, and United States Trust Company of New York, as Trustee,
                 dated as of May 13, 1994 (incorporated by reference to Exhibit 10.15 of
                 Registrant's Annual Report on Form 10-K for the fiscal year ended February
                 28, 1994).

    EXHIBIT
     NUMBER                                      DESCRIPTION
    --------     ----------------------------------------------------------------------------
        4.2      Notes Registration Rights Agreement by and between J.M. Peters Company, Inc.
                 and Morgan Stanley & Co. Incorporated dated as of May 13, 1994 (incorporated by reference to Exhibit 10.18 of Registrant's Annual Report on Form 10-K for
                 the fiscal year ended February 28, 1994).

        5.1      Opinion of Gibson, Dunn & Crutcher as to the legality of the New Notes.

       10.1      Agreement of Limited Partnership of Ranchland Fairway Development L.P., a
                 California limited partnership, dated as of August 12, 1992 by and between
                 Peters Ranchland Company Inc., a Delaware corporation, and IHP Investment
                 Fund I, L.P., a California limited partnership (incorporated by reference to
                 Exhibit 26 of Schedule 13D*).

       10.2      Agreement of Limited Partnership of Ranchland Montilla Development L.P., a
                 California limited partnership, dated as of August 12, 1992 by and between
                 Peters Ranchland Company Inc., a Delaware corporation, and IHP Investment
                 Fund I, L.P., a California limited partnership (incorporated by reference to
                 Exhibit 27 of Schedule 13D*).

       10.3      Agreement of Limited Partnership of Ranchland Portola Development L.P., a
                 California limited partnership, dated as of August 12, 1992 by and between
                 Peters Ranchland Company Inc., a Delaware corporation, and IHP Investment
                 Fund I, L.P., a California limited partnership (incorporated by reference to
                 Exhibit 28 of Schedule 13D*).

       10.4      Agreement of Limited Partnership of Ranchland Alicante Development L.P., a
                 California limited partnership, dated as of August 12, 1992 by and between
                 Peters Ranchland Company Inc., a Delaware corporation, and IHP Investment
                 Fund I, L.P., a California limited partnership (incorporated by reference to
                 Exhibit 29 of Schedule 13D*).

       10.5      First Amended and Completely Restated Agreement of Limited Partnership of
                 Ranchland Fairway Development L.P., a California Limited Partnership, dated as of May 19, 1993 by and between Peters Ranchland Company, Inc., a Delaware
                 Corporation, and IHP Investments Fund I, L.P., a California Limited
                 Partnership (incorporated by reference to Exhibit 10.8 of the Company's
                 Annual Report on Form 10-K for the fiscal year ended February 28, 1993).

       10.6      First Amended and Completely Restated Agreement of Limited Partnership of
                 Ranchland Montilla Development L.P., a California Limited Partnership, dated as of May 19, 1993 by and between Peters Ranchland Company, Inc., a Delaware
                 Corporation, and IHP Investment Fund I, L.P., a California Limited
                 Partnership (incorporated by reference to Exhibit 10.9 of the Company's
                 Annual Report on Form 10-K for the fiscal year ended February 28, 1993).

       10.7      First Amended and Completely Restated Agreement of Limited Partnership of
                 Ranchland Portola Development L.P., a California Limited Partnership, dated as of May 19, 1993 by and between Peters Ranchland Company, Inc., a Delaware
                 Corporation, and IHP Investment Fund I, L.P., a California Limited
                 Partnership (incorporated by reference to Exhibit 10.10 of the Company's
                 Annual Report on Form 10-K for the fiscal year ended February 28, 1993).

       10.8      First Amended and Completely Restated Agreement of Limited Partnership of
                 Ranchland Alicante Development L.P., a California Limited Partnership, dated as of May 19, 1993 by and between Peters Ranchland Company, Inc., a Delaware
                 Corporation, and IHP Investment Fund I, L.P., a California Limited
                 Partnership (incorporated by reference to Exhibit 10.11 of the Company's
                 Annual Report on Form 10-K for the fiscal year ended February 28, 1993).

       10.9      Form of Construction Loan Agreement by and between Ranchland Portola
                 Development L.P., a California Limited Partnership and IHP Investment Fund
                 I, L.P., a California Limited Partnership (incorporated by reference to
                 Exhibit 10.12 of the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1993).

       10.10     Form of Construction Loan Promissory Note by and between Ranchland Portola
                 Development L.P., a California Limited Partnership and IHP Investment Fund
                 I, L.P., a California Limited Partnership (incorporated by reference to
                 Exhibit 10.13 of the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1993).

    EXHIBIT
     NUMBER                                      DESCRIPTION
    --------     ----------------------------------------------------------------------------


       10.11     Form of Construction Deed of Trust, Assignment of Leases and Security
                 Agreement by and between Ranchland Portola Development L.P., a California
                 Limited Partnership and IHP Investment Fund I, L.P., a California Limited
                 Partnership (incorporated by reference to Exhibit 10.14 of the Company's
                 Annual Report on Form 10-K for the fiscal year ended February 28, 1993).
       10.12     Form of Land Loan Agreement by and between Ranchland Portola Development
                 L.P., a California Limited Partnership and IHP Investment Fund I, L.P., a
                 California Limited Partnership (incorporated by reference to Exhibit 10.15 of the Company's Annual Report on Form 10-K for the fiscal year ended
                 February 28, 1993).
       10.13     Form of Land Loan Promissory Note by and between Ranchland Portola
                 Development L.P., a California Limited Partnership and IHP Investment Fund
                 I, L.P., a California Limited Partnership (incorporated by reference to
                 Exhibit 10.16 of the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1993).
       10.14     Form of Land Deed of Trust, Assignment of Leases and Security Agreement by
                 and between Ranchland Portola Development L.P., a California Limited
                 Partnership and IHP Investment Fund I, L.P., a California Limited
                 Partnership (incorporated by reference to Exhibit 10.17 of the Company's
                 Annual Report on Form 10-K for the fiscal year ended February 28, 1993).
       10.15     Indenture agreement by and between J.M. Peters Company, Inc., as Issuer,
                 Durable Homes, Inc., J.M. Peters Nevada, Inc., and Peters Ranchland Company,
                 Inc., as Guarantors, and United States Trust Company of New York, as
                 Trustee, dated as of May 13, 1994 (incorporated by reference to Exhibit
                 10.15 of the Company's Annual Report on Form 10-K for the fiscal year ended
                 February 28, 1994).
       10.16     Warrant Agreement by and between J.M. Peters Company, Inc., and United
                 States Trust Company of New York, Warrant Agent, dated as of May 13, 1994
                 (incorporated by reference to Exhibit 10.16 of the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1994).
       10.17     Warrant Registration Rights Agreement by and between J.M. Peters Company,
                 Inc., and Morgan Stanley & Co. Incorporated dated as of May 13, 1994
                 (incorporated by reference to Exhibit 10.17 of the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1994).
       10.18     Notes Registration Rights Agreement by and between J.M. Peters Company,
                 Inc., and Morgan Stanley & Co. Incorporated dated as of May 13, 1994
                 (incorporated by reference to Exhibit 10.18 of the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1994).
     **10.19     Loan Agreement by and between J.M. Peters Company, Inc. and Bank One
                 Arizona, N.A. dated as of May 12, 1994.
       10.20     First Supplemental Indenture by and among J.M. Peters Company, Inc., as
                 Issuer, Durable Homes, Inc., J.M. Peters Nevada, Inc. and Peters Ranchland
                 Company, Inc., as Guarantors, and United States Trust Company of New York,
                 as Trustee, dated as of September 19, 1994.
       21.1      Subsidiaries of the Company.
       23.1      Independent Auditor's Consent of Arthur Andersen LLP.
       23.2      Independent Auditor's Consent of Kenneth Leventhal & Company.
       23.3      Independent Auditor's Consent of Price Waterhouse LLP.
       23.4      Independent Auditor's Consent of Arthur Andersen LLP.
       23.5      Consent of Gibson, Dunn & Crutcher (included in their opinion filed as
                 Exhibit 5.1).
       24.1      Power of Attorney (included on pages II-5 to II-8).
     **25.1      United States Trust Company of New York Form T-1 Statement of Eligibility
                 Under the Trust Indenture Act of 1939 of a Corporation Designated to Act as
                 a Trustee.
     **99.1      Form of Letter of Transmittal.
     **99.2      Form of Notice of Guaranteed Delivery.
     **99.3      Form of Letter to Holders.
     **99.4      Company's Letter to the Securities and Exchange Commission

    EXHIBIT
     NUMBER                                      DESCRIPTION
    --------     ----------------------------------------------------------------------------
       99.5      Company's Letter to the Securities and Exchange Commission regarding guarantor subsidiary financial information.


- ---------------
  * "Schedule 13D" means the Schedule 13D filed with the Securities and Exchange Commission on August 21, 1992 by Capital Pacific Homes, Inc., Hadi Makarechian, Barbara Makarechian and Dale Dowers, as a group, reporting beneficial ownership in excess of 5% of J.M. Peters Company, Inc.

 ** Previously filed.


     (b) Financial Statement Schedules:


     All schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the applicable instructions or are inapplicable and therefore have been omitted.

ITEM 17. UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company or any Guarantor pursuant to the provisions described under Item 14 or otherwise, the Company and each Guarantor has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company or any Guarantor of expenses incurred or paid by a director, officer or controlling person of the Company or any Guarantor in the successful defense of any action, suit or proceeding) is asserted by such director, officer nor controlling person in connection with the securities being registered, the Company or such Guarantor will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (b) The Company and each Guarantor hereby undertakes that:

          (1) Each undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), each registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) Each registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on September 19, 1994.


                                          J. M. PETERS COMPANY, INC.

                                          By:     /s/  HADI MAKARECHIAN*
                                              ------------------------------
                                                     Hadi Makarechian
                                             Chairman of the Board and Chief
                                                    Executive Officer

                               POWER OF ATTORNEY


     We, the undersigned directors and officers of J.M. Peters Company, Inc., and each of us, do hereby constitute and appoint Hadi Makarechian, Dale Dowers and Gregory R. Petersen, or any one of them, our true and lawful attorneys and agents, each with power of substitution, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, as said attorneys and agents, or any one of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically but without limitation, the power and authority to sign for us or any of us our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that the said attorneys and agents, or his substitute or substitutes, or any one of them, shall do or cause to be done by virtue hereof.



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 19, 1994.



                     NAME                                            TITLE
- -----------------------------------------------   --------------------------------------------
           /s/   HADI MAKARECHIAN*                Chairman of the Board and
        ---------------------------------            Chief Executive Officer
                 Hadi Makarechian                    (Principal Executive Officer)

           /s/   DALE DOWERS*                     President, Chief Operating Officer and
        ---------------------------------            Director
                  Dale Dowers

           /s/   GREGORY R. PETERSEN              Vice President and Chief Financial Officer
        ---------------------------------            (Principal Financial and Accounting
                Gregory R. Petersen                  Officer)

           /s/   WILLIAM A. FUNK                  Director
        ---------------------------------
                 William A. Funk

                                                  Director
        ---------------------------------
                  Allan Acree

                                                  Director
        ---------------------------------
                  Karl Kaiser

       *By:   /s/    GREGORY R. PETERSEN
            ------------------------------
                 Gregory R. Petersen
                   Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Durable Homes, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on September 19, 1994.


                                          DURABLE HOMES, INC.


                                          By:   /s/   HADI MAKARECHIAN*
                                              -----------------------------
                                                      Hadi Makarechian
                                                   Chairman of the Board


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 19, 1994.



                     NAME                                            TITLE
- -----------------------------------------------   --------------------------------------------
           /s/   HADI MAKARECHIAN*                Chairman of the Board and Director
       ------------------------------------          (Principal Executive Officer)
               Hadi Makarechian

           /s/   DALE DOWERS*                     Vice Chairman of the Board
       ------------------------------------
               Dale Dowers

           /s/   DUANE CERNIGLIA*                 President, Chief Operating Officer and
       ------------------------------------          Director
               Duane Cerniglia

          /s/    MARQUIS L. CUMMINGS*             Secretary and Director
       ------------------------------------
              Marquis L. Cummings


          /s/    JAMES H. CEDERQUIST*             Chief Financial Officer, Treasurer,
       ------------------------------------          Assistant Secretary and Director
              James H. Cederquist                    (Principal Financial and Accounting
                                                     Officer)



*By:   /s/  GREGORY R. PETERSEN
     -----------------------------
            Gregory R. Petersen
              Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Peters Ranchland Company, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on September 19, 1994.


                                          PETERS RANCHLAND COMPANY, INC.


                                          By:   /s/   HADI MAKARECHIAN*
                                              ------------------------------
                                                      Hadi Makarechian
                                                 Chairman of the Board and
                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 19, 1994.



                     NAME                                            TITLE
- -----------------------------------------------   --------------------------------------------
           /s/  HADI MAKARECHIAN*                 Chairman of the Board and Chief Executive
       ----------------------------------            Officer (Principal Executive Officer)
              Hadi Makarechian

          /s/   GREGORY R. PETERSEN               Vice President, Chief Financial Officer and
       ----------------------------------            Secretary (Principal Financial and
              Gregory R. Petersen                    Accounting Officer)




*By:   /s/  GREGORY R. PETERSEN
     -------------------------------
            Gregory R. Petersen
             Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, J.M. Peters Nevada, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on September 19, 1994.


                                          J.M. PETERS NEVADA, INC.


                                          By:     /s/  HADI MAKARECHIAN*
                                               -----------------------------
                                                      Hadi Makarechian
                                                   Chairman of the Board


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 19, 1994.



                     NAME                                            TITLE
- -----------------------------------------------   --------------------------------------------
           /s/   HADI MAKARECHIAN*                Chairman of the Board
        ------------------------------------         (Principal Executive Officer)
               Hadi Makarechian

           /s/   DALE DOWERS*                     Secretary, Treasurer and Director
        ------------------------------------
                Dale Dowers


           /s/   MARQUIS L. CUMMINGS*             President and Director
        ------------------------------------
              Marquis L. Cummings


           /s/   GREGORY R. PETERSEN*             Chief Financial Officer and Director
        ------------------------------------         (Principal Financial and Accounting
              Gregory R. Petersen                    Officer)


       *By:     /s/  GREGORY R. PETERSEN
            --------------------------------
                  Gregory R. Petersen
                   Attorney-in-fact

                                 EXHIBIT INDEX

                                                                                     SEQUENTIALLY
    EXHIBIT                                                                            NUMBERED
     NUMBER                                 DESCRIPTION                                  PAGE
    --------     ------------------------------------------------------------------  ------------
        3.1 (a)  Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company's Annual Report on Form
                 10-K for the fiscal year ended February 28, 1994).

      **3.1 (b)  Articles of Incorporation of Villa Bonita Oeste (now known as
                 Durable Homes, Inc.)

      **3.1 (c)  Certificate of Amendment of Articles of Incorporation of Villa
                 Bonita Oeste (changing name to Durable Homes, Inc.)

      **3.1 (d)  Certificate of Incorporation of Peters Ranchland Company, Inc.

      **3.1 (e)  Certificate of Incorporation of J.M. Peters Nevada, Inc.

        3.2 (a)  Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company's Annual Report on Form 10-K for the fiscal year ended
                 February 28, 1994).

      **3.2 (b)  Bylaws of Durable Homes, Inc.

      **3.2 (c)  Certificate of Amendment of the Restated Bylaws of Durable Homes,
                 Inc.

      **3.2 (d)  Bylaws of Peters Ranchland Company, Inc.

      **3.2 (e)  Bylaws of J.M. Peters Nevada, Inc.

        4.1      Indenture agreement by and between J.M. Peters Company, Inc., as
                 Issuer, Durable Homes, Inc., J.M. Peters Nevada, Inc., and Peters
                 Ranchland, Inc., as Guarantors, and United States Trust Company of
                 New York, as Trustee, dated as of May 13, 1994 (incorporated by reference to Exhibit 10.15 of Registrant's Annual Report on Form
                 10-K for the fiscal year ended February 28, 1994).

        4.2      Notes Registration Rights Agreement by and between J.M. Peters
                 Company, Inc. and Morgan Stanley & Co. Incorporated dated as of
                 May 13, 1994 (incorporated by reference to Exhibit 10.18 of
                 Registrant's Annual Report on Form 10-K for the fiscal year ended
                 February 28, 1994).

        5.1      Opinion of Gibson, Dunn & Crutcher as to the legality of the New
                 Notes.

       10.1      Agreement of Limited Partnership of Ranchland Fairway Development
                 L.P., a California limited partnership, dated as of August 12,
                 1992 by and between Peters Ranchland Company Inc., a Delaware corporation, and IHP Investment Fund I, L.P., a California limited partnership (incorporated by reference to Exhibit 26 of Schedule
                 13D*).

       10.2      Agreement of Limited Partnership of Ranchland Montilla Development
                 L.P., a California limited partnership, dated as of August 12,
                 1992 by and between Peters Ranchland Company Inc., a Delaware corporation, and IHP Investment Fund I, L.P., a California limited partnership (incorporated by reference to Exhibit 27 of Schedule
                 13D*).

       10.3      Agreement of Limited Partnership of Ranchland Portola Development
                 L.P., a California limited partnership, dated as of August 12,
                 1992 by and between Peters Ranchland Company Inc., a Delaware corporation, and IHP Investment Fund I, L.P., a California limited partnership (incorporated by reference to Exhibit 28 of Schedule
                 13D*).

       10.4      Agreement of Limited Partnership of Ranchland Alicante Development
                 L.P., a California limited partnership, dated as of August 12,
                 1992 by and between Peters Ranchland Company Inc., a Delaware corporation, and IHP Investment Fund I, L.P., a California limited partnership (incorporated by reference to Exhibit 29 of Schedule
                 13D*).

       10.5      First Amended and Completely Restated Agreement of Limited
                 Partnership of Ranchland Fairway Development L.P., a California
                 Limited Partnership, dated as of May 19, 1993 by and between
                 Peters Ranchland Company, Inc., a Delaware Corporation, and IHP
                 Investments Fund I, L.P., a California Limited Partnership
                 (incorporated by reference to Exhibit 10.8 of the Company's Annual
                 Report on Form 10-K for the fiscal year ended February 28, 1993).
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       10.6      First Amended and Completely Restated Agreement of Limited
                 Partnership of Ranchland Montilla Development L.P., a California
                 Limited Partnership, dated as of May 19, 1993 by and between
                 Peters Ranchland Company, Inc., a Delaware Corporation, and IHP
                 Investment Fund I, L.P., a California Limited Partnership
                 (incorporated by reference to Exhibit 10.9 of the Company's Annual
                 Report on Form 10-K for the fiscal year ended February 28, 1993).

       10.7      First Amended and Completely Restated Agreement of Limited
                 Partnership of Ranchland Portola Development L.P., a California
                 Limited Partnership, dated as of May 19, 1993 by and between Peters Ranchland Company, Inc., a Delaware Corporation, and IHP
                 Investment Fund I, L.P., a California Limited Partnership
                 (incorporated by reference to Exhibit 10.10 of the Company's
                 Annual Report on Form 10-K for the fiscal year ended February 28,
                 1993).

       10.8      First Amended and Completely Restated Agreement of Limited
                 Partnership of Ranchland Alicante Development L.P., a California
                 Limited Partnership, dated as of May 19, 1993 by and between Peters Ranchland Company, Inc., a Delaware Corporation, and IHP
                 Investment Fund I, L.P., a California Limited Partnership
                 (incorporated by reference to Exhibit 10.11 of the Company's
                 Annual Report on Form 10-K for the fiscal year ended February 28,
                 1993).

       10.9      Form of Construction Loan Agreement by and between Ranchland
                 Portola Development L.P., a California Limited Partnership and IHP
                 Investment Fund I, L.P., a California Limited Partnership
                 (incorporated by reference to Exhibit 10.12 of the Company's
                 Annual Report on Form 10-K for the fiscal year ended February 28,
                 1993).

       10.10     Form of Construction Loan Promissory Note by and between Ranchland
                 Portola Development L.P., a California Limited Partnership and IHP
                 Investment Fund I, L.P., a California Limited Partnership
                 (incorporated by reference to Exhibit 10.13 of the Company's
                 Annual Report on Form 10-K for the fiscal year ended February 28,
                 1993).

       10.11     Form of Construction Deed of Trust, Assignment of Leases and
                 Security Agreement by and between Ranchland Portola Development
                 L.P., a California Limited Partnership and IHP Investment Fund I,
                 L.P., a California Limited Partnership (incorporated by reference to Exhibit 10.14 of the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1993).

       10.12     Form of Land Loan Agreement by and between Ranchland Portola
                 Development L.P., a California Limited Partnership and IHP
                 Investment Fund I, L.P., a California Limited Partnership
                 (incorporated by reference to Exhibit 10.15 of the Company's
                 Annual Report on Form 10-K for the fiscal year ended February 28,
                 1993).

       10.13     Form of Land Loan Promissory Note by and between Ranchland Portola
                 Development L.P., a California Limited Partnership and IHP
                 Investment Fund I, L.P., a California Limited Partnership
                 (incorporated by reference to Exhibit 10.16 of the Company's
                 Annual Report on Form 10-K for the fiscal year ended February 28,
                 1993).

       10.14     Form of Land Deed of Trust, Assignment of Leases and Security
                 Agreement by and between Ranchland Portola Development L.P., a
                 California Limited Partnership and IHP Investment Fund I, L.P., a
                 California Limited Partnership (incorporated by reference to
                 Exhibit 10.17 of the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1993).

       10.15     Indenture agreement by and between J.M. Peters Company, Inc., as
                 Issuer, Durable Homes, Inc., J.M. Peters Nevada, Inc., and Peters
                 Ranchland Company, Inc., as Guarantors, and United States Trust
                 Company of New York, as Trustee, dated as of May 13, 1994
                 (incorporated by reference to Exhibit 10.15 of the Company's
                 Annual Report on Form 10-K for the fiscal year ended February 28,
                 1994).
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
       10.16     Warrant Agreement by and between J.M. Peters Company, Inc., and
                 United States Trust Company of New York, Warrant Agent, dated as of May 13, 1994 (incorporated by reference to Exhibit 10.16 of the
                 Company's Annual Report on Form 10-K for the fiscal year ended
                 February 28, 1994).
       10.17     Warrant Registration Rights Agreement by and between J.M. Peters
                 Company, Inc., and Morgan Stanley & Co. Incorporated dated as of
                 May 13, 1994 (incorporated by reference to Exhibit 10.17 of the
                 Company's Annual Report on Form 10-K for the fiscal year ended
                 February 28, 1994).
       10.18     Notes Registration Rights Agreement by and between J.M. Peters
                 Company, Inc., and Morgan Stanley & Co. Incorporated dated as of
                 May 13, 1994 (incorporated by reference to Exhibit 10.18 of the
                 Company's Annual Report on Form 10-K for the fiscal year ended
                 February 28, 1994).
     **10.19     Loan Agreement by and between J.M. Peters Company, Inc. and Bank
                 One Arizona, N.A. dated as of May 12, 1994.
       10.20     First Supplemental Indenture by and among J.M. Peters Company,
                 Inc., as Issuer, Durable Homes, Inc., J.M. Peters Nevada, Inc. and
                 Peters Ranchland Company, Inc., as Guarantors, and United States
                 Trust Company of New York, as Trustee, dated as of September 19,
                 1994.
       21.1      Subsidiaries of the Company.
       23.1      Independent Auditor's Consent of Arthur Andersen LLP.
       23.2      Independent Auditor's Consent of Kenneth Leventhal & Company.
       23.3      Independent Auditor's Consent of Price Waterhouse LLP.
       23.4      Independent Auditor's Consent of Arthur Andersen LLP.
       23.5      Consent of Gibson, Dunn & Crutcher (included in their opinion filed as Exhibit 5.1).
       24.1      Power of Attorney (included on pages II-5 to II-8).
     **25.1      United States Trust Company of New York Form T-1 Statement of
                 Eligibility Under the Trust Indenture Act of 1939 of a Corporation
                 Designated to Act as a Trustee.
     **99.1      Form of Letter of Transmittal.
     **99.2      Form of Notice of Guaranteed Delivery.
     **99.3      Form of Letter to Holders.
     **99.4      Company's Letter to the Securities and Exchange Commission
       99.5      Company's Letter to the Securities and Exchange Commission
                 regarding guarantor subsidiary financial information.
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- ---------------
  * "Schedule 13D" means the Schedule 13D filed with the Securities and Exchange
    Commission on August 21, 1992 by Capital Pacific Homes, Inc., Hadi
    Makarechian, Barbara Makarechian and Dale Dowers, as a group, reporting beneficial ownership in excess of 5% of J.M. Peters Company, Inc.

 ** Previously filed.